As filed with the U.S. Securities and Exchange Commission on June 12, 2026

Registration No. 333-290927

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Envoy Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3842	86-1369123
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4875 White Bear Parkway

White Bear Lake, MN 55110

Tel: (877) 900-3277

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brent T. Lucas

Chief Executive Officer

Envoy Medical, Inc.

4875 White Bear Parkway

White Bear Lake, MN 55110

Tel: (877) 900-3277
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrew Nick
Fredrikson & Byron, P.A.

60 South Sixth Street; Suite 1500

Minneapolis, MN 55402
Phone: (612) 492-7000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-290927) (the “Registration Statement”), as originally filed on October 17, 2025 and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2025, is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on March 23, 2026, and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement on October 17, 2025.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 12, 2026

PRELIMINARY PROSPECTUS

15,116,472 Shares of Class A Common Stock

The selling securityholders of Envoy Medical, Inc. (“Envoy Medical,” “we,” “us” or the “Company”) listed under the heading “Selling Securityholders” in this prospectus may offer and resell under this prospectus up to 15,116,472 shares of our Class A Common Stock, par value $0.0001 per share (“Common Stock”) consisting of (i) up to 5,725,206 shares of our Common Stock (the “September Warrant Shares”) issuable upon exercise of warrants issued in a private placement that closed on September 23, 2025 (the “September Private Placement Warrants”) at an exercise price of $1.31 per share, (ii) up to 9,022,572 shares of our Common Stock (the “October Warrant Shares”) issuable upon exercise of warrants issued in a private placement that closed on October 9, 2025 (the “October Private Placement Warrants” and, together with the September Private Placement Warrants, the “Private Warrants”) at an exercise price of $1.33 per share, (iii) up to 143,130 shares of our Common Stock (the “September Placement Agent Warrant Shares”) issuable upon exercise of warrants issued pursuant to the Letter Agreement (defined below) (the “September Placement Agent Warrants”) at an exercise price of $1.6375 per share, and (iv) up to 225,564 shares of our Common Stock (the “October Placement Agent Warrant Shares,” and, together with the September Placement Agent Warrants Shares, the “Placement Agent Warrant Shares”) issuable upon exercise of warrants issued pursuant to the Letter Agreement (defined below) (the “October Placement Agent Warrants,” and, together with the September Placement Agent Warrants, the “Placement Agent Warrants”) at an exercise price of $1.6625 per share. The Private Warrants and the Placement Agent Warrants (collectively, the “Warrants”) are currently exercisable.

The selling securityholders who are holders of the Private Warrants acquired from us pursuant to securities purchase agreements dated September 22, 2025 and October 7, 2025, respectively (the “Purchase Agreements”). The selling securityholders that are holders of the Placement Agent Warrants acquired the Placement Agent Warrants from us pursuant to a letter agreement, dated September 17, 2025 (as amended to date, the “Letter Agreement”), by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”).

We are registering the resale of the Private Warrant Shares and Placement Agent Warrant Shares (together, the “Warrant Shares”) covered by this prospectus as required by the terms of the Purchase Agreements. The selling securityholders will receive all of the proceeds from any sales of the Warrant Shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants.

The selling securityholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling securityholders will offer or sell any of the shares. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 38 of this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “COCH.” The last reported sale price of our Common Stock on June 8, 2026 was $0.68 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, we are subject to reduced public company reporting requirements.

Investing in our Common Stock is highly speculative and involves a significant degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 7 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2026.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The selling securityholders named in this prospectus may sell up to 15,116,472 shares of our Class A Common Stock, par value $0.0001 pe share (“Common Stock”) previously issued and issuable upon exercise of warrants to purchase shares of our Common Stock from time to time. This prospectus also covers any shares of Common Stock that may become issuable as a result of share splits, share dividends, or similar transactions. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

We have not, and the selling securityholders have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, the documents incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling securityholders are offering to sell, and seeking offers to buy, shares of our Common Stock only under circumstances and in jurisdictions where it is lawful to do so. The selling securityholders are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Unless the context otherwise requires, “Envoy Medical,” “COCH,” the “Company,” “we,” “us,” “our” and similar terms refer to Envoy Medical, Inc.

INDUSTRYAND MARKET DATA

This prospectus and the documents incorporated by reference herein includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information

TRADEMARKS

This prospectus contains, and any amendment or any prospectus supplement may contain, references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names, referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed audited and unaudited financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Our Company

We are a hearing health company focused on providing innovative medical technologies across the hearing loss spectrum. Our technologies are designed to shift the paradigm within the hearing industry and bring both providers and patients the hearing devices they desire. Founded in 1995, our vision is to create fully implanted hearing devices that leverage the natural ear - not an artificial microphone - to pick up sound. In recent years, we have focused almost exclusively on developing the fully implanted Acclaim® cochlear implant (the “Acclaim CI”), our lead product candidate.

We believe that the Acclaim CI is a first-of-its-kind cochlear implant. Our fully implanted technology includes a sensor designed to leverage the natural anatomy of the ear instead of a microphone to capture sound. The Acclaim CI is designed to address severe to profound sensorineural hearing loss that is not adequately addressed by hearing aids. The Acclaim CI will only be indicated for adults who have been deemed adequate candidates by a qualified physician. The Acclaim CI received the Breakthrough Device Designation from the United States Food and Drug Administration (the “FDA”) in 2019.

Our first product, the Esteem® Fully Implanted Active Middle Ear Implant (“Esteem FI-AMEI”), received FDA approval in 2010. The Esteem FI-AMEI is a fully implanted active middle ear hearing device and remains the only FDA approved fully implanted hearing device in the US market. Unfortunately, the Esteem FI-AMEI failed to gain commercial traction, primarily due to a lack of reimbursement or insurance coverage from third-party payors.

Despite the commercial challenges, approximately 1,000 Esteem FI-AMEI devices were implanted. Some devices were implanted in the early 2000s during clinical trials, providing Envoy Medical with over two decades of experience with our implantable sensor technology. Throughout our experience, our sensor technology proved a viable alternative and robust option to external or implanted microphones.

In late 2015, we made the decision to shift our focus from the Esteem FI-AMEI to a new product that would leverage our sensor technology and incorporate it into a cochlear implant. As a result, we now have the Acclaim CI, a fully implanted cochlear implant. We believe that Acclaim CI gives us the opportunity to disrupt the existing cochlear implant market. The cochlear implant market is one that already has established market acceptance and reimbursement pathways. In the United States, before we can market a new Class III medical device, like the Acclaim CI, we must first receive FDA approval via the premarket application approval process.

The Investigational Device Exemption (“IDE”) to begin a pivotal clinical study on the fully implanted Acclaim CI was granted by the FDA in October of 2024. Seven investigational sites were selected prior to the end of 2024. To date, five of the seven investigational sites have received Institutional Review Board (“IRB”) approvals and been successfully activated. The two remaining sites are waiting for IRB approval and activation.

The IDE was approved as a “staged” clinical trial with the first stage allowing enrollment of 10 study participants. All 10 patients in the first stage were implanted, activated, and completed 3 month follow up visits. Envoy Medical requested and received approval to proceed to the second stage based on the initial three-month data from the 10 stage one study participants. Envoy Medical has now implanted all of the 56 stage two patients and is beginning to gather data from follow-up visits.

Each implanted study participant will be followed through their 12-month visit. After all 56 patients have been through their 12-month visits, the data will be collected and analyzed in accordance with the clinical study protocol and statistical analysis plan. Upon finalization of the results, Envoy Medical intends to submit a Premarket Approval (“PMA”) application to the FDA. The FDA will have 180 days to review the PMA unless a panel review is requested. If a panel review is requested, it may add several months of additional review time to the PMA. As a result, Envoy Medical currently anticipates obtaining the FDA’s decision on our PMA at some point within the second half of 2027 or first half of 2028, depending on the FDA’s review process and timeline.

The FDA approval process is uncertain and there can be no guarantees of whether the Acclaim CI will ever successfully receive FDA approval. In addition, we cannot predict the effects that changes to federal regulatory staffing, funding, and policies and procedures will have on the timeline and ultimate FDA approval decision. As a result, we cannot guarantee that we will receive FDA approval on a specific timeline, or at all.

We had a net losses of $4.4 million and $5.0 million for the three months ended March 31, 2026 and 2025, respectively, and $23.8 million and $20.8 million for the years ended December 31, 2025 and 2024, respectively, and had an accumulated deficit of $313.4 million and $284.7 million as of December 31, 2025 and December 31, 2024, respectively. We have funded our operations to date primarily through the issuance of equity securities, term debt and convertible debt. We expect to continue to incur net losses for the foreseeable future, and expect our research and development expenses, sales and marketing expenses, general and administrative expenses, and capital expenditures will continue to increase. In particular, we expect our expenses to increase as we continue our development of the Acclaim CI and seek the necessary regulatory approvals for our product candidate, as well as hire additional personnel, pay fees to outside consultants, attorneys and accountants, and incur other increased costs associated with being a public company. In addition, if and when we seek and obtain regulatory approval to commercialize the Acclaim CI in the United States, we will also incur increased expenses in connection with commercialization and marketing of such product. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials, if any, and our expenditures on other research and development activities. We anticipate that our expenses will increase significantly in connection with our ongoing activities, if and as we:

●	continue our research and development efforts for the Acclaim CI product candidate, including through clinical trials;

●	seek additional regulatory and marketing approvals in jurisdictions outside the United States;

●	establish a sales, marketing and distribution infrastructure to commercialize our product candidate;

●	rely on our third-party suppliers and manufacturers to obtain adequate supply of materials and components for our products;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidate;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to identify, hire, and retain additional skilled personnel;

●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts; and

●	experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

●	We expect that our financial performance may fluctuate significantly from quarter-to-quarter and year-to-year due to the development status of our Acclaim CI product and our efforts to obtain regulatory approval and commercialize the Acclaim CI product.

The Acclaim CI has not yet been approved for sale. We do not expect to generate any product sales unless and until we successfully complete development and obtain regulatory approval for our product candidate. If we obtain regulatory approval for the Acclaim CI, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. As a result, until such time, if ever, that we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies, including our research and development activities. If we are unable to raise capital, we will need to delay, reduce, or terminate planned activities to reduce costs.

Recent Developments

Nasdaq Minimum Bid Price Requirement

On November 19, 2025, the Company received a staff determination notice (the “Initial Notice”) from the Nasdaq Listing Qualifications Department (“Nasdaq”), informing the Company that its Common Stock had failed to comply with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market (the “Capital Market”) under Nasdaq Listing Rule 5550(a)(2) for the 30 consecutive business days prior to the date of the Initial Notice.

On May 18, 2026, the Company received an additional staff determination notice (the “Subsequent Notice”) from the Nasdaq, informing the Company that its Common Stock had failed to comply with the $1.00 minimum bid price required for continued listing on The Capital Market under Nasdaq Listing Rule 5550(a)(2) during the 180 calendar day-period following the Initial Notice. The Company requested an additional 180 day extension to gain compliance, which request included written notice to Nasdaq of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

The Subsequent Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Capital Market. On May 19, 2026, the Company was granted an additional compliance period of 180 calendar days, or until November 16, 2026 (the “Compliance Date”), to regain compliance with the minimum bid price requirement under Nasdaq Listing Rule 5810(c)(3)(A). To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days prior to the Compliance Date.

However, if the Company does not regain compliance by November 16, 2026, Nasdaq will notify the Company of its determination to delist the Common Stock, at which point the Company would have an opportunity to appeal the delisting determination to a Nasdaq Hearings Panel.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation.

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is $1.235 billion or more, or our non-convertible debt issued within a three year period exceeds $1 billion, or the market value of our shares of Common Stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Smaller Reporting Company

We are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

Corporate Information

Our public company entity was incorporated under the laws of the State of Delaware in December 2020. Our principal executive offices are located at 4875 White Bear Parkway, White Bear Lake, MN 55110. Our telephone number is (877) 900-3277. Our website address is www.envoymedical.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact contained in this prospectus, including statements as to future results of operations and financial position, revenue and other metrics, products, business strategy and plans, objectives of management for future operations of the Company, market size and growth, competitive position and technological and market trends, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. Nothing in this prospectus should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on these forward-looking statements. The Company does not give any assurance that it will achieve its expected results and does not undertake any duty to update these forward-looking statements, except as required by law.

●	The Company’s financial performance;

●	Changes in the market price of shares of our Common Stock;

●	Unpredictability in the medical device industry, the regulatory process to approve medical devices, and the clinical development process of the Company’s products;

●	Potential need to make design changes to products to meet desired safety and efficacy endpoints;

●	Changes in federal or state reimbursement policies that would adversely affect sales of the Company’s products;

●	Introduction of other scientific advancements, including gene therapy or pharmaceuticals, that may impact the need for hearing devices such as cochlear implants or fully implanted active middle ear implants;

●	Competition in the medical device industry, and the failure to introduce new products and services in a timely manner or at competitive prices to compete successfully against competitors;

●	Disruptions in relationships with the Company’s suppliers, or disruptions in the Company’s own production capabilities for some of the key components and materials of its products;

●	Changes in the need for capital and the availability of financing and capital to fund these needs;

●	Changes in interest rates or rates of inflation;

●	Changes in tariff regulations, duties, and tax requirements;

●	Legal, regulatory and other proceedings that could be costly and time-consuming to defend;

●	Changes in applicable laws or regulations, or the application thereof on the Company;

●	A loss of any of the Company’s key intellectual property rights or failure to adequately protect intellectual property rights;

●	The Company’s ability to maintain the listing of its securities on Nasdaq;

●	The effects of catastrophic events, including war, terrorism and other international conflicts; and

●	Other risks and uncertainties indicated in this prospectus supplement, including those set forth under the section entitled “Risk Factors.”

THE OFFERING

Shares of Common Stock that May be Offered by the Selling Securityholders	Up to 15,116,472 shares of our Common Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling securityholders. However, if all of the warrants were exercised for cash, we would receive gross proceeds of approximately $20.1 million. See the section entitled “Use of Proceeds” in this prospectus.

Offering Price	The selling securityholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Common Stock Outstanding Prior to Exercise of the Warrants	76,881,110 shares, as of March 31, 2026

Common Stock Outstanding After Exercise of the Warrants	91,997,582, based on the number of outstanding shares as of March 31, 2026

Nasdaq Symbols	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “COCH” and our public warrants are listed on The Nasdaq Capital Market under the symbol “COCHW.” On June 8, 2026, the closing price of our Common Stock was $0.68 per share.

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

The number of shares of Common Stock outstanding as of March 31, 2026 is 76,881,110 and excludes:

●	14,166,666 shares of Common Stock issuable upon exercise of the Public Warrants with an exercise price of $11.50 per share;

●	27,053,850 shares of Common Stock issuable upon exercise of pre-funded warrants with an exercise price of $0.0001 per share, subject to adjustment;

●	45,000,000 shares of Common Stock issuable upon exercise of Series A-1 Warrants with an exercise price of $0.40 per share, subject to adjustment;

●	3,750,000 shares of Common Stock issuable upon exercise of February Placement Agent Warrants with an exercise price of $0.50 per share, subject to adjustment;

●	75,000,000 shares of Common Stock issuable upon exercise of Series A-2 Warrants with an exercise price of $0.40 per share, subject to adjustment;

●	1,135,499 shares of Common Stock issuable upon exercise of the Meteora Warrants with an exercise price of $1.50 per share, subject to adjustment;

●	3,500,000 shares of Common Stock issuable upon exercise of the warrants held by GAT with a weighted average exercise price of $1.90 per share;

●	3,094,473 shares of Common Stock underlying options granted under our 2023 Equity Incentive Plan, exercisable at an average weighted exercise price of $1.73 per share.

Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling securityholders for offer and sale, we are referring to the shares of Common Stock issuable upon exercise of the Warrants, each as described under “The Common Stock and Warrant Offerings” and “Selling securityholders.” When we refer to the selling securityholders in this prospectus, we are referring to the selling securityholders identified in this prospectus and, as applicable, its donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS

An investment in shares of our Common Stock involves substantial risks. In addition to other information in this prospectus, you should carefully consider the risks described in this prospectus, as well as other information and data set forth in this prospectus, before making an investment decision with respect to our securities. The occurrence of any of such risks could materially and adversely affect our business, prospects, financial condition and results of operations, which could cause you to lose all or a part of your investment in our securities. Some statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to Our Common Stock

The market price of our Common Stock has been and may continue to be extremely volatile, which could cause purchasers of our securities to incur substantial losses.

The market price and trading volume of our shares of Common Stock has recently experienced, and may continue to experience, extreme volatility, which could cause purchasers of our Common Stock to incur substantial losses. Since the closing of the Business Combination, our Common Stock has traded as low as $0.39 and as high as $11.46. In addition, the volume of trading of our Common Stock has been inconsistent.

We believe that the volatility and our current market prices reflect market and trading dynamics unrelated to our underlying business, or macro or industry fundamentals, and we do not know how long these dynamics will last. Under the circumstances, investors in our Common Stock are subject to the risk of losing all or a substantial portion of their investment.

The market volatility and trading patterns we have experienced create several risks for investors, including the following:

●	the market price of our Common Stock has experienced and may continue to experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals, and substantial increases may be significantly inconsistent with the risks and uncertainties that we continue to face;

●	factors in the public trading market for our Common Stock may include the sentiment of retail investors, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Common Stock and any related hedging and other trading factors;

●	to the extent volatility in our Common Stock is caused by a “short squeeze” in which trading activity causes a spike in the market price of our Common Stock as traders with a short position make market purchases to avoid or to mitigate potential losses, investors purchase at inflated prices unrelated to our financial performance or prospects, and may thereafter suffer substantial losses as prices decline once the level of short-covering purchases has abated; and

●	if the market price of our Common Stock declines, you may be unable to resell your shares at or above the price at which you acquired them.

The trading price of our Common Stock depends on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. Any of the factors listed below could have a material adverse effect on investment in our Common Stock, and our Common Stock may trade at prices significantly below the price paid for them. In such circumstances, the trading prices of our Common Stock may not recover and may experience a further decline. Factors affecting the trading price of our Common Stock may includes:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

●	speculation in the press or investment community;

●	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	publications of research reports by securities analysts about us, our competitors, or the industry we operate in;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of Common Stock available for public sale;

●	any major change in the Board of Directors of the Company (the “Board”) or management;

●	sales of substantial amounts of Common Stock by directors, officers or significant stockholders or the perception that such sales could occur;

●	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics, currency fluctuations and acts of war, or terrorism; and

●	other risk factors listed under this “Risk Factors” section.

Currently, our Common Stock is listed on Nasdaq. However, there may not be enough liquidity in such market to enable securityholders to sell their securities.

Currently, our Common Stock is listed on The Nasdaq Capital Market. However, trading in our Common Stock has been variable, with periods of limited trading volume. If a consistent public market for our securities does not develop, investors may not be able to re-sell their securities or may be required to take a lower price to liquidate their investment. We cannot predict the extent to which investor interest in us will lead to the development of a consistent, active, and liquid trading market. The trading price of and demand for our Common Stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results, and prospects of the Company, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings, and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise negatively affect the price and liquidity of the Common Stock. Many of these factors and conditions are beyond the control of the Company or the stockholders.

The exercise of our outstanding Warrants would result in substantial increase in the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of June 8, 2026, we had the following warrants to purchase our Common Stock: (i) 14,166,666 outstanding Public Warrants to purchase 14,166,666 shares of Common Stock at an exercise price of $11.50 per share, (ii) 1,135,499 outstanding Shortfall Warrants to purchase 1,135,499 shares of Common Stock at an exercise price of $1.50 per share, (iii) 3,500,000 outstanding GAT Warrants to purchase 3,500,000 shares of Common Stock at exercise prices ranging from $1.24 per share to $3.04 per share, (iv) 5,725,206 outstanding September 2025 Warrants to purchase 5,725,206 shares of Common Stock at an exercise price of $1.31 per share, (v) 9,022,572 outstanding October 2025 Warrants to purchase 9,022,572 shares of Common Stock at an exercise price of $1.33 per share, (vi) 368,694 outstanding Placement Agent Warrants to purchase 368,694 shares of Common Stock at exercises prices of $1.6375 and $1.6625 per share, (vii) 120,000,000 Series A Warrants to purchase 120,000,000 shares of common tock at an exercise price of $0.40 per share, (viii) 27,053,850 Pre-Funded Warrants to purchase 27,053,850 shares of Common Stock at a price of $0.0001 per share, and (ix) 3,750,000 shares of Common Stock issuable upon exercise of February 2026 Placement Agent Warrants with an exercise price of $0.50 per share. To the extent any of these warrants are exercised, the interest of the shares of Common Stock outstanding prior to such warrant exercise will be diluted on a pro rata basis based on the number of additional shares of Common Stock issued upon exercise. Although the Company will receive additional capital upon exercise of these warrants (other than Pre-Funded Warrants for which the exercise price is nominal), we expect that the warrants would only be exercised when the exercise price is less than the current market value of our Common Stock.

While we will pay dividends on shares of Series A Preferred Stock pursuant to the Certificate of Designation, we do not intend to pay dividends on shares of Common Stock for the foreseeable future.

Except with respect to dividends on shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designation, we currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, while we will pay dividends on shares of Series A Preferred Stock, we do not anticipate declaring or paying any cash dividends on shares of Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the dividend rights of the Series A Preferred Stock pursuant to the Certificate of Designation, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that the Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on shares of Common Stock. As a result, you may have to sell some or all of your shares of Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of shares of Common Stock.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, the price of our Common Stock would likely decline. If few analysts cover us, demand for our Common Stock could decrease and our Common Stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share paid by any investor. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by any investor, and investors purchasing shares or other securities in the future could have rights superior to you. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by any investor.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Common Stock may continue to be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

We are and may become involved in legal proceedings, and no assurance can be provided as to the outcome of these matters.

From time to time, we are involved in various legal proceedings, lawsuits, and other claims relating to matters incidental to our business. For example, we are currently a defendant in a lawsuit in the Court of Chancery of the State of Delaware involving a stockholder’s redemption request in connection with our special meeting of stockholders held on September 27, 2023. An unfavorable resolution of any litigation may have a material adverse effect on our business, results of operations and financial condition. Additionally, litigation may result in substantial costs and expenses and significantly divert the attention of management.

Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our Common Stock from Nasdaq.

If we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements, the minimum market value of listed securities requirements, or closing bid price requirement, Nasdaq may take steps to delist our Common Stock. On November 19, 2025, the Company received a staff determination notice (the “Initial Notice”) from the Nasdaq Listing Qualifications Department (“Nasdaq”), informing the Company that its Common Stock had failed to comply with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market (the “Capital Market”) under Nasdaq Listing Rule 5550(a)(2) for the 30 consecutive business days prior to the date of the Initial Notice.

On May 18, 2026, the Company received an additional staff determination notice (the “Subsequent Notice”) from the Nasdaq, informing the Company that its Common Stock had failed to comply with the $1.00 minimum bid price required for continued listing on The Capital Market under Nasdaq Listing Rule 5550(a)(2) during the 180 calendar day-period following the Initial Notice. The Company requested an additional 180 day extension to gain compliance, which request included written notice to Nasdaq of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary.

The Subsequent Notice has no immediate effect on the listing of the Common Stock on The Nasdaq Capital Market. On May 19, 2026, the Company was granted an additional compliance period of 180 calendar days, or until November 16, 2026 (the “Compliance Date”), to regain compliance with the minimum bid price requirement under Nasdaq Listing Rule 5810(c)(3)(A). To regain compliance, the closing bid price of the Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days prior to the Compliance Date.

However, if the Company does not regain compliance by November 16, 2026, Nasdaq will notify the Company of its determination to delist the Common Stock, and we expect our Common Stock would be delisted from continued listing on the Capital Market.

If our stock is delisted from Capital Market, there may be a material adverse effect on the trading price of our Common Stock, the market liquidity of our Common Stock, and our ability to raise capital to fund our continued operations.

Risks Relating to Our Business and Operations

We are an early-stage company with a history of losses. We have not been profitable historically and may not be able to achieve profitability in the future.

We are a development-stage medical device company with a limited operating history. In recent years, we have focused almost exclusively on developing our lead product candidate, the Acclaim CI. We have funded our operations to date primarily through the issuance of our equity securities and convertible debt.

We have a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the medical device industry. To date, we have not generated any revenue from the sale of the Acclaim CI. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information. We have incurred losses in each year since our inception, including net losses of $4.4 million and $5.0 million for the three months ended March 31, 2026 and 2025, respectively, and $23.8 million and $20.8 million for the years ended December 31, 2025 and 2024, respectively, and had an accumulated deficit of $313.4 million and $284.7 million as of December 31, 2025 and December 31, 2024, respectively. Substantially all of our operating losses in such years resulted from costs incurred in connection with the development of the Acclaim CI and from general and administrative costs associated with our operations.

We will incur significant expenses related to clinical trials to obtain approval of the FDA to market the Acclaim CI. If we obtain FDA marketing approval for the Acclaim CI we will likely incur significant sales, marketing, and outsourced manufacturing expenses, as well as continued research and development expenses. Furthermore, now that the Business Combination has been completed, we expect to incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing a medical device, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

We expect to continue to incur significant losses until we receive the necessary regulatory approvals to commercialize the Acclaim CI in the United States, which we may not be successful in achieving. We anticipate that our expenses will increase substantially if and as we:

●	continue the research and development of the Acclaim CI, including through clinical trials;

●	seek additional regulatory and marketing approvals in jurisdictions outside the United States;

●	establish a sales, marketing, and distribution infrastructure to commercialize our product candidate;

●	rely on our third-party suppliers and manufacturers to obtain adequate supply of materials and components for our products;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidate;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	seek to identify, hire, and retain skilled personnel;

●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts; and

●	experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

The amount of any future operating losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations, or grants. Even if we obtain regulatory approvals to market the Acclaim CI or any future product candidates, our future revenue will depend upon the size of any markets in which our products and product candidates receive approval and our ability to achieve sufficient market acceptance, pricing and reimbursement from third-party payors for our products and product candidates. Further, the operating losses that we incur may fluctuate significantly from quarter-to-quarter and year to year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Other unanticipated costs may also arise. If we continue to generate operating losses, there will be an adverse effect on our results of operations, financial condition, and the market price of our Common Stock.

We have generated limited revenue from product sales and may never be profitable.

While we have historically obtained revenue from our legacy Esteem FI-AMEI product, such revenue has been limited, and we have not generated any revenue from sales of the Acclaim CI. Our ability to generate revenue and achieve profitability mainly depends on our ability to obtain FDA approval for the Acclaim CI and, if we obtain such approval, to successfully scale up production and market the device. We do not know when, or if, we will generate any such revenue. Our ability to generate future revenue from product sales will depend heavily on our success in many areas, including but not limited to:

●	completing research and development of the Acclaim CI in a timely and successful manner;

●	completing our pivotal clinical study in the United States successfully;

●	obtaining FDA approval for the Acclaim CI;

●	maintaining and enhancing a commercially viable, sustainable, scalable, reproducible and transferable manufacturing process for the Acclaim CI that is compliant with current good manufacturing practices, (“cGMP”);

●	establishing and maintaining supply and, if applicable, manufacturing relationships with third parties that can provide, in both amount and quality, adequate products to support development and the market demand for the Acclaim CI, if and when it is approved;

●	identifying, assessing, acquiring and/or developing new product candidates;

●	launching and commercializing any product candidates for which we obtain regulatory and marketing approval, either directly by establishing a sales force, marketing and distribution infrastructure, and/or with collaborators or distributors in the United States, Europe and other potential markets that we will target;

●	accurately identifying demand for the Acclaim CI and any future product candidates;

●	exposing and educating physicians and other medical professionals with respect to the use of our products;

●	obtaining market acceptance of the Acclaim CI and any future product candidates from the medical community and third-party payors;

●	ensuring our product candidates are approved for reimbursement from governmental agencies, health care providers and insurers in jurisdictions where they have been approved for marketing;

●	addressing any competing technological and market developments that impact the Acclaim CI and any future product candidates or their prospective usage by medical professionals;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations under such arrangements;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, patent applications, trade secrets and know-how;

●	avoiding and defending against third-party interference or infringement claims; and

●	attracting, hiring and retaining qualified personnel.

We anticipate incurring significant incremental costs associated with commercializing the Acclaim CI. Our expenses could increase beyond expectations if we are required by the FDA, or other domestic or foreign regulatory agencies, to change our product design or manufacturing processes or to perform studies in addition to those that we currently anticipate. Even if we are successful in obtaining regulatory approvals to market the Acclaim CI, our revenue earned from such product candidate will be dependent in part upon the size of the markets in the territories for which we gain regulatory approval for such product candidate, the accepted price for such product candidate, our ability to obtain reimbursement for such product candidate at any price, and the expenses associated with manufacturing and marketing such product candidate for such markets. Therefore, we may not generate significant revenue from the sale of the Acclaim CI, even if we obtain FDA approval. Further, if we are not able to generate significant revenue from the sale of our approved products, we may be forced to curtail or cease our operations, in which case our investors may lose the full amount of their investment in us. Due to the numerous risks and uncertainties involved in product development, it is difficult to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability.

If the Acclaim CI contains design or manufacturing defects, our business and financial results could be harmed.

To date, we have completed initial patient implants of the Acclaim CI as part of our early feasibility study. As the Acclaim CI has no history of commercial operation, we have a limited frame of reference from which to evaluate its long-term performance. There can be no assurance that we will be able to detect and fix any defects in the Acclaim CI in time to maintain our FDA trial schedule. Once we have commenced with implantation in additional patients, we may discover latent defects in design, manufacture or construction that may cause our systems not to perform as expected or to cause side effects. The Acclaim CI also requires software to operate, which may need to be modified and updated over time.

There can be no assurance that we will be able to detect and fix any defects in the hardware or software of the Acclaim CI on the timescale necessary to maintain our clinical trial schedule, or at all. Further, such defects may not become apparent until our systems are implanted in patients and may cause adverse effects that cause harm to patients and require redesign of the Acclaim CI, which may result in great expense, harm to our reputation, and harm to our results of operations, financial condition, and the trading price of the Common Stock.

We expect that we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or discontinue our product development efforts or other operations.

We will require substantial additional capital to commercialize the Acclaim CI. This additional capital may come from the exercise of Series A Warrants issued in the February 2026 Offering, for which we would receive an aggregate of $48 million in proceeds upon exercise. Provided, however, that there can be no guarantee that such Series A Warrants will be exercised. In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future funding requirements will depend on many factors, including but not limited to:

●	the progress, results and costs of our planned studies and pivotal clinical trials;

●	the cost, timing and outcomes of regulatory review of the Acclaim CI;

●	the scope, progress, results and costs of product development, testing, manufacturing, preclinical development and, if applicable, clinical trials for any other product candidates that we may develop or otherwise obtain in the future;

●	the costs of manufacturing the Acclaim CI, including costs related to engaging third-party manufacturers therefor;

●	the cost of our future activities, including establishing sales, marketing and distribution capabilities for any product or product candidates in any particular geography where we receive marketing approval for such product candidates;

●	the terms and timing of any collaborative, licensing and other arrangements that we may establish;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and

●	the level of revenue, if any, received from commercial sales of any product candidates for which we receive marketing approval.

In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the value of our securities to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue our research and development program or the development or commercialization, if any, of the Acclaim CI or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially and adversely affect our business, financial condition, results of operations and value of our securities.

Raising additional capital would cause dilution to our existing stockholders, and may adversely affect the rights of existing stockholders.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity or otherwise, including through additional preferred stock or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Future sales of our Common Stock or of securities convertible into our Common Stock, or the perception that such sales may occur, could cause immediate dilution and adversely affect the value of our Common Stock.

Failure of a key information technology system, process or site could have an adverse effect on our business.

We rely extensively on information technology systems to conduct our business. These systems affect, among other things, ordering and managing materials from suppliers, summarizing and reporting results of operations, complying with regulatory, legal or tax requirements, data security and other processes necessary to manage our business. Our information technology systems and those of our third-party service providers, vendors, strategic partners and other contractors or consultants are vulnerable to damage or interruption from computer viruses and malware (e.g., ransomware), natural disasters, terrorism, war, telecommunication and electrical failures, hacking, cyberattacks, phishing attacks and other social engineering schemes, malicious code, employee theft or misuse, human error, fraud, denial or degradation of service attacks, sophisticated nation-state and nation-state-supported actors or unauthorized access or use by persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased and evolved. As a result of the rise in remote work, we and our third-party service providers and partners may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Although we have implemented cybersecurity protections to safeguard our data, including our patient and subject data, we can provide no assurances that these protections will prevent all cybersecurity breaches. We primarily use common off-the-shelf software systems, such as Microsoft 365, which receive frequent security updates from the software providers. We also utilize a third-party vendor to maintain our IT system networks, and as a result of limited internal IT resources, we are only able to perform limited due diligence on our third-party IT vendors. We receive periodic security monitoring from our cybersecurity insurance provider.

However, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. Our third-party service providers and partners are also subject to these heightened risks. If our systems are damaged or cease to function properly due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may experience interruptions in our operations, which could have an adverse effect on our business.

We and certain of our service providers are from time to time subject to cyberattacks and security incidents. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if such an event were to occur, it could lead to unauthorized access, disclosure and use of non-public information, including information from the patient information we create, receive, maintain or transmit, which are governed by HIPAA and other laws. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and damage to our reputation, which would, in turn, materially and adversely affect our results of operations, financial condition, liquidity, and the value of our securities.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The global financial crisis caused extreme volatility and disruptions in the capital and credit markets. Factors such as geopolitical events, inflationary pressures, and the U.S. election cycles have contributed to this volatility. Recently, among other effects, volatile economic conditions have caused high levels of inflation, increases in interest rates by central banks with the intent of slowing inflation, and a reduction of available capital following increased interest rates. These global economic conditions could result in a variety of risks to our business, including difficulty in raising funding from capital markets and increased interest rates on loans used to finance our business. Such impacts would materially and adversely affect our financial condition, liquidity and the value of our securities.

Our primary exposures to inflationary pressures to date have been through increases in the market cost of employee compensation, third-party vendor pricing, and component procurement. In particular, since 2022, we have had to increase employee salaries and benefits to aid employee retention and to compete for new employees. If labor costs in our market continue to rise, we expect we will need to continue to increase our compensation levels. We have also seen an increase in pricing from third-party vendors such as advisors, attorneys, and consultants. The per part pricing of components has also increased, and, in many instances, without advanced warning. If we increase production of the Acclaim CI for clinical trials and, if the Acclaim CI obtains FDA approval, eventual commercialization, we will also have greater exposure to rising costs of components if inflation rates remain high. These increases in expenses could materially and adversely affect our financial condition, liquidity and the trading price of our securities.

Recent increases in interest rates may also affect our ability to finance the continued development of the Acclaim CI, the cost of FDA trials, and additional costs of commercializing the Acclaim CI. In recent years, we have financed our operations through convertible loans from a related party, which we believe to have been favorable to us at below market interest rates and we do not expect to be able to borrow at favorable rates in the future. Our inability to raise additional funds on favorable terms, or at all, would materially and adversely affect our results of operations, financial condition, liquidity, the trading price of our securities, and our growth prospects.

If we are able to proceed to FDA trials for the Acclaim CI and, if the Acclaim CI obtains FDA approval and eventual commercialization, we may be exposed to the risk of supply chain disruptions from events such as the wars and other armed conflicts, pandemics, and other global, national, regional, and local events that cannot yet be predicted. Supply constraints resulting from such events may also cause or exacerbate inflation. If such events prevent us from obtaining necessary components for production of Acclaim CI devices, or substantially raise the prices for such components, we may be delayed in the FDA trial process, or we may be unable to produce sufficient Acclaim CI devices to meet demand, which would materially and adversely affect our results of operations and financial condition.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our Common Stock.

As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, we are required to provide management’s attestation on internal control over financial reporting. If we are unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in us and the value of our Common Stock.

In connection with the preparation and audit of our consolidated financial statements as of and for the years ended December 31, 2025 and 2024, material weaknesses were identified in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The following material weaknesses were identified:

●	We do not maintain a sufficient complement of personnel with accounting knowledge, experience and training to appropriately analyze, record and disclose certain accounting matters to provide reasonable assurance of preventing material misstatements.

●	Our management does not implement a formal risk assessment that addresses risks relevant to financial reporting objectives, including cybersecurity and fraud risks.

●	We have not designed, documented and maintained formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to the preparation, posting, modification and review of journal entries.

●	We have not designed and maintained effective controls around the interpretation and accounting treatment of the valuation of a material liability and the forward purchase agreement.

●	We have not designed and maintained effective controls over certain information technology general controls for information systems that are relevant to the preparation of our consolidated financial statements, including ineffective controls around user access and segregation of duties.

The material weaknesses related to the insufficient complement of personnel and formal accounting policies, and the lack of procedures and controls resulted in adjustments to several accounts and disclosures. The information technology deficiencies did not result in a material misstatement to the consolidated financial statements; however, the deficiencies, when aggregated, could result in potential misstatements that would not be prevented or detected. Each of these material weaknesses could result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun the process of conducting a formal risk assessment and implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include the following steps:

●	hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting;

●	designing, documenting, and implementing effective processes and controls over significant accounts and disclosure;

●	designing, documenting, and implementing security management and change management controls over information technology systems, including adjusting user access levels and implementing external logging of activity and periodic review of such logs; and

●	engaging an accounting advisory firm to assist with the documentation, evaluation, remediation and testing of our internal control over financial reporting based on the criteria established in ‘‘Internal Control — Integrated Framework’’ issued by the Committee of Sponsoring Organizations of the Treadway Commission.

While we are designing and implementing measures to remediate our existing material weaknesses, we cannot predict the success of such measures or the outcome of its assessment of these measures at this time. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, information technology systems and applications, or other factors. If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to conclude that our internal control over financial reporting is effective, it is possible that a material misstatement of our financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of our financial reports, and the value of our securities could be materially and adversely affected.

Our financial statements contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Our independent registered accounting firm has included an explanatory paragraph in its report expressing substantial doubt about our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

We are a development-stage company and are subject to all of the risks inherent in the establishment of a new product. We may not receive, or may be delayed in receiving, the necessary approval or clearance for the Acclaim CI.

Furthermore, even if our technology receives the necessary regulatory approvals and becomes commercially viable, our business models may not generate sufficient revenue necessary to support our business. If we are unable to address any issues mentioned above, or encounter other problems, expenses, difficulties, complications, and delays in connection with the establishment and expansion of our business, our entire business may fail, in which case you may lose part of, or your entire investment.

We have a history of net losses and negative cash flow from operations since our inception and we expect such losses and negative cash flows from operations to continue in the foreseeable future. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs related to developing our business, including research and development costs, manufacturing costs, employee-related costs, costs of complying with government regulations, intellectual property development and prosecution costs, marketing and promotion costs, capital expenditures, general and administrative expenses, and costs associated with operating as a public company.

Our ability to generate revenue from our operations and, ultimately, achieve profitability will depend on, among other factors, whether we can complete the development and commercialization of our product candidate, whether we can manufacture the Acclaim CI on a commercial scale in such amounts and at such costs as we anticipate, and whether we can achieve market acceptance of our products, services and business models. We may never generate any revenue or operate on a profitable basis. Even if we achieve profitability, we may not be able to sustain it. If we are unable to achieve sustainable profitability, our financial condition and the price of our securities will be materially and adversely affected.

Clinical failure can occur at any stage of clinical development. Our clinical experience to date does not necessarily predict future results and may not have revealed certain potential limitations of the technology or potential complications from the Acclaim CI and may require further clinical validation. Any product version we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

We have enrolled all 56 patients in stage two of our clinical trial, and we are gathering data from patient follow-up visits. However, we cannot assure you that efficacy of the Acclaim CI will be sufficient to obtain FDA approval or to gain clinical acceptance and adoption. In addition, continued trials with the Acclaim CI could result in unanticipated complications. Even if the Acclaim CI is effective and safe, problems with our study design or data gathering could lead to suboptimal results and delay or prevent the Acclaim CI obtaining FDA approval. In addition, the results of our clinical trials are subject to human analyses and interpretation of the data accumulated, which could be affected by various errors due to, among other factors, lack of sufficient clinical experience with the Acclaim CI, assumptions used in the statistical analysis of results, interpretation errors in the analysis of the clinical trials results, or uncertainty in the actual efficacy of the Acclaim CI in its current clinical stage. Therefore, the safety and efficacy of the Acclaim CI and the clinical results to date will require further independent professional validation and clinical study. If the Acclaim CI is not widely adopted, our business, financial condition, and results of operations will be materially and adversely affected.

The successful commercialization of the Acclaim CI, if it receives FDA approval, will depend in part on the extent to which governmental authorities and health insurers establish coverage, adequate reimbursement levels and favorable pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue.

The availability of coverage and the adequacy of reimbursement by governmental healthcare programs such as Medicare and Medicaid, private health insurers and other third-party payors will be essential for most patients to be able to afford the Acclaim CI. Our ability to achieve coverage and acceptable levels of reimbursement for our products by third-party payors will affect our ability to successfully commercialize the Acclaim CI. Even if we obtain coverage for the Acclaim CI by a third-party payor, the resulting reimbursement payment rates may not be adequate. We can provide no assurance that coverage and reimbursement in the United States, the European Union, or elsewhere will be available for any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, third-party payors, including private and governmental payors, such as the Medicare and Medicaid programs, play an important role in determining the extent to which new products will be covered. Some third-party payors may require pre-approval of coverage for new or innovative devices before they will reimburse healthcare providers who use such therapies. Although we are confident that the Acclaim CI will be eligible for reimbursement, we cannot guarantee what third-party payors will decide with respect to the coverage and reimbursement for the Acclaim CI, if approved.

Obtaining and maintaining reimbursement status is time consuming, costly and uncertain. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and medical devices. However, no uniform policy for coverage and reimbursement for such products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that may require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases at short notice, and we believe that changes in these rules and regulations are likely.

Outside the United States, our international operations will generally be subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe and other countries has and will continue to put pressure on the pricing and usage of our products. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates, if approved. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.

If we are unable to obtain reimbursement coverage or adequate reimbursement levels, our results of operations, financial condition, the value of our securities, and our future prospects will be materially and adversely affected.

We operate in a very competitive business environment, and if we are unable to compete successfully against our existing or potential competitors, our business, financial condition and results of operations may be adversely affected.

The Acclaim CI will be subject to intense competition. The industry in which we operate is competitive, subject to change and sensitive to the introduction of new products, procedures or other market activities of industry participants. We will compete with large, diversified medical device companies, including Sonova, Demant, Cochlear, and others. We also compete with smaller companies similar to us. Although we believe the Acclaim CI is the first fully implanted cochlear implant to begin human testing, we also understand that our competitors are at various stages of developing their own fully implanted cochlear implants. These competitors could obtain FDA approval prior to the date, if ever, that we are able to obtain approval for the Acclaim CI. Further, even if the Acclaim CI is the first fully implanted cochlear implant to obtain FDA approval, our larger competitors could invest in greater marketing, clinical, and production resources to take market share from the Acclaim CI. They could also develop products with better performance or features than the Acclaim CI.

At any time, these competitors and other potential market entrants may develop new products, procedures or treatment alternatives that could render our products obsolete or uncompetitive. In addition, one or more such competitors may gain a market advantage by developing and patenting competitive products, procedures or treatment alternatives earlier than we can, obtaining regulatory clearances or approvals more rapidly than we can or selling competitive products at prices lower than ours. If medical research were to lead to the discovery of alternative therapies or technologies that better treat or cure hearing loss, our profitability could suffer through a reduction in sales or a loss in market share to a competitor. Many of our current and potential competitors have substantially greater sales and financial resources than we do. These competitors may also have more established distribution networks, a broader offering of products, entrenched relationships with physicians and distributors or greater experience in launching, marketing, distributing and selling products or treatment alternatives.

We expect to derive most of our revenues from sales of the Acclaim CI. Our inability to successfully commercialize this product candidate or any subsequent decline in demand for this product candidate, could severely harm our ability to generate revenues.

We are currently dependent on the successful commercialization of the Acclaim CI to generate revenues. As a result, factors adversely affecting our ability to successfully commercialize, or the pricing of or demand for, this product could have a material adverse effect on our financial condition and results of operations. If we are unable to successfully commercialize or create market demand for the Acclaim CI, we will have limited ability to generate revenues.

Furthermore, we may be vulnerable to fluctuations in demand for the Acclaim CI, and a reduction in demand for the Acclaim CI would have a material adverse effect on our results of operations and financial condition. Such fluctuations in demand may be due to many factors, many of which are beyond our control, including, among others:

●	market acceptance of a new product, including healthcare professionals’ and patients’ preferences;

●	market acceptance of the clinical safety and performance of the Acclaim CI;

●	development of similarly cost-effective products by our competitors;

●	development delays of the Acclaim CI;

●	adverse medical side effects suffered by patients using the Acclaim CI, whether actually resulting from the use of the Acclaim CI or not;

●	changes in regulatory policies toward hearing loss technologies;

●	changes in regulatory approval, clearance requirements and licensure for our product;

●	third-party claims of intellectual property infringement;

●	budget constraints and the availability of reimbursement or insurance coverage from third-party payors for the Acclaim CI;

●	any developments affecting the long-term implantation and use of the Acclaim CI; and

●	responses from certain of our competitors to the offering of the Acclaim CI.

If healthcare professionals do not recommend our product to their patients, the Acclaim CI may not achieve market acceptance and we may not become profitable.

If healthcare professionals, including physicians, do not recommend or prescribe our product to their patients, the Acclaim CI may not achieve market acceptance and we may not become profitable. In addition, physicians have historically been slow to change their medical diagnostic and treatment practices because of perceived liability risks arising from the use of new products. Delayed adoption of the Acclaim CI by healthcare professionals could lead to a delayed adoption by patients. Healthcare professionals may not recommend the Acclaim CI until certain conditions have been satisfied, including, among others:

●	there is sufficient long-term clinical and health-economic evidence to convince them to alter their existing hearing loss treatments and recommendations;

●	there are recommendations from prominent physicians, educators and/or associations indicating that the Acclaim CI is safe and effective;

●	we obtain favorable data from clinical and health-economic studies for the Acclaim CI;

●	reimbursement or insurance coverage from government and private third-party payors is available;

●	healthcare professionals obtain required approvals and licensures for the handling, storage, dispensing and disposal of the Acclaim CI; and

●	healthcare professionals become familiar with the advantages of the Acclaim CI in comparison to other hearing loss solutions.

We cannot predict when, if ever, healthcare professionals and patients will adopt the use of the Acclaim CI on a large scale. Even if favorable data is obtained from clinical studies for the regulatory approval of the Acclaim CI, there can be no assurance that prominent physicians would endorse it for use by their patients. If the Acclaim CI does not achieve an adequate level of acceptance by patients, healthcare professionals, and government and private third-party payors, we may not generate significant product revenues, we may not become profitable, in which case our results of operations, cash flows and the value of our securities will be materially and adversely affected.

We will be dependent upon contract manufacturing organizations and material suppliers, making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

Our production of Acclaim CI devices is currently limited to production of prototype devices and devices for our early feasibility study. As a result, our purchases of supplies and components are limited to date.

However, we expect that we will need to significantly increase our production rates to meet the supply of Acclaim CI devices needed for our clinical trials and, if the Acclaim CI obtains FDA approval, for eventual commercialization, which we are targeting to obtain in late 2027 or early 2028. We also expect that some of the critical materials and components used in manufacturing the Acclaim CI may be sourced from single suppliers, which may expose us to greater risks as we increase production of Acclaim CI devices than if our supplier base were more diversified. For example, our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our increased requirements. An interruption in the supply of a key component could significantly delay our production of the Acclaim CI or increase our production costs.

When we increase production, our reliance on these third-party suppliers will also subject us to other risks that could harm our business, including:

●	we are not, and will not in the near future be, a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than us;

●	we may not be able to obtain an adequate supply of components in a timely manner, on commercially reasonable terms or at all;

●	our suppliers, especially new suppliers, may make errors in manufacturing that could adversely affect the efficacy or safety of our products or cause delays in shipment;

●	we may have difficulty locating and qualifying additional or alternative suppliers;

●	switching components or suppliers may require product redesign and possibly resubmission to the FDA or other similar foreign regulatory agencies, which could impede or delay our commercial activities;

●	one or more of our suppliers may be unwilling or unable to supply components for our products in a timely manner, on commercially reasonable terms or at all;

●	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner or at all; and

●	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could materially impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on a limited number of suppliers, we may be susceptible to supply shortages while looking for alternate suppliers, which could materially and adversely affect our business, financial condition, results of operations and the trading price of our securities.

Our business plan relies on certain assumptions about the market for our product; however, the size and expected growth of our addressable market has not been established with precision and may be smaller than we estimate, and even if the addressable market is as large as we have estimated, we may not be able to capture market share.

Our estimates of the addressable market for the Acclaim CI are based on a number of internal and third-party estimates and assumptions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and our estimates may not be correct. As a result, the projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize, or if non-surgical treatments gain more widespread acceptance. In addition, even if the Acclaim CI gains acceptance, technological or medical advances could provide alternatives to address hearing loss that are less invasive or offer other benefits over Acclaim CI. As a result, our estimates of the addressable market for our current or future products and procedures may prove to be incorrect. If the addressable market is not as large as we believe, our business, financial condition and results of operations and business prospects would be materially and adversely affected.

We will depend on third parties to manage our pre-clinical studies and clinical trials, perform related data collection and analysis, and to enroll patients for our clinical trials, and, as a result, we may face costs and delays that are beyond our control.

We rely upon third-party vendors, including Contract Research Organization (“CROs”), to monitor and manage data for our ongoing preclinical studies and will rely on them to manage our clinical trials. We also rely on CROs for execution of our preclinical studies and will rely on them for execution of our clinical trials. Although we control only certain aspects of their activities, we are and will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the vendors and CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with good clinical practice (“GCP”), cGMP, the Helsinki Declaration, the International Conference on Harmonization Guideline for Good Clinical Practice, applicable European Commission Directives on Clinical Trials, laws and regulations applicable to clinical trials conducted in other territories, and good laboratory practices, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the EEA, and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, including GCP and cGMP regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, European Medicines Agency (“EMA”), or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with third-party CROs or vendors terminate, we may not be able to enter into arrangements with alternative CROs or vendors or do so on commercially reasonable terms. In addition, our CROs are not our employees, and, except for remedies available to us under our agreements with such CROs, we cannot control whether they devote sufficient time and resources to our ongoing clinical programs. If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Our CROs may also generate higher costs than anticipated, which could adversely affect our results of operations and the commercial prospects for our product candidate, increase our costs and delay our ability to generate revenue.

Replacing or finding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, we may encounter similar challenges or delays in the future, which could have a material adverse effect on our business, financial condition and prospects.

We have been and in the future may become a defendant in one or more stockholder derivative, class-action, and other litigation, and any such lawsuits may adversely affect our business, financial condition, results of operations and cash flows.

We and certain of our officers and directors have been and may in the future become defendants in one or more stockholder derivative actions or other class-action lawsuits. For example, a lawsuit was filed in November 2023 against Daniel Hirsch, Whitney Haring-Smith, the Sponsor and the Company, as successor to Anzu Special Acquisition Corp I, a Delaware corporation, which was renamed Envoy Medical, Inc., upon the closing of the Business Combination, alleging a claim for breach of Anzu’s Amended and Restated Certificate of Incorporation against the Company, a claim for breach of fiduciary duty against Mr. Hirsch, Dr. Haring-Smith and the Sponsor and claims for unjust enrichment, fraudulent misrepresentation and tortious interference with economic relations against the defendants.

See the section entitled “Business — Legal Proceedings” for more information on these lawsuits.

These lawsuits can divert our management’s attention and resources from our ordinary business operations, and we would likely incur significant expenses associated with their defense (including, without limitation, substantial attorneys’ fees and other fees of professional advisors and potential obligations to indemnify current and former officers and directors who are or may become parties to such actions). In connection with these lawsuits, we may be required to pay material damages, consent to injunctions on future conduct and/or suffer other penalties, remedies or sanctions, or issue additional shares upon the exercise of certain warrants, which may cause additional dilution. In addition, any such future lawsuits could adversely impact our reputation and/or ability to launch and commercialize our products, thereby harming our ability to generate revenue. Accordingly, the ultimate resolution of these matters and any future matters could have a material adverse effect on our business, financial condition, results of operation and cash flow and, consequently, could negatively impact the trading price of our Common Stock.

We are highly dependent on key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends on the continued services of key members of our senior management. In particular, and to a critical extent, we are dependent on the continued efforts and services of the members of our management team. If we lose the services of such key members of our management team, we would likely be forced to expend significant time and money in the pursuit of replacement individuals, which may result in a delay in the implementation of our business plan and plan of operations. We may not be able to find satisfactory replacements on terms that would not be unduly expensive or burdensome to us. We do not currently carry a key-man life insurance policy that would assist us in recouping our costs in the event of the death or disability of our management team. The loss of members of our management team, or our inability to attract or retain other qualified individuals, could have a material adverse effect on our business, results of operations and financial condition.

Certain of our directors and/or officers may have interests that are different from holders of our Common Stock.

Certain of our directors and officers may have different interests than other holders of Common Stock.

As of March 31, 2026, Glen A. Taylor, a former member of the Board, holds approximately 37.8% of the currently outstanding shares of Common Stock and approximately 24.2% of the outstanding shares of our Series A Preferred Stock. As a result of these holdings, Mr. Taylor has the ability to exert significant influence over certain matters submitted to a vote of our shareholders. Brent. Lucas, a member of the Board and the Chief Executive Officer, has interest in continued employment with the Company that is different from other holders of Common Stock.

For additional information regarding related party transactions and potential conflicts of interest, see “Certain Relationships and Related Party Transactions.”

Risks Relating to Our Intellectual Property

If we are unable to obtain significant patent protection for our products, or if our patents and other intellectual property rights do not adequately protect our products, we may be unable to gain significant market share and be unable to operate our business profitably.

We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products. These legal means, however, afford only limited protection and may not completely protect our rights.

As of June 1, 2026, our exclusively-owned patent portfolio included 40 issued patents in the United States and 52 issued patents outside the United States. We cannot assure you that our intellectual property position will not be challenged or that all patents for which we have applied will be granted. The validity and breadth of claims in patents involve complex legal and factual questions and, therefore, may be highly uncertain. Uncertainties and risks that we face include the following:

●	our pending or future patent applications may not result in the issuance of patents;

●	the scope of any existing or future patent protection may not exclude competitors or provide competitive advantages to us;

●	our patents may not be held valid or enforceable if subsequently challenged;

●	other parties may claim that our products and designs infringe the proprietary rights of others and even if we are successful in defending our patents and proprietary rights, the cost of such litigation may adversely affect our business; and

●	other parties may develop similar products, duplicate our products, or design around our patents.

The patent prosecution process is expensive and time-consuming, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner, or in all jurisdictions. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our developments before it is too late to obtain patent protection.

In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, most countries outside of the United States do not allow patents for methods of treating the human body. This may preclude us from obtaining method patents outside of the United States having similar scope to those we have obtained or may obtain in the future in the United States. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (the “USPTO”) or patent offices in foreign jurisdictions, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology and compete directly with us, without payment to us.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products and techniques, or limit the duration of the patent protection of our technology.

While we are aware of several third-party patents of interest, we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by others. However, there can be no assurances that we do not infringe any patents or other proprietary rights held by third parties. If our products were found to infringe any proprietary right of another party, we could be required to pay significant damages or license fees to such party and/or cease production, marketing and distribution of those products.

We also rely on trade secrets and other unpatented proprietary technology. There can be no assurances that we can meaningfully protect our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants that include customary intellectual property assignment obligations. Litigation may also be necessary to defend infringement claims of third parties or to enforce patent rights we hold or to protect trade secrets or techniques we own. There can be no assurances, however, that the agreements will not be breached, adequate remedies for any breach would be available or competitors will not discover our trade secrets or independently develop comparable intellectual property. If we are unable to successfully protect our intellectual property, our business, financial condition, and results of operations will be materially and adversely affected.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent and/or applications and any patent rights we may obtain in the future. While an unintentional lapse of a patent or patent application can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products, we may not be able to stop a competitor from marketing products that are the same as or similar to our products, which would have a material adverse effect on our business.

We may become a party to lawsuits or administrative proceedings involving patents or other intellectual property. If we were to lose any future intellectual property lawsuits, a court could require us to pay significant damages and/or prevent us from selling our products.

We may become a party to lawsuits or administrative proceedings involving patents or other intellectual property, including interference proceedings, post grant review and inter partes review before the USPTO or the equivalent foreign patent authority. A legal proceeding, regardless of the outcome, could drain our financial resources and divert the time and effort of our management. Protracted litigation to defend or prosecute our intellectual property rights could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue selling, developing and marketing our products and techniques. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the value of our securities to decline.

Because competition in our industry is intense, competitors may infringe or otherwise violate our issued patents, patents of our licensors or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming, and could distract our technical and management personnel from their normal responsibilities. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims or file administrative actions against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding or administrative action could put one or more of our patents at risk of being invalidated or interpreted narrowly. Our competitors may assert invalidity on various grounds, including lack of novelty, obviousness or that we were not the first applicant to file a patent application related to our product. We may elect to enter into license agreements in order to settle patent infringement claims or to resolve disputes before litigation, and any such license agreements may require us to pay royalties and other fees that could be significant. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure.

Our competitors, many of which have made substantial investments in patent portfolios, trade secrets, trademarks and competing technologies, may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that may prevent, limit or otherwise interfere with our ability to make, use, sell and/or export our products or to use our technologies or product names. Moreover, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” purchase patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our products and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments. Negative results in litigation regarding our intellectual property, or the requirement to make substantial expenditures in litigation (regardless of whether we ultimately prevail) would have material adverse effect on our liquidity, business, financial condition, results of operations, and the value of our securities.

If we fail to execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets, the value of our products and our business and competitive position could be harmed.

In addition to patent protection, we also rely on protection of copyright, trade secrets, know-how and confidential and proprietary information. We generally enter into confidentiality and invention assignment agreements with our employees, consultants and third parties upon their commencement of a relationship with us. However, we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property. In addition, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, financial condition and results of operations. In particular, a failure to protect our proprietary rights may allow competitors to copy our products and procedures, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how and technology.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not provide adequate protection for our proprietary information, such as in the case of misappropriation of a trade secret by an employee or third party with authorized access. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. While we have agreements with many of our employees, consultants and third parties that obligate them to assign their inventions to us, these agreements may not be self-executing, not all employees or consultants may enter into such agreements, or employees or consultants may breach or violate the terms of these agreements, and we may not have adequate remedies for any such breach or violation. If any of our intellectual property or confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed.

We rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors and have registered or applied to register many of these trademarks. There can be no assurance that our trademark applications will be approved. Third parties may also oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, there can be no assurance that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. We also license third parties to use our trademarks. In an effort to preserve our trademark rights, we enter into license agreements with these third parties, which govern the use of our trademarks and require our licensees to abide by quality control standards with respect to the goods and services that they provide under our trademarks. Although we make efforts to monitor the use of our trademarks by our licensees, there can be no assurance that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, our trademark rights could be diluted. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Patent terms may not be sufficient to effectively protect our products and business for an adequate period of time.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its first effective non-provisional filing date. Although various extensions may be available, the term of a patent, and the protection it affords, is limited. Even if patents covering our technologies and their uses are obtained, once the patent has expired, we may be open to competition. In addition, although upon issuance in the United States a patent’s term can be extended based on certain delays caused by the USPTO, this extension can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. If we do not have sufficient patent terms to protect our products, technologies and their uses, our business would be materially adversely affected.

We may be unable to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending their intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against certain third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property. If we are unable to fully protect our intellectual property, our business will be materially and adversely affected.

We may be subject to claims that we or our employees have misappropriated the intellectual property of a third party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors and third parties may claim an ownership interest in intellectual property we regard as our own.

Many of our employees and consultants were previously employed at or engaged by other medical device companies, including our competitors or potential competitors. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, misappropriated the intellectual property or disclosed the alleged trade secrets or other proprietary information of these former employers, competitors or other third parties. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that our agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Litigation may be necessary to defend against claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages or a settlement payment, a court could prohibit us from using technologies, features or other intellectual property that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers, competitors or third parties. An inability to incorporate technologies, features or other intellectual property that are important or essential to our products could have a material adverse effect on our business and competitive position, and may prevent us from selling our products. In addition, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could materially and adversely affect our business, financial condition, operating results, cash flows and prospects.

Risks Relating to Our Organization and Structure

Our Charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of us, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (c) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL, our Bylaws or our Charter (as either may be amended from time to time), and (d) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, and may potentially increase costs for investors to bring such a claim, both of which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Charter provides that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make the Common Stock less attractive to investors.

As an “emerging growth company,” we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal control over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find the Common Stock less attractive because we rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active market for the Common Stock, the share price of Common Stock may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Risks Relating to This Offering

Resales of our Common Stock in the public market during this offering by our stockholders may cause the market price of our Common Stock to fall.

Sales of a substantial number of shares of our Common Stock could occur at any time. The issuance of new shares of our Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Common Stock.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

THE COMMON STOCK AND WARRANT OFFERINGS

September 2025 Offering

On September 22, 2025, the Company entered into a Securities Purchase Agreement (the “September Purchase Agreement”) with certain accredited and institutional investors named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Purchasers (the “September Registered Offering”) 1,908,402 shares (the “September Shares”) of our Common Stock, at a purchase price of $1.31 per share. The September Shares were offered pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-282474) (the “Shelf Registration Statement”) and a related prospectus supplement filed with the Securities and Exchange Commission.

Pursuant to the September Purchase Agreement, in a concurrent private placement (the “September Private Placement” and together with the September Registered Offering, the “September Offering”), the Company issued to the Purchasers warrants (the “September Private Placement Warrants”) to purchase up to an aggregate of 5,725,206 shares of Common Stock (the “September Warrant Shares”). The September Private Placement Warrants have an exercise price of $1.31 per share, became exercisable commencing on the effective date of the stockholder approval of the issuance of the September Warrant Shares, which was obtained on November 26, 2025 (the “Stockholder Approval”) and will expire twenty-four months following the effective date of the Stockholder Approval. Neither the issuance of the September Private Placement Warrants nor the September Warrant Shares was registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time of the closing of the September Offering, and was instead registered under this registration statement. The September Private Placement Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Unless otherwise elected by the respective holder, a holder of a September Private Placement Warrant (together with its affiliates) may not exercise any portion of the September Private Placement Warrants to the extent that the holder would own more than 4.99% (or, at the holder's option upon issuance, 9.99%) of the Company's outstanding Common Stock immediately after exercise. However, upon at least 61 days' prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Common Stock after exercising the holder's September Private Placement Warrants up to 9.99% of the number shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the September Private Placement Warrants.

The September Offering closed on September 23, 2025. The September Offering resulted in aggregate gross proceeds to the Company of approximately $2.5 million, before deducting the Placement Agent fees and related offering expenses. Additionally, if the holders of September Private Placement Warrant exercise such September Private Placement Warrant in full following the Stockholder Approval, the Company would receive additional gross proceeds of approximately $7.5 million. The Company intends to use the net proceeds from the September Offering for working capital and other general corporate purposes.

On September 17, 2025, the Company entered into an engagement letter in connection with the September Offering (as subsequently amended, the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the issuance and sale of securities of the Company pursuant to the September Purchase Agreement. As compensation for such placement agent services, the Company has agreed to pay the Placement Agent an aggregate cash fee equal to 7.5% of the gross proceeds received by the Company from sales to the Purchasers in the September Offering, plus a management fee equal to 1.0% of the gross proceeds received by the Company from the September Offering. The Company reimbursed the Placement Agent for $50,000 of its fees and expenses of legal counsel and other out-of-pocket expenses, $5,000 for non-accountable expenses, and $7,500 of clearing expenses.

The Company also issued to designees of the Placement Agent warrants to purchase up to that number of shares of Common Stock equal to 7.5% of the aggregate number of Shares sold in the September Offering, or 143,130 shares of Common Stock (the “September Placement Agent Warrants” and, together with the September Private Placement Warrants, the “September Warrants”). The September Placement Agent Warrants are exercisable commencing on the effective date of the Stockholder Approval, will expire on the earlier of (i) two years from the date of the Stockholder Approval and (ii) September 22, 2030, and have an exercise price of $1.6375 per share. Neither the September Placement Agent Warrants nor the shares of Common Stock issuable upon the exercise of the September Placement Agent Warrants (the “September Placement Agent Warrant Shares”) were registered under the Securities Act at the time of closing the September Offering. The September Placement Agent Warrants and the September Placement Agent Warrant Shares were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D thereunder.

In addition, in connection with any future exercise of the September Private Placement Warrants, the Company has agreed to (A) pay the Placement Agent (i) a cash fee equal to 7.5% of the aggregate gross exercise price paid in cash with respect to the exercise of such September Private Placement Warrants and (ii) a management fee equal to 1.0% of the aggregate gross exercise price paid in cash with respect to the exercise of such September Private Placement Warrants and (B) issue to the Placement Agent or its designees additional September Placement Agent Warrants to purchase that number of shares equal to 7.5% of the aggregate number of shares of Common Stock underlying such September Private Placement Warrants that have been exercised.

Pursuant to the terms of the September Purchase Agreement, we filed with the SEC the registration statement on Form S-1 of which this prospectus forms a part to register the resale under the Securities Act the September Warrant Shares.

The foregoing summaries of the form of September Purchase Agreement, the form of September Private Placement Warrant and the form of September Placement Agent Warrant do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.31, 4.5 and 4.6 hereto, respectively, which are incorporated herein by reference.

October 2025 Offering

On October 7, 2025, the Company entered into an additional Securities Purchase Agreement (the “October Purchase Agreement”) with the Purchasers pursuant to which the Company issued and sold, in a registered direct offering by the Company directly to the Purchasers (the “October Registered Offering”) 3,007,524 shares (the “October Shares”) of our Common Stock at a purchase price of $1.33 per share. The October Shares were offered pursuant to the Shelf Registration Statement and a related prospectus supplement filed with the Securities and Exchange Commission.

Pursuant to the October Purchase Agreement, in a concurrent private placement (the “October Private Placement” and together with the Registered Offering, the “October Offering”), the Company issued to the Purchasers warrants (the “October Private Placement Warrants”) to purchase up to an aggregate of 9,022,572 shares of Common Stock (the “Warrant Shares”). The October Private Placement Warrants have an exercise price of $1.33 per share, were immediately exercisable, and will expire on the second anniversary of the date on which the registration statement of which this prospectus is a part becomes effective (the “Effective Date”). Neither the issuance of the October Private Placement Warrants nor the October Warrant Shares was registered at the time of closing under the Securities Act. The October Private Placement Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Unless otherwise elected by the applicable holder, a holder of a October Private Placement Warrant (together with its affiliates) may not exercise any portion of the October Private Placement Warrants to the extent that the holder would own more than 4.99% (or, at the holder's option upon issuance, 9.99%) of the Company's outstanding Common Stock immediately after exercise. However, upon at least 61 days' prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Common Stock after exercising the holder's October Private Placement Warrants up to 9.99% of the number of the Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the October Private Placement Warrants.

The October Offering closed on October 9, 2025. The Offering resulted in aggregate gross proceeds to the Company of approximately $4.0 million, before deducting the Placement Agent fees and related offering expenses. Additionally, if the holders of October Private Placement Warrants exercise such October Private Placement Warrants in full, the Company would receive additional gross proceeds of approximately $12.0 million. The Company intends to use the net proceeds from the October Offering for working capital and other general corporate purposes.

Pursuant to the Engagement Letter with the Placement Agent, the Placement Agent agreed to serve as the exclusive placement agent for the issuance and sale of securities of the Company pursuant to the October Purchase Agreement. As compensation for such placement agent services, the Company agreed to pay the Placement Agent an aggregate cash fee equal to 7.5% of the gross proceeds received by the Company from sales to the Purchasers in the October Offering, plus a management fee equal to 1.0% of the gross proceeds received by the Company from the October Offering. The Company also reimbursed the Placement Agent for $50,000 of its fees and expenses of legal counsel and other out-of-pocket expenses, $20,000 for non-accountable expenses, and $15,950 of clearing expenses.

The Company also agreed to issue to the Placement Agent or its designees warrants to purchase up to that number of shares of Common Stock equal to 7.5% of the aggregate number of shares sold in the October Offering, or 225,564 shares of Common Stock (the “October Placement Agent Warrants” and, together with the October Private Placement Warrants, the “October Warrants”). The Placement Agent Warrants are immediately exercisable, will expire on the earlier of (i) two years from the Effective Date and (ii) October 7, 2030, and have an exercise price of $1.6625 per share. Neither the October Placement Agent Warrants nor the shares of Common Stock issuable upon the exercise of the October Placement Agent Warrants (the “October Placement Agent Warrant Shares”) are registered under the Securities Act. The October Placement Agent Warrants and the October Placement Agent Warrant Shares were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D thereunder.

In addition, in connection with any future exercise of the October Private Placement Warrants, the Company has agreed to (A) pay the Placement Agent (i) a cash fee equal to 7.5% of the aggregate gross exercise price paid in cash with respect to the exercise of such October Private Placement Warrants and (ii) a management fee equal to 1.0% of the aggregate gross exercise price paid in cash with respect to the exercise of such October Private Placement Warrants and (B) issue to Placement Agent or its designees additional October Placement Agent Warrants to purchase that number of shares equal to 7.5% of the aggregate number of shares of Common Stock underlying such October Private Placement Warrants that have been exercised.

Pursuant to the terms of the October Agreement, we filed with the SEC the registration statement on Form S-1 of which this prospectus forms a part to register the resale under the Securities Act the September Warrant Shares.

The foregoing summaries of the form of October Purchase Agreement, the form of October Private Placement Warrants and the form of October Placement Agent Warrant do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 10.32, 4.7 and 4.8 hereto, respectively, which are incorporated herein by reference.

USE OF PROCEEDS

We are not selling any shares of our Common Stock in this offering, and we will not receive any of the proceeds from the sale of shares of our Common Stock by any selling securityholder. The selling securityholders will receive all of the proceeds from any sales of the shares of our Common Stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our Common Stock offered hereby.

We will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. If all the Warrants were exercised for cash, we would receive gross proceeds of approximately $20.1 million. However, the holders of the warrants are not obligated to exercise the warrants, and we cannot predict whether or when, if ever, the holders of the warrants will choose to exercise the warrants, in whole or in part. Accordingly, any proceeds from such exercise will be used for general corporate purposes and working capital.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market for Common Stock

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “COCH.”

As of June 8, 2026, there were 272 holders of record of our Common Stock. However, because many of the shares of Common Stock are held by brokers and other institutions on behalf of public holders of the Common Stock we believe there are substantially more beneficial holders of Common Stock than record holders.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. For the foreseeable future, we expect to retain future earnings, if any, for future operations, expansion and debt repayment, and we have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, the dividend rights of the Series A Preferred Stock pursuant to the Certificate of Designation, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. Except with respect to dividends on shares of Series A Preferred Stock pursuant to the terms of the Certificate of Designation, we do not anticipate declaring any cash or stock dividends in the foreseeable future. Further, the ability of the Board of Directors to declare cash or stock dividends may be limited by the terms of financing or other agreements entered into by the Company or its subsidiaries from time to time.

SELLING SECURITYHOLDERS

The Common Stock being offered by the selling securityholders are those issuable to the selling securityholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see the section captioned “The Common Stock and Warrant Offerings” above. We are registering the shares of Common Stock in order to permit the selling securityholders to offer the shares for resale from time to time. Except as described below, to our knowledge, each of the selling securityholders have not been an officer or director of ours or of our affiliates within the past three years or has any material relationship with us or our affiliates within the past three years.

The table below lists the selling securityholders and other information regarding the beneficial ownership of the shares of Common Stock by the selling securityholders. The second column lists the number of shares of Common Stock beneficially owned by the applicable selling securityholder, based on its ownership of the shares of Common Stock and Warrants, as of June 8, 2026, assuming exercise of the warrants held by the selling securityholders on that date, without regard to any limitations on exercises. The third column lists the maximum number of shares of Common Stock that may be sold or otherwise disposed of by the selling securityholders pursuant to the registration statement of which this prospectus forms a part. The selling securityholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our Common Stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our Common Stock which the stockholder has the right to acquire within 60 days of June 8, 2026. The percentage of beneficial ownership for the selling securityholders is based on 77,021,110 shares of our Common Stock outstanding as of June 8, 2026, and the number of shares of our Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of June 8, 2026 beneficially owned by the selling securityholders. The fourth column assumes the sale of all of the shares of Common Stock offered by the selling securityholders pursuant to this prospectus.

Under the terms of the warrants, the selling securityholders may not exercise the warrants to the extent such exercise would cause such selling securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or for certain holders, 9.99%) of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Information about the selling securityholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law. Unless otherwise noted below, the address of the selling securityholders listed on the table is c/o Envoy Medical, Inc., 4875 White Bear Parkway, White Bear Lake, MN 55110.

	Beneficial Ownership Prior to the Offering(1)			Beneficial Ownership After the Offering
Name of Selling securityholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock(2)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering(3)	Percentage of Outstanding Common Stock(3)
Intracoastal Capital LLC(4)	2,458,529	3.10%	2,457,963	566	*
Lincoln Alterative Strategies LLC(5)	2,457,963	3.10%	2,457,963	0	*
3i, LP(6)	2,457,963	3.10%	2,457,963	0	*
Lind Global Fund III LP(7)	2,457,963	3.10%	2,457,963	0	*
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(8)	2,457,963	3.10%	2,457,963	0	*
BPY Limited(9)	934,026	1.20%	934,026	0	*
Nomis Bay Ltd(10)	1,523,937	1.94%	1,523,937	0	*
Augustus Trading LLC(11)	236,424	*	236,424	0	*
Noam Rubinstein(12)	116,139	*	116,139	0	*
Wilson Drive Holdings LLC(13)	12,444	*	12,444	0	*
Charles Worthman(14)	3,687	*	3,687	0	*

(1)	Assumes all warrants are exercised.
(2)	Based on a denominator equal to the sum of (i) 77,021,110 shares of Common Stock outstanding on June 8, 2026, and (ii) the number of shares of Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of June 8, 2026 beneficially owned by the applicable selling securityholder.

(3)	Assumes that (i) all of the shares of Common Stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling securityholders do not acquire additional shares of our Common Stock after the date of this prospectus and prior to completion of this offering. The percentage of beneficial ownership after the offering is based on 77,021,110 shares of our Common Stock outstanding on June 8, 2026.
(4)	Consists of (i) 954,201 shares of Common Stock issuable upon exercise of September Private Placement Warrants, (ii) 1,503,762 shares of Common Stock issuable upon exercise of October Private Placement Warrants, and (iii) 566 shares of Common Stock issuable upon exercise of Public Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act")) of the securities reported herein that are held by Intracoastal. The principal address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, FL 33483.
(5)	Consists of (i) 954,201 shares of Common Stock issuable upon exercise of September Private Placement Warrants, and (ii) 1,503,762 shares of Common Stock issuable upon exercise of October Private Placement Warrants. Stephen Temes, the control person of Lincoln Alternative Strategies LLC (“Lincoln Alternative”), has voting and investment control of the shares held by Lincoln Alternative and may be deemed to be the beneficial owner of such shares. Mr. Temes, however, disclaims any beneficial ownership of the shares held by Lincoln Alternative. The principal address of Lincoln Alterative is 404 Washington Ave #650; Miami Beach, FL 33139.
(6)	Consists of (i) 954,201 shares of Common Stock issuable upon exercise of September Private Placement Warrants, and (ii) 1,503,762 shares of Common Stock issuable upon exercise of October Private Placement Warrants. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The principal address of 3i, LP is 2 Wooster St. FL 2 New York, NY 10013.
(7)	Consists of (i) 954,201 shares of Common Stock issuable upon exercise of September Private Placement Warrants, and (ii) 1,503,762 shares of Common Stock issuable upon exercise of October Private Placement Warrants. Jeff Easton, the managing member of Lind Global Fund III LPLLC, which is the general partner of Lind Global Fund III LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund III LP. However, Mr. Eaton disclaims beneficial ownership of such shares. The principal address of Lind Global Fund III LP is 444 Madison Ave Fl 41, New York NY 10022.
(8)	Consists of (i) 954,201 shares of Common Stock issuable upon exercise of September Private Placement Warrants, and (ii) 1,503,762 shares of Common Stock issuable upon exercise of October Private Placement Warrants. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, which controls Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”), may be deemed to have investment discretion and voting power over the shares held by Alto. Mr. Khatri disclaims beneficial ownership of such shares. The principal address of Alto is co/ Ayrton LLC 55 Post Rd W, 2nd floor Westport, CT 06880.
(9)	Consists of (i) 362,595 shares of Common Stock issuable upon exercise of September Private Placement Warrants, and (iii) 571,431 shares of Common Stock issuable upon exercise of October Private Placement Warrants. James Keyes has voting control and investment discretion over securities beneficially owned directly or indirectly by BPY Ltd. Mr. Keyes disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by BPY Ltd. The business address of BPY Ltd. is 5 Reid Street, Hamilton, Bermuda HM 11.
(10)	Consists of 591,606 shares of Common Stock issuable upon exercise of September Private Pla cement Warrants, and (ii) 932,331 shares of Common Stock issuable upon exercise of October Private Placement Warrants. James Keyes has voting control and investment discretion over securities beneficially owned directly or indirectly by Nomis Bay Ltd. Mr. Keyes disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by Nomis Bay Ltd. The business address of Nomis Bay Ltd. is 5 Reid Street, Hamilton, Bermuda HM 11.
(11)	Consists of (i) 91,782 shares of Common Stock issuable upon the exercise of September Placement Agent Warrants and (ii) 144,642 shares of Common Stock issuable upon the exercise of October Placement Agent Warrants. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities.
(12)	Consists of (i) 45,086 shares of Common Stock issuable upon the exercise of September Placement Agent Warrants, and (ii) 71,053 shares of Common Stock issuable upon the exercise of October Placement Agent Warrants. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer, with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling securityholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling securityholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(13)	Consists of (i) 4,831 shares of Common Stock issuable upon the exercise of September Placement Agent Warrants and (ii) 7,613 shares of Common Stock issuable upon the exercise of October Placement Agent Warrants. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling securityholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(14)	Consists of (i) 1,431 shares of Common Stock issuable upon the exercise of September Placement Agent Warrants, and (ii) 2,256 shares of Common Stock issuable upon the exercise of October Placement Agent Warrants. Mr. Worthman is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer, with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling securityholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling securityholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

The selling securityholders of the Common Stock registered hereunder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable efforts to keep this registration statement effective at all times until the selling securityholders no longer own any Warrants or shares of Common Stock issuable upon the exercise of the Warrants.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock Common Stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

BUSINESS

Unless otherwise noted or the context otherwise requires, all references in this section to “Envoy Medical,” “we,” “us” or “our” refer to Envoy Medical, Inc. following the Business Combination, other than certain historical information which refers to the business of Legacy Envoy prior to the consummation of the Business Combination.

Overview

We are a hearing health company focused on providing innovative medical technologies across the hearing loss spectrum. Our technologies are designed to shift the paradigm within the hearing industry and bring both providers and patients the hearing devices they desire. We are dedicated to pushing beyond the status quo to provide patients with improved access, usability, independence, and quality of life. We believe leveraging the ear’s natural anatomy, rather than external or sub-dermal artificial microphone, is the ideal way for people to hear.

To leverage the natural ear’s benefits, an implanted sensor was created to pick up incoming sound energy from the ossicular chain (i.e., the three tiny hearing bones that connect the eardrum to the cochlea). The sensor absorbs the mechanical energy from ossicular chain and turns it into a signal that can be processed, improved, and increased for a patient’s particular hearing needs.

Our first product, the Esteem FI-AMEI, received FDA approval in 2010. The Esteem FI-AMEI remains the only FDA approved fully implanted active hearing implant on the market. The Esteem FI-AMEI failed to gain commercial traction, primarily because the Centers for Medicaid and Medicare Services (“CMS”) classified it as a hearing aid and therefore not eligible for coverage. We believe hearing aid classification is improper for the Esteem FI-AMEI and we continue to work towards having the Esteem FI-AMEI properly classified as a Fully Implanted Active Middle Ear Implant.

Despite the commercial challenges of the Esteem FI-AMEI, roughly 1,000 devices were implanted globally. Some devices were implanted in the early 2000s during clinical trials, providing us with over two decades of experience with its implantable sensor technology. Throughout our experience, our sensor technology proved a viable alternative to external or implanted microphones.

In late 2015, we made the decision to shift our focus from the Esteem FI-AMEI to a new product that would leverage our sensor technology and incorporate it into a cochlear implant. As a result, we have developed the investigational Acclaim CI. We now believe we have the possibility to disrupt the cochlear implant market currently dominated by three main incumbents.

Our Product

Cochlear Implants — Fully Implanted vs. Partially Implanted

The cochlea converts vibrations from the ossicular chain into nerve signals that are transmitted through the auditory nerve for processing by the brain. Cochlear implants use electronic signals to directly stimulate the auditory nerve via the cochlea.

Partially implanted cochlear implants have two main components: a large external component that sits on or behind the patient’s ear and a surgically implanted internal component. The external component contains a microphone, sound processer, and batteries. A magnetic coil on the external component lines up with an internal magnetic coil in the internal component. The signal from the external component is transferred to the internal coil where it is delivered to the electrode array, which is implanted in the cochlea, to electrically stimulate the cochlea.

Ear with cochlear implant
Transmitter
Speech processor
Receiver/stir
Microphone

Source: NIH/NIDCD

The Acclaim CI is fully implanted and does not have the need for any external component to be worn on the ear. Unlike partially implanted devices, the Acclaim CI uses the ear to capture sound via a piezoelectric sensor that is implanted in the middle ear. The sound processor and power source are also implanted.

CAUTION: Investigational Device — Limited by Federal Law to Investigational Use.

Acclaim CI — A Breakthrough Device

The Acclaim CI received the Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) in 2019. However, the process of medical device development is inherently uncertain and there is no guarantee that this designation will accelerate the timeline for approval or make it more likely that the Acclaim CI will be approved.

Hearing loss is currently an irreversible and debilitating human condition. Significant hearing loss is correlated with increased anxiety, depression, social isolation, falls, and other costly health issues. An article published in the journal Acta Otorhinolaryngol Italica in June 2016 suggests that untreated or undertreated moderate to profound hearing loss correlates with earlier loss of cognitive function and poorer cardiovascular health.1 While some solutions for hearing loss already exist (e.g., hearing aids, traditional cochlear implants) these have inherent limitations in being fully or partially external, which limit patients in initial time to adoption, hours of use during the day (inherent compliance restrictions), lifestyle, and quality of life.

We believe that the Acclaim CI will be able to offer hearing benefit over the patient’s baseline condition and may also offer other important advantages over alternative hearing loss treatments, such as:

○	Increased daily usage. We believe that the fully implanted nature of the Acclaim CI will facilitate an increase in daily usage over other types of cochlear implants because the device can be used 24-hours a day.

○	Hearing at night. Unlike other types of available cochlear implants, the Acclaim CI can be used at night. This capability will support audibility of alarms, sirens, telephones, and other people for an added sense of security while they sleep.

○	Hearing in and around water. Patients using the Acclaim CI will not need to worry about removing their device when showering, at the beach, or swimming laps. They will also not need to worry about damaging the device if caught in the rain.

○	Hearing in active situations. A patient using the Acclaim CI will not need to worry about the external processor falling off during exercise or other physical activities. The patient will not need to preemptively remove the device prior to engaging in these types of activities, thus retaining audibility of the surrounding environment.

○	Lowered battery maintenance. Other cochlear implants require near-daily battery replacement or battery charging. In addition to the logistical hassle of worrying about keeping the batteries charged, this can be challenging for patients who have issues with dexterity or neuropathy, as the batteries and components are small and can be hard to handle. The Acclaim CI is designed with a battery contained within the implanted system components intended to be charged wirelessly through the skin. The Acclaim CI battery is expected to last for several days between charges and will not require the patient to use or handle small components like current cochlear implant systems do.

○	No need for backup or secondary processors. Many patients who have partially implanted cochlear implants with external hardware desire or need a backup processor. The backup processor provides the patient with a sense of security because they know if their primary processor is lost or damaged, they will be left without hearing for a period of time while they wait for a replacement. In addition, lost or damaged components can be expensive to replace, with the cost of replacement often not covered by insurance. The Acclaim CI processor is implanted and therefore not susceptible to damage, discomfort or issues associated with moisture, germs, dirt, or other external causes of loss or physical damage due to having an externally worn processor.

[1]	Source: Fortunato S, et al.; A Review of New Insights on the Association Between Hearing Loss and Cognitive Decline in Ageing; Acta Otorhinolaryngologica Italica (Jun 2016), finding that increasing evidence has linked age related hearing loss to more rapid progression of cognitive decline and incidental dementia and that many aspects of daily living of elderly people have been associated to hearing abilities, showing that hearing loss affects the quality of life, social relationships, motor skills, psychological aspects and function and morphology in specific brain areas.

○	No interference with equipment designed for non-hearing impaired. The externally worn components of currently available cochlear implants can make wearing equipment or accessories difficult for existing cochlear implant patients. For example, wearing helmets, hats, headphones, stethoscopes, or other accessories can interfere with the placement of the external components and cause “coil offs” or prevent the patient from using the device altogether.

○	Earlier adoption of cochlear implant technology from reduced stigma. For many potential users of hearing instruments like hearing aids and cochlear implants, the perception of stigma associated with those technologies can prevent or delay the adoption of the technology. We believe that the Acclaim CI, with no externally worn components, may help reduce or perhaps even eliminate such stigma. We believe we can increase penetration rates for adult cochlear implants in the U.S.

○	Potential to significantly reduce overall costs while improving net healthcare outcomes. We believe a fully implanted cochlear implant should reduce cochlear implant costs over time by eliminating costly external components that are frequently replaced at the expense of the patient, the insurer, Medicare, or other third-party payor. There is also reason to believe that increasing compliance and use of cochlear implants, reducing time to adoption for candidates, and increasing safety and security by providing the ability for true all-day hearing may improve the net healthcare outcome for society over time.

The Acclaim CI is implanted by a surgeon through a procedure that we believe will average around two and a half to three hours under general anesthesia. We expect that patients will experience mild to moderate discomfort after the procedure and benefit from several days of rest after surgery. A four-week waiting period is required before the Acclaim CI can be activated to allow the middle ear to heal and fluid from surgery to dissipate. It is expected that the Acclaim CI battery pack will be replaced every 8-12 years via a less invasive surgical procedure that only replaces the Acclaim CI battery pack in the pectoral region (i.e., the whole system does not need to be replaced, just the Acclaim CI battery pack).

All of the competitive advantages referred to above require that the Acclaim CI obtain FDA approval in its current form and substantially on our planned timeline. If FDA approval is materially delayed for any reason, it is possible that competitors will offer products with similar features before we are able to market the Acclaim CI.

Market Overview

Overview of Hearing Loss

According to the National Center for Health Statistics, hearing loss impacts about 15% of the adult population in the United States.2 Among older adults, nearly 25% of people aged 65 to 74 have disabling hearing loss, and 50% of those aged 75 and older have disabling hearing loss, according to the National Institute on Deafness and Other Communications Disorders.3 Organizations such as the Centers for Disease Control and Prevention (CDC) and the World Health Organization (WHO) have recognized significant hearing loss as one of the most common disabilities impacting people around the world.4 The WHO estimates economic impact of untreated or undertreated hearing loss is approximately $750 billion each year.5

In common parlance, the terms “hearing loss,” “hard of hearing,” or “deafness” are often used to describe a variety of types, levels, and causes of hearing loss that are treated differently clinically. The hearing loss market can be classified based on causes and severity of hearing loss.

[2]	Source: National Health Interview Survey; Center For Disease Control And Prevention: National Center For Health Statistics (2022), finding that as of 2022 15.5% of US adults reported some level of difficulty hearing.
[3]	Source: Quick Statistics About Hearing; National Institute Of Health; National Institute On Deafness And Other Communications Disorders (https://www.nidcd.nih.gov/health/statistics/quick-statistics-hearing), summarizing statistics on hearing loss, including that 25% of people aged 65 to 74 have disabling hearing loss, and 50% of those aged 75 and older have disabling hearing loss.
[4]	Source: Preventing Noise-Induced Hearing Loss; Center For Disease Control And Prevention (2022); and Deafness and Hearing Loss, World Health Organization (2023), each providing an overview of the prevalence of hearing loss.
[5]	Source: Global Costs of Unaddressed Hearing Loss and Cost-Effectiveness of Intervention; World Health Organization (2017), providing an overview of the global costs of hearing loss, including components of cost and the monetary values attributable to such elements as costs typically incurred by health-care systems and patients, respectively, and reaching the conclusion that the cost of untreated or undertreated hearing loss is approximately $750 billion each year.

There are three main types of hearing loss: sensorineural, conductive, and mixed. Sensorineural hearing loss is due to problems of the inner ear and is often caused by damage to “hearing hair cells” in the cochlea. Common causes include normal aging, excessive noise exposure, viral infections, and exposure to drugs that are toxic to the hearing system. According to data published in the Journal of the American Medical Association, sensorineural hearing loss is the most common form of hearing loss, representing approximately 90% of all hearing loss.6

Conductive hearing loss is due to mechanical or structural problems with a part of the hearing system, generally a result of congenital issues with or damage to the ear canal, ear drum, or ossicular chain. Common causes include malformation of a particular part of the hearing system, middle ear infection, perforation of the eardrum, wax buildup, or dislocation of the ossicles. Conductive hearing loss represents approximately 10% of all hearing loss, according to data published in the Journal of the American Medical Association.7 Finally, mixed hearing loss has some combination of both sensorineural and conductive components.

In addition to the three main types of hearing loss, there are generally five levels of hearing loss severity: normal, mild, moderate, severe, and profound. Normal hearing is often defined as 0-20 decibels (dB) of hearing loss and even with a slight loss most people do not notice any impact. Mild hearing loss is often defined as 20-40 dB of hearing loss with some people reporting difficulty hearing soft spoken people. Most people with mild hearing loss do not address their hearing loss.

As hearing loss progresses, the impact on the individual becomes more noticeable. Moderate hearing loss is often defined as 40-70 dB of hearing loss and begins to show up with people reporting the ability to “hear but not understand” speech. More words are missed in conversations, and it is harder to hear in certain environments.

Moderate to profound hearing loss is often defined as 70-90 dB of hearing loss. People with severe hearing loss are unable to hear most speech and miss large portions of conversations without assistance. People with severe hearing loss may find that even with hearing aids they are not getting enough benefit to hear and understand most of the words in a conversation.

Profound hearing loss is often defined as 90 dB or more of hearing loss. People with profound hearing loss cannot hear speech or loud sounds such as sirens or horns. Most people who are considered clinically “deaf” would have severe to profound hearing loss.

Overview of Hearing Devices

There are several different types of hearing devices to address hearing loss. It is common for hearing loss to progress (i.e., continue to get worse) over the course of an individual’s life, so it is possible that a patient may have one or more hearing devices during the course of their lives.

Personal Sound Amplification Devices (PSAPs) are small electronic devices used to make sounds louder but with little sophistication. They are limited in ability and are only suitable for normal to mild hearing loss.

[6]	Source: Yueh B, et al.; Screening and Management of Adult Hearing Loss in Primary Care: Scientific Review; Journal Of The American Medical Association (2003), providing an epidemiology of types of hearing loss and identifying sensorineural hearing loss as the cause of 90% of hearing loss.
[7]	Source: Yueh B, et al.; Screening and Management of Adult Hearing Loss in Primary Care: Scientific Review; Journal Of The American Medical Association (2003), providing an epidemiology of hearing loss, including the allocation of hearing loss between sensorineural hearing loss and other types.

Hearing aids are the most common form of hearing device. These are small sound-amplifying devices that come in a variety of shapes and sizes. They are always external and pick up sound through a microphone and amplify the sound through a speaker in the ear canal. There are over-the-counter hearing aids (no prescription required) designed to treat mild to moderate hearing loss and prescription hearing aids designed to treat more significant hearing loss. Hearing aids can be used for all types of hearing loss and are typically the first device a person with hearing loss will try.

Active middle ear implants are implanted fully or partially in the middle ear (i.e., where the three ossicles or hearing bones are located). They are typically designed to treat moderate to severe sensorineural hearing loss, but some also can address a certain level of mixed hearing loss. Middle ear implants use mechanical energy to directly drive the cochlea with mechanical energy. Middle ear implants are not common due to the lack of reimbursement coverage throughout the world. The Esteem FI-AMEI is the only fully implanted active middle ear device currently with FDA approval and commercially available in the United States.

Cochlear implants are electrical hearing devices. They deliver electrical stimulation to the cochlea via an electrode array. The electrical stimulation is picked up by the hearing nerve and patients are able to perceive sound. Traditionally, all cochlear implants were partially implanted with an external component. We believe the Acclaim CI will be the first-of-a-kind cochlear implant with no external component worn on the ear or required for daily hearing and that leverages the ear to pick up sound (i.e., versus a microphone).

Auditory osseointegrated implants (i.e. bone conduction implants) are used for conductive or certain types of mixed hearing loss. They are not used for sensorineural hearing loss. They address a patient’s conductive hearing loss by transferring sound information through the patient’s skull via vibration.

Acclaim CI’s Market Opportunity

The Acclaim CI is designed to address sensorineural hearing loss that is not adequately addressed by hearing aids. As part of the clinical trial, the Acclaim CI will only be intended for adults with severe-to-profound sensorineural hearing loss who have been deemed adequate candidates by a qualified physician.

We believe there is a significant population of adults in the United States who are cochlear implant candidates but choose not to get traditional, partially-implanted cochlear implants because of the external component required for daily hearing. We believe this is one of the main reasons why industry sources, such as a 2018 paper published in the journal Trends in Hearing, and our own market research estimate 5-8% penetration rate for cochlear implants in the adult population.8

Based on published literature and industry sources (prior to candidacy expansion for cochlear implant candidates), including the American Journal of Public Health, we believe there are approximately 6.6 million Americans age 12 or older with severe to profound hearing loss in at least one ear.9 Incorporating estimates for clinical indications (including limited benefit from hearing aids), we believe there are approximately 2.8 million adults in the United States who could qualify for a cochlear implant. Based on an assumed selling price in the United States for a traditional cochlear implant of $30,000 (a $5,000 premium over the average sale price of current partially-implanted devices), we believe the adult cochlear implant market in the United States alone represents a potential market opportunity of over $80 billion.

[8]	Sources: Holder JT, et al., Current Profile of Adults Presenting for Preoperative Cochlear Implant Evaluation; Trends In Hearing (2018), providing an analysis of implantation rates of cochlear implants among adults receiving preoperative screening, including a determination that “the market penetration for cochlear implantation was just 7.7% in the adult population of individuals with severe-to-profound sensory hearing loss.” We have also commissioned market research by S2N Health, which analyzed available literature and estimates from other market participants to reach the 5 – 8% penetration rate, based in part on an expansion of candidacy criteria since the publication of the Holder article. As an example of the effect of changing candidacy criteria, Nassiri AM, et al., determined penetration rates to be 12.1% based on the prior more restrictive criteria and 2.1% based on the current, broader criteria. Current Estimates of Cochlear Implant Utilization in the United States, Otol Neurotol (June 2022).

[9]	Source: Goman, AM and Frank RL, Prevalence of Hearing Loss by Severity in the United States, American Journal of Public Health (Oct 2016), estimating that 6.6 million (2.5%) of Americans aged 12 years or older have severe to profound hearing loss in at least one ear, with three quarters of these individuals being older than 60 years. We do not plan to market the Acclaim CI to patients under age 18.

Based on the published literature and industry sources previously referenced, we believe there will be roughly 25,000 – 30,000 adults implanted with a cochlear implant in the United States every year by 2026. Based on an assumed selling price of $30,000, that is an annual market opportunity that exceeds $750 million for just the United States adult population.

In addition, many estimates from published literature and industry sources were made prior to changing candidacy within the cochlear implant market. Two major shifts in clinical candidacy have likely increased the market sizes: (a) CMS has expanded coverage from 40% word recognition scores to 60% word recognition scores and (b) there is more acceptance of treating single sided deafness with a cochlear implant.

While these numbers represent the entire adult cochlear implant market in the United States, we believe that if we are able to establish distribution channels and strategic relationships with clinics and healthcare professionals the Acclaim CI will be in a unique position to capture existing market share quickly and to also capture a healthy portion of the unserved market — those who are not pursuing a cochlear implant because of the external components. Moreover, it is reasonable to believe that Acclaim CI will demand a higher average selling price than existing partially implanted cochlear implants.

We also believe there are substantial total market and annual market opportunities outside the United States. Currently, our analysis estimates that approximately 50% of the hearing device market is international. Given the greater number of hearing loss patients outside the United States, we also believe the international market is currently significantly underserved and offers significant opportunity for expansion if we are able to obtain the necessary regulatory approvals and expand our international distribution capabilities. However, we will be unable to expand into international markets if we are unable to obtain these regulatory approvals.

Market Competition

There are currently three major cochlear implant manufacturers — Cochlear Ltd., Advanced Bionics (Sonova), and Med-El. Oticon Medical (Demant) was set to become the fourth global cochlear implant player, but Cochlear Ltd has purchased the cochlear implant business portion of Oticon Medical from Demant. There are a few other minor regional players, such as Nurotron in China, which appears to be focused on developing countries.

Cochlear Ltd. (ASX: COH) is the leading cochlear implant device manufacturer with approximately 60% of global market share and a market capitalization of approximately $12 billion as of December 31, 2025.

In comparison to Envoy Medical, the three current primary providers of cochlear implants have a greater penetration into the hearing loss treatment market, which has allowed them to develop relationships with audiologists, otolaryngologists (ENT physicians), hearing loss centers, and the other physicians on whom providers rely for referrals. The current providers also have existing relationships with patients who have used their devices. In addition, current providers also have substantially greater financial and operational resources, which may give them an advantage in capitalizing on new technology and responding to other changes to the marketplace.

If we are able to obtain regulatory approval of the Acclaim CI, we believe physicians and patients will be receptive to its competitive advantage as a fully implanted cochlear implant. However, based on our lack of history in the market, we will need to make material investments in patient advertising, provider education and training, distribution capabilities, and physician strategic relationships to capitalize on such advantages and gain market share. We will be unable to begin investing in these areas until we obtain FDA approval.

Market Trends

The first documented cochlear implant was completed in 1961. The initial devices were crude single electrode cochlear implants with the intended purpose of giving some basic environmental and situational awareness to adults with profound hearing loss. A few years later, multi-channel devices were introduced. Over time, multi-channel devices evolved more quickly and allowed for more robust processing and mapping strategies. By the 1980s, cochlear implants were an accepted standard of care for adults with profound hearing loss with the multi-channel devices becoming the preferred design by most healthcare professionals.

The next two to three decades focused on the evolution of multi-channel electrodes and creating new sound processing and electrode mapping techniques to focus on speech understanding. As a result, most cochlear implant patients can understand speech quite well with the appropriate follow-up and speech therapy. Candidacy was expanded to include children and people with different levels or types of hearing loss.

Over the last few years, the trends of the cochlear implant industry have mirrored that of the hearing aid industry, with less emphasis on hardware design and more placed on appearance and usability. The physical form and function have not changed significantly, although new sound processing strategies have been implemented to improve patient outcomes. While product reliability has gradually improved, clinical efficacy seems to have plateaued.

To increase market share, manufacturers have focused on making cochlear implants more visibly appealing (e.g., slightly smaller external components, color “kits” for the external components), user friendly (e.g., connectivity), environmentally robust (e.g., water resistance), and more reliable (e.g., fewer recalls).

We believe that the trend over the next decade will be a continuation of the focus on usability, connectivity, lifestyle, and miniaturization. As cochlear implants become more accepted as a therapy for individuals with moderate to profound sensorineural hearing loss, manufacturers will pay attention to ways of making patients interested in their device over a similarly performing competing device.

Another major trend within the industry is the loosening of the clinical candidacy requirements. In addition to people with “better” hearing levels being considered for cochlear implants (e.g., people with moderate hearing in the lower frequencies) there has also been a movement to implant people with “single sided deafness” (“SSD”). Both Med El (in 2019) and Cochlear (in 2021) achieved FDA approval for treatment of those with SSD and asymmetric hearing loss. As a result, more patients are eligible for cochlear implants than ever before.

Finally, industry participants have made material investments to inform more adult candidates about cochlear implants to increase usage. Currently, industry sources, including a 2018 paper published in the journal Trends in Hearing,10 and our own market research estimate that less than 10% of adults who meet the indications for cochlear implant candidacy are implanted, leaving more than 90% of the current adult market as untapped potential for new technologies. However, we will require FDA approval for the Acclaim CI and significant investment in our training and distribution network before we can access such market.

Reimbursement Strategy

Cochlear implants enjoy a fully developed reimbursement pathway. Cochlear implants have been deemed a coverable benefit by CMS and enjoy an existing National Coverage Determination (“NCD”). In the United States, many private and public payors cover at least one cochlear implant per adult. There is existing coding, coverage, and payment for cochlear implants.

Unlike the Esteem FI-AMEI, which was classified as a hearing aid by CMS and therefore statutorily excluded from being a coverable benefit under Medicare and Medicaid, the Acclaim CI is expected to be eligible for Medicare and Medicaid coverage as a cochlear implant.

[10]	Source: Holder JT, et al., Current Profile of Adults Presenting for Preoperative Cochlear Implant Evaluation; Trends in Hearing (2018).

As mentioned above, the Acclaim CI received Breakthrough Device Designation. There are potential reimbursement-related benefits to the designation (i.e., the ability to receive higher reimbursements than are received by incumbent devices); however, the implementation of these benefits has not been finalized by Congress and CMS and there is no guarantee that Breakthrough Device Designation will offer any benefit with respect to reimbursement.

Pre-Clinical Work and Early Feasibility Study

The Acclaim CI has undergone extensive benchtop and laboratory testing throughout the design and development process. Animal testing was done to demonstrate the reliability of the Acclaim CI’s rechargeable battery and charging safety algorithm.

In the third quarter of 2022, we received an Investigational Device Designation (“IDE”) approved by the FDA to undergo a small Early Feasibility Study (“EFS”) at Mayo Clinic in Rochester, Minnesota. The principal investigator is Dr. Colin Driscoll, a respected veteran in the global cochlear implant industry. There were three patients enrolled, implanted, and activated in the fourth quarter of 2022.

The purpose of this early feasibility study was to demonstrate that the Acclaim CI is capable of operating as it was designed. In other words, there are no safety or efficacy endpoints. The study is essentially designed to elicit patient and professional feedback regarding their experience using the device and inform any necessary design changes prior to beginning the pivotal clinical study.

We believe that the initial results of the EFS were primarily promising. All EFS subjects have achieved hearing percepts through activation of the implant stimulator and achieve unique pitch percepts on each electrode, typical of all other cochlear implant recipients. The patients use their devices daily.

A few design shortcomings were identified and addressed. The primary concern was a signal to noise issue that limited programmability and performance. Mitigation and resolution strategies were put in place, and we believe this issue has been materially resolved.

Two of the three patients chose to wear a hearing aid on top of their Acclaim CI. This combination helped to mitigate the noise and provide patients with a signal to noise ratio that allows them to use and enjoy the performance of the device. It was an unanticipated discovery during the EFS that a hearing aid on top of the Acclaim CI could provide patients with additional improvement. We are intrigued by the possibility of offering a fully implanted cochlear implant that could also allow for the use of a hearing aid or other ear accessory (e.g., ear buds) because the Acclaim CI leverages the ear to pick up sound.

Timeline to Commercialization of Acclaim CI

In the United States, before we can market a new Class III medical device, which the Acclaim CI is, we must first receive FDA approval via the Premarket Approval (“PMA”) approval process. We currently anticipate obtaining FDA approval in late 2027 or early 2028, although the process of obtaining FDA approval is uncertain, and we may not obtain approval on that timeline or at all.

A large component of our PMA will be a successful pivotal clinical study. We received approval for our IDE on October 31, 2024. However, FDA approved our IDE based on a staged clinical study that required approval from the FDA to move from the first stage to the second stage. We received approval to expand the study to the second and final stage on October 3, 2025.

The objective of this pivotal clinical study is to demonstrate the safety and efficacy of the Acclaim cochlear implant for the treatment of severe to profound sensorineural hearing loss and is designed as a prospective, multicenter, non-randomized, open label clinical trial to evaluate the safety and efficacy of the Acclaim CI. The pivotal clinical study protocol currently requires 56 total patients enrolled and followed for 12 months. We completed enrollment of all 56 patients on March 10, 2026, and we are currently gathering data from patient follow-up visits to determine efficacy and safety of Acclaim CI.

The pivotal clinical study protocol has primary efficacy and safety endpoints, many secondary endpoints and few exploratory endpoints. The primary efficacy endpoint will compare speech perception (CNC words) from baseline to twelve-month follow-up and the safety endpoint will characterize incidence and frequency of adverse events. The total pivotal clinical study duration is estimated to be approximately two and a half years. There is no guarantee that we will meet any of the safety, efficacy, secondary, or exploratory endpoints or enroll all patients.

Once the pivotal study is completed, the data will be analyzed and sent to the FDA with the PMA submission. The FDA review may take 6-12 months depending on what comes up during the review and if the FDA review team recommends the device for a Panel Track review. There is no guarantee that PMA approval will be obtained.

If FDA approval is delayed, we will be unable to move forward with expansion of our corporate infrastructure, development of distribution capabilities, and implementation of product technical support and provider training, and the costs associated with delayed approval may limit the funds available for investment in these areas. Regulatory delays would also put us further behind our established competitors in the market and may allow additional competitors into the market with products that have competitive advantages over ours.

Moreover, if FDA approval is delayed beyond our current plan or if delay is based on safety or efficacy concerns that require product redesign, we will be required to raise significant additional capital to continue our operations. We may be unable to raise these additional funds on favorable terms or at all, especially if approval is delayed based on device performance or other issues with the Acclaim CI. Because the Acclaim CI is currently our only product candidate that we believe can be commercialized, we would be unable to continue operations if it were determined that we could not obtain FDA approval for the Acclaim CI.

Early Feasibility Study

Part of applying for a pivotal clinical study IDE is informing the FDA of any preclinical or clinical work that has been done.

The Acclaim CI has undergone extensive benchtop and laboratory testing throughout the design and development process. Animal testing was done to demonstrate the reliability of the Acclaim CI’s rechargeable battery and charging safety algorithm.

In the third quarter of 2022, we received an IDE to undergo a small Early Feasibility Study (“EFS”) at Mayo Clinic in Rochester, Minnesota. The principal investigator is Dr. Colin Driscoll, a respected veteran in the global cochlear implant industry. There were three patients enrolled, implanted, and activated in the fourth quarter of 2022.

The purpose of this early feasibility study was to demonstrate that the Acclaim CI is capable of operating as it was designed. In other words, there are no safety or efficacy endpoints. The study is essentially designed to elicit patient and professional feedback regarding their experience using the device and inform any necessary design changes prior to beginning the pivotal clinical study.

We believe that the initial results of the EFS were primarily promising. A few design shortcomings have been identified and will be addressed. The primary concern was a signal to noise issue in which a component of the Acclaim CI was introducing an unintended noise into the signal path, creating an artifact that subjects identify as a gurgling or sizzling background noise. Mitigation and resolution strategies are ongoing. We believe we have significantly remediated this noise issue in the version of the Acclaim CI that is being used for our pivotal clinical trial, although we cannot be certain that we will not have this or another issue arise in the future.

Go-To-Market Strategy

Assuming PMA approval is received, our commercialization strategy will be quality over quantity to facilitate the Acclaim CI gaining a meaningful foothold in the marketplace without unnecessary complications stemming from attempting to grow too quickly.

The surgical professionals believed to be best suited to implant the Acclaim CI are otologists and neurotologists (i.e., sub-specialties of otolaryngologists). This community is relatively small compared to other specialties, with only a few hundred active professionals in the United States. We anticipate carefully selecting roughly 30 sites to be trained and ready to implant upon commercialization. These 30 sites are expected to be spread throughout the country and focus on quality of surgical care and capacity to serve a sufficient number of qualified patients. Following the initial 30 sites, we intend to add an additional 30 sites every year until there are roughly 150 sites actively implanting the Acclaim CI. However, this strategy will require significant investments in the development of our management team, corporate infrastructure, and manufacturing capabilities, as well as expansion of our sales, distribution, and training network. We do not anticipate offering the Acclaim CI at every cochlear implant center in the country.

The other key professional group is audiologists. Each surgical site will have its own audiology team familiar with cochlear implants. The audiology team is critical to the success of a surgical site’s performance. We will invest resources for in-person training, and technical and product support as well as virtual training, and technical and product support for audiologists servicing patients with our products.

Outside of surgical sites, there is a subset of audiologists who traditionally work with patients currently using hearing aids. These audiologists will be instrumental in identifying and referring potential Acclaim CI patients to surgical sites. One of the largest barriers to more cochlear implant candidates becoming cochlear implant recipients is the lack of awareness and understanding by the audiologists of the technology and associated benefits available for their patients. We believe strong relationships can be built with both surgical teams and audiologists to ensure both are able to understand the options and benefits of the technology and differentiate themselves from the marketplace by offering and working with the Acclaim CI. However, we will be unable to commercialize until we are able to obtain FDA approval for the Acclaim CI.

Commercial Activities Outside of the United States

We anticipate pursuing the Conformité Européenne mark (“CE Mark”) in the European Union shortly after FDA approval. The CE Mark will allow the Acclaim CI to be sold throughout the European Economic Area. We are currently focusing our resources on FDA approval and will address commercial activities outside of the United States when the FDA approval process is more advanced.

Eventually, we anticipate pursuing other markets based on the potential size of the markets and availability of reimbursement, such as Australia, Brazil, and parts of Asia, although no such approval is guaranteed, and approval may take longer and involve greater cost than we currently anticipate.

Product Evolution and Next Generation Products

The focus of research and development over the next several years will be to improve upon the existing product design of the Acclaim CI. Quality and reliability will be a primary focus of the team in the initial years of market release. We will also focus on the growing need for robust software and user interfaces for both the patient and the professional.

Esteem FI-AMEI — a potentially viable product with reimbursement

The Esteem FI-AMEI is a unique technology that could serve a niche segment of the hearing market. FDA-approved since 2010, the Esteem FI-AMEI suffered from a lack of reimbursement due to categorization as a hearing aid. We believe that this categorization is inaccurate as, unlike a hearing aid which is essentially an externally worn microphone and speaker simply making sounds louder, the Esteem FI-AMEI is fully implanted and replaces the function of the middle ear to directly stimulate the cochlear via the stapes. Although efforts to change that categorization have been unsuccessful to date, a bipartisan Congressional bill, titled the Hearing Device Coverage Clarification Act was introduced in both the House of Representatives and in the Senate. The bill seeks to clarify that fully implanted active middle ear hearing devices (“FI-AMEIs”) are prosthetics and not subject to the current Medicare hearing aid coverage exclusion. If the bill is successful clarifying that FI-AMEIs are eligible for coverage and then a change does happen to reimbursement policy for fully implanted active middle ear implants, the Esteem FI-AMEI is an existing FDA approved product ready to capitalize on such a change.

Were the change in reimbursement policy to occur and we were to focus on marketing the Esteem FI-AMEI, it would benefit from upgrades to its power source and chip design. Such upgrades are not currently a priority of the organization as we view pursuing the commercialization of the Acclaim CI as the appropriate focus and best use of resources.

Existing Esteem FI-AMEI patients and professionals who work with those patients will continue to be supported. It is not only important for the market to know we support our patients for life, but it is the right thing to do for the patients.

New implantations of the Esteem FI-AMEI are not expected to be more than a few per year until, and if, the reimbursement policy changes. Absent a change in reimbursement policy, there only will be nominal revenue from replacement of sound processors for existing patients who need a new battery.

Intellectual Property

We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality and invention assignment agreements to protect our intellectual property rights. As of June 1, 2026, we had rights to 40 issued U.S. patents, which are estimated to expire between 2028 and 2043 assuming all required fees are paid, 9 pending U.S. patent applications, 52 issued foreign patents and 22 pending foreign and international patent applications. Our patents cover, among other things, aspects of our current Acclaim CI system and future product concepts. Some of the pending foreign and international patent applications preserve an opportunity to pursue patent rights in multiple countries.

Our pending patent applications may not result in issued patents, and we cannot assure you that any current or subsequently issued patents will protect our intellectual property rights or provide us with any competitive advantage. While there is no active litigation involving any of our patents or other intellectual property rights and we have not received any notices of patent infringement, we may be required to enforce or defend our intellectual property rights against third parties in the future. See “Risk Factors - Risks Relating to our Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.

Material Patents

As of June 1, 2026, our material patents, their jurisdiction, patent number, and expiration date are listed in the tables below:

Jurisdiction	Patent No.	Expiration Date	Title
U.S.	9782600	05/17/2033	Self-regulating transcutaneous energy transfer
U.S.	9497555	01/30/2035	Implantable middle ear transducer having improved frequency response
U.S.	10129660	10/27/2028	Implantable middle ear transducer having improved frequency response
U.S.	9036824	12/30/2033	Transducer impedance measurement for hearing aid
U.S.	9521493	05/03/2032	Transducer impedance measurement for hearing aid
U.S.	9682226	12/06/2033	Electronic lead connection and related devices
U.S.	10549090	10/20/2037	Communication system and methods for fully implantable modular cochlear implant system
U.S.	10646709	04/09/2038	Fully implantable modular cochlear implant system
U.S.	10569079	09/04/2037	Communication system and methods for fully implantable modular cochlear implant system
U.S.	10743812	03/25/2035	Implantable middle ear diagnostic transducer
U.S.	11260220	02/28/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	11266831	06/13/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	9525949	03/16/2034	Implantable middle ear transducer having diagnostic detection sensor
U.S.	11051116	10/11/2032	Implantable middle ear transducer having diagnostic detection sensor
U.S.	11471689	04/14/2041	Cochlear implant stimulation calibration
U.S.	11564046	07/17/2041	Programming of cochlear implant accessories
U.S.	9313590	03/13/2033	Hearing aid amplifier having feed forward bias control based on signal amplitude and frequency for reduced power consumption
U.S.	9635478	03/09/2034	Coulomb counter and battery management for hearing aid

U.S.	11672970	02/21/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	11697019	12/02/2040	Combination hearing aid and cochlear implant system
U.S.	11711658	10/11/2032	Implantable middle ear transducer having diagnostic detection sensor
EP	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
DE	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
DK	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
AT	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
GB	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
BE	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
FR	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
IT	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
SE	3500337	08/17/2037	Implantable modular cochlear implant system with communication system and network
MX	421017	2/21/2040	Implantable cochlear system with integrated components and lead characterization
EP	3927420	2/21/2040	Implantable cochlear system with integrated components and lead characterization
UP	3927420	2/21/2040	Implantable cochlear system with integrated components and lead characterization
GB	3927420	2/21/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	11633591	8/3/2041	Combination implant system with removable earplug sensor and implanted battery
U.S.	11806531	4/11/2041	Implantable cochlear system with inner ear sensor
U.S.	11839765	1/23/2042	Cochlear implant system with integrated signal analysis functionality
U.S.	11865339	6/22/2042	Cochlear implant system with electrode impedance diagnostics
EP	3858425	08/17/2037	Implantable modular cochlear implant system with communication system and network
GB	3858425	08/17/2037	Implantable modular cochlear implant system with communication system and network
UP	3858425	08/17/2037	Implantable modular cochlear implant system with communication system and network
U.S.	12090318	02/21/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	12233256	10/09/2040	Implantable cochlear system with integrated components and lead characterization
HK	HK40066136	02/21/2040	Implantable cochlear system with integrated components and lead characterization
JP	7598401	02/21/2040	Implantable cochlear system with integrated components and lead characterization
JP	7597846	02/21/2040	Implantable cochlear system with integrated components and lead characterization
JP	7598327	02/21/2040	Implantable cochlear system with integrated components and lead characterization
U.S.	12081061	02/07/2043	Recharge system for implantable battery
U.S.	12214195	12/02/2040	Implantable cochlear system with inner ear sensor
EP	4204071	08/27/2041	Programming of cochlear implant accessories
GB	4204071	08/27/2041	Programming of cochlear implant accessories
HK	HK40097814	08/27/2041	Programming of cochlear implant accessories
UP	4204071	08/27/2041	Programming of cochlear implant accessories
U.S.	12151102	12/02/2040	Combination hearing aid and cochlear implant system
EP	4255554	11/24/2041	Combination hearing aid and cochlear implant system
GB	4255554	11/24/2041	Combination hearing aid and cochlear implant system
UP	4255554	11/24/2041	Combination hearing aid and cochlear implant system
EP	4255555	11/24/2041	Cochlear implant stimulation calibration
GB	4255555	11/24/2041	Cochlear implant stimulation calibration
UP	4255555	11/24/2041	Cochlear implant stimulation calibration
EP	4319866	04/01/2042	Cochlear implant system with electrode impedance diagnostics
GB	4319866	04/01/2042	Cochlear implant system with electrode impedance diagnostics

UP	4319866	04/01/2042	Cochlear implant system with electrode impedance diagnostics
U.S.	12390634	12/20/2040	Fully implantable modular cochlear implant system
U.S.	12318607	2/21/2040	Implantable cochlear system with integrated components and lead characterization
AU	2022227534	2/21/2042	Recharge system for implantable battery
AU	2021390456	11/24/2041	Combination hearing aid and cochlear implant system
AU	2021391396	11/24/2041	Cochlear implant stimulation calibration
U.S.	12318613	2/23/2041	Cochlear implant system with integrated signal analysis functionality
AU	2022227537	2/21/2042	Combination implant system with removable earplug sensor and implanted battery
AU	2022227536	2/21/2042	Cochlear implant system with integrated signal analysis functionality
AU	2020224666	2/21/2040	Implantable cochlear system with integrated components and lead characterization
EP	4338791	2/21/2040	Implantable cochlear system and corresponding method of compensating for variability in a middle ear sensor
GB	4338791	2/21/2040	Implantable cochlear system and corresponding method of compensating for variability in a middle ear sensor
UP	4338791	2/21/2040	Implantable cochlear system and corresponding method of compensating for variability in a middle ear sensor
U.S.	12418758	8/12/2041	Programming of cochlear implant accessories
AU	2021334336	8/27/2041	Programming of cochlear implant accessories
U.S.	12485288	10/4/2041	Cochlear implant stimulation calibration
HK	HK40101898	11/24/2041	Cochlear implant stimulation calibration
AU	2022254630	4/1/2042	Cochlear implant system with electrode impedance diagnostics
U.S.	12465754	12/18/2041	Combination implant system with removable earplug sensor and implanted battery
AU	2022229818	3/3/2042	Cochlear implant system with improved input signal-to-noise ratio
HK	HK40102155	11/24/2041	Combination hearing aid and cochlear implant system
HK	HK40107235	4/1/2042	Cochlear implant system with electrode impedance diagnostics
U.S.	12544564	10/9/2043	Cochlear implant system with improved input signal-to-noise ratio
EP	4297851	2/21/2042	Cochlear implant system with integrated signal analysis functionality
GB	4297851	2/21/2042	Cochlear implant system with integrated signal analysis functionality
UP	4297851	2/21/2042	Cochlear implant system with integrated signal analysis functionality
EP	4297848	2/21/2042	Combination implant system with removable earplug sensor and implanted battery

Trademarks

As of June 1, 2026, we had trademark registrations, covering “Acclaim”, “Envoy”, “Envoy Medical”, “EnvoyCEM”, “Esteem”, “Invisible Hearing”, and “MEDCEM.” Our U.S. trademarks have registration dates between 2002 and 2021 and have upcoming renewal dates between 2027 and 2033. All of our trademarks are in current use, and we expect that they will remain in use for the foreseeable future. We also have pending trademark applications covering “Nature’s Microphone”, “Naturemic” and “America’s Hearing Implant Company” with application dates in 2024 and 2025 for use in 2025.

We also rely, in part, upon unpatented trade secrets, know-how and continuing technological innovation, and may in the future rely upon licensing opportunities, to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including confidentiality and assignment agreements with suppliers, employees, consultants and others who may have access to our proprietary information.

Manufacturing and Supply

We currently do all final manufacturing at our facility in White Bear Lake, Minnesota. We rely on a limited number of technicians and have some critical equipment that would be difficult to replace in a timely manner. In order to scale quickly, we will need to expand our manufacturing capacity and add additional shifts.

We rely on third-party suppliers to manufacture some of our critical sub-assemblies. Outsourcing sub-assemblies manufacturing reduces our need for additional capital investment. We select our suppliers carefully and require they adhere to all applicable regulations. We monitor our suppliers and always inspect all components received. Our quality assurance process monitors and maintains supplier performance through qualification and periodic supplier reviews and audits.

Certain components used in our products are supplied by single-source suppliers, but we believe that we are able to plan supply in a manner that would minimize the effect of losing any of our existing suppliers. Our suppliers manufacture the components they produce for us and test our components and devices to our specifications. We intend to maintain sufficient levels of inventory to enable us to continue our operations while we qualify additional potential suppliers in the event that one or more of our single-source suppliers were to encounter a delay in supply or end supply. Due to our current limited production numbers, we order components and sub-assemblies on a purchase order basis and do not have supply agreements with any of our suppliers.

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the U.S., as well as comparable authorities in the European Economic Area (“EEA”) and other countries in which we may sell our products. In the U.S., our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act (“FDCA”) as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Even if we obtain the required FDA clearance or approval for a product in the United States, we will be required to obtain authorization before commencing clinical studies and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the U.S. before we can commence clinical studies or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification or PMA. Under the FDCA, medical devices are classified into one of three classes, Class I, Class II, or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulations (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another legally marketed device that was cleared through the 510(k) process.

Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA.

Some pre-amendment devices are unclassified but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed.

The Acclaim CI will be regulated as a Class III device and will require approval of a PMA prior to commercialization.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA process, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported the PMA or requirements to conduct additional clinical studies post-approval. The FDA may condition a PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials

Clinical studies are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations, which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical studies. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical study to proceed under a conditional approval. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical studies may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical study after obtaining approval for the study by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and complying with labeling and record-keeping requirements.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, study monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a study begins, we, the FDA or the IRB could suspend or terminate a clinical study at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Expedited Development and Review Programs

Following passage of the 21st Century Cures Act, the FDA implemented the Breakthrough Devices Program, which is a voluntary program offered to manufacturers of certain medical devices and device-led combination products, including the Acclaim CI, that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients and health care providers with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for FDA marketing authorization, although there is no guarantee that this designation will accelerate the timeline for approval or make it more likely that the Acclaim CI will be approved. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared alternatives, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions. The Acclaim CI received Breakthrough Device designation in March 2019.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;

●	the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

●	the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;

●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	complying with the new federal law and regulations requiring Unique Device Identifiers (“UDI”) on devices and also requiring

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public h

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, our facilities, records and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products.

The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals, or administrative detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

●	withdrawing 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export or import approvals for our products; or

●	criminal prosecution.

Foreign Regulation

In order for us to market our products in countries outside the U.S., we must obtain regulatory approvals or certifications and comply with extensive product and quality system regulations in other countries. These regulations, including the requirements for approvals, clearance or certifications and the time required for regulatory review, vary from country to country. Some countries have regulatory review processes that are substantially longer than U.S. processes. Failure to obtain regulatory approval or certification in a timely manner and meet all of the local requirements including language and specific safety standards in any foreign country in which we plan to market our products could prevent us from marketing products in such countries or subject us to sanctions and fines. While we expect that will pursue the marketing our products outside of the U.S. in the future, we are only actively pursuing U.S. approval at this time.

Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal, state, and foreign laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options, and the compensation derived through ownership interests.

Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim.

The Civil Monetary Penalties Law imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

The Health Insurance Portability and Accountability Act (“HIPAA”) also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the EU Medical Devices Regulation, only devices that are CE marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals. These laws, which vary between jurisdictions (thus making compliance more complex), may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for our products, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities and many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. In the U.S., the federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or CHIP for payments and other transfers of value provided by them, directly or indirectly, to physicians, as defined by statute, certain other non-physician practitioners such as physician assistants and nurse practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Manufacturers must submit reports by the 90th day of each calendar year. Many EU member states have adopted national “Sunshine Acts” which impose similar reporting and transparency requirements (often on an annual basis) on certain drug, biologics and medical device manufacturers. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation, and other remuneration to healthcare professionals and entities.

Violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to device manufacturers may result in significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if the entity becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of operations.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations, and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. For example, the General Data Protection Regulation (the “GDPR”), imposes strict requirements for processing the personal data of individuals within the EEA. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Healthcare Reform

The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

The implementation of the Affordable Care Act (“ACA”) in the U.S., for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA, among other things, provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models. Additionally, the ACA expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Budget Control Act of 2011, among other things, included reductions to Medicare payments to providers, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect into 2032, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, the Medicare Access and CHIP Reauthorization Act of 2015 enacted on April 16, 2015, repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments began in 2019 that are based on various performance measures and physicians’ participation in alternative payment models such as accountable care organizations.

We expect additional state, federal, and foreign healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal, state, and foreign governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

Anti-Bribery and Corruption Laws

Our U.S. operations are subject to the Foreign Corrupt Practices Act (“FCPA”). We are required to comply with the FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. We also are subject to similar anticorruption legislation implemented in Europe under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Segment Information

We manage our business within one reportable segment. Segment information is consistent with how management reviews our business, makes investing and resource allocation decisions, and assesses our operating performance.

Facilities

Our principal office is located at 4875 White Bear Lake Parkway, White Bear Lake, Minnesota, where we lease approximately 13,500 square feet of office space. We lease this space under a lease that terminates on December 31, 2030. We believe that our existing facility is sufficient to meet our needs for the foreseeable future.

We also lease 1,100 square feet of office space in Ausbach, Germany pursuant to a lease that automatically renews each year for a successive one year period, unless we notify the landlord 6 months prior to the annual renewal. This lease renewed automatically on January 1, 2025 and again on January 1, 2026.

Employees and Human Capital

As of May 31, 2026, we had approximately 43 full time employees and 3 part time employees. A significant number of our employees have a technical background and hold advanced engineering or scientific degrees. We view our investment in human capital to be crucial to our success, and we are committed to ensuring an inclusive culture in which employees feel they are part of achieving a common goal.

Our work environment is highly collaborative and one that is based on trust and mutual respect. We believe that the relatively small size of our organization allows our employees to feel pride and ownership in their work and a sense of being part of fulfilling our mission more directly than with larger companies in our industry.

None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be good.

Legal Proceedings

From time to time, we may be involved in various claims and legal actions in the ordinary course of business. Except as described below, we are not currently involved in any material legal proceedings outside the ordinary course of our business.

On November 14, 2023, the Company, Whitney Haring-Smith (the former chief executive officer and a former director of the Company), Daniel Hirsch (the former chief financial officer of the Company), and Anzu SPAC GP I LLC were named as defendants in a complaint filed by Atlas Merchant Capital SPAC Fund I LP (“Atlas”) in the Delaware Court of Chancery. Atlas alleges that it was not allowed to redeem its shares of Anzu class A Common Stock and that Defendants acted to prevent Atlas’s attempt to redeem its shares. Defendants assert that Atlas did not comply with the requirements for redeeming shares set forth in the Company’s organizational documents. Atlas asserts damages in the amount of approximately $9.4 million, pre- and post-judgment interest, costs, and reasonable attorneys’ fees. The Company has standard indemnification obligations to Dr. Haring-Smith and Mr. Hirsch. The Company believes that the lawsuit is meritless and has been defending this matter vigorously. The Company is unable to predict the outcome of this legal proceeding.

Available Information

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports, filed with or furnished to the SEC, are available free of charge through the investor relations sections of the Company’s website, https://www.envoymedical.com/investors, as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

The information on our website is not, and shall not be deemed to be, part of this prospectus or incorporated into any other filings we make with the SEC, except as shall be expressly set forth by specific reference in any such filings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Envoy Medical should be read together with the “Business” section and our unaudited financial statements as of and for the quarters ended March 31, 2026 and 2025 and audited financial statements as of and for the years ended December 31, 2025 and 2024, and related notes and other information included elsewhere in this prospectus.

The following analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes included elsewhere in this prospectus, and other filings with the SEC. Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “Envoy Medical,” “we,” “us,” “our” and other similar terms refer to Envoy Medical, Inc. The following discussion contains forward-looking statements based upon Envoy Medical’s current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section of this prospectus titled “Risk Factors” and/or elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Company Overview

We are a hearing health company focused on providing innovative medical technologies across the hearing loss spectrum. Our technologies are designed to shift the paradigm within the hearing industry and bring both providers and patients the hearing devices they desire. We are dedicated to pushing beyond the status quo to provide patients with improved access, usability, independence, and quality of life. We believe leveraging the ear’s natural anatomy, rather than the external or sub-dermal artificial microphone, is the ideal way for people to hear. In recent years, we have focused almost exclusively on developing the fully implanted Acclaim® cochlear implant (the “Acclaim CI”), our lead product candidate.

We believe that the Acclaim CI is a first-of-its-kind cochlear implant. Our fully implanted technology includes a sensor designed to leverage the natural anatomy of the ear instead of a microphone to capture sound. The Acclaim CI is designed to address sensorineural hearing loss that is not adequately addressed by hearing aids. As part of the clinical trial, the Acclaim CI is intended for adults with severe-to-profound sensorineural hearing loss who have been deemed adequate candidates by a qualified physician. The Acclaim CI received the Breakthrough Device Designation from the United States Food and Drug Administration (the “FDA”) in 2019.

Our first product, the Esteem ® Fully Implanted Active Middle Ear Implant (“Esteem FI-AMEI”), received FDA approval in 2010. The Esteem FI-AMEI is a fully implanted active middle ear hearing device and remains the only FDA approved fully implanted active hearing implant in the U.S. market. Unfortunately, the Esteem FI-AMEI failed to gain commercial traction, primarily due to a lack of reimbursement or insurance coverage from third-party payors.

Despite the commercial challenges, approximately 1,000 Esteem FI-AMEI devices were implanted. Some devices were implanted in the early 2000s during clinical trials, providing Envoy Medical with over two decades of experience with our implantable sensor technology. Throughout our experience, our sensor technology proved a viable alternative and robust option to external or implanted microphones.

In late 2015, we made the decision to shift our focus from the Esteem FI-AMEI to a new product that would leverage our sensor technology and incorporate it into a cochlear implant. As a result, we now have the Acclaim CI, a fully implanted cochlear implant. We believe that Acclaim CI gives us the opportunity to disrupt the existing cochlear implant market. The cochlear implant market is one that already has established market acceptance and reimbursement pathways. In the United States, before we can market a new Class III medical device, like the Acclaim CI, we must first receive FDA approval via the premarket application approval process.

The Investigational Device Exemption (“IDE”) to begin a pivotal clinical study on the Acclaim CI was granted by the FDA in October of 2024. Seven investigational sites were selected prior to the end of 2024.

The IDE was approved as a “staged” clinical trial. The first stage allowed for enrollment of 10 study participants prior to the Company having to formally request FDA approval to expand enrollment to the full subject cohort of 56 patients. The Company collected and submitted preliminary clinical data after the three-month follow up visit that adequately characterized device effectiveness of the first 10 study participants to justify study expansion into the second and final stage. Envoy Medical’s expansion request to the FDA was formally approved by the FDA on October 3, 2025. We completed enrollment of all 56 patients on March 10,2025.

Each implanted study participant will be followed through their 12-month visit. After all 56 patients have been through their 12-month visits, the data will be collected and analyzed in accordance with the clinical study protocol and statistical analysis plan. Upon finalization of the results, Envoy Medical intends to submit a Premarket Approval (“PMA”) application to the FDA. The FDA will have 180 days to review the PMA application unless a panel review is requested. If a panel review is requested, it may add several months of additional review time to the PMA application. As a result, Envoy Medical currently anticipates obtaining the FDA’s decision on our PMA application at some point within the second half of 2027 assuming that no panel review is requested. If a panel review is requested, the FDA’s decision could extend to the first half of 2028.

The FDA approval process is uncertain and there can be no guarantees of whether the Acclaim CI will ever successfully receive FDA approval. In addition, we cannot predict the effects that changes to federal regulatory staffing, funding, and policies and procedures will have on the timeline and ultimate FDA approval decision. As a result, we cannot guarantee that we will receive FDA approval on a specific timeline, or at all.

We had a net losses of $4,351 and $4,998 for the three months ended March 31, 2026 and 2025, respectively, and $23,756 and $20,795 for the years ended December 31, 2025 and 2024, respectively, and had an accumulated deficit of $319,097, $313,396 and $284,734 as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively. We have funded our operations to date primarily through the issuance of equity securities and debt. We expect to continue to incur net losses for the foreseeable future, and expect our research and development expenses, sales and marketing expenses, general and administrative expenses, and capital expenditures will continue to increase. In particular, we expect our expenses to increase as we continue our development of the Acclaim CI and seek the necessary regulatory approvals for our product candidate, as well as hire additional personnel, pay fees to outside consultants, attorneys and accountants, and incur other increased costs associated with being a public company. In addition, if and when we seek and obtain regulatory approval to commercialize the Acclaim CI in the United States, we will also incur increased expenses in connection with commercialization and marketing of such product. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials, if any, and our expenditures on other research and development activities. We anticipate that our expenses will increase significantly in connection with our ongoing activities, if and as we:

●	continue our research and development efforts for the Acclaim CI product candidate, including through clinical trials;

●	seek additional regulatory and marketing approvals in jurisdictions outside the United States;

●	establish a sales, marketing and distribution infrastructure to commercialize our product candidate;

●	rely on our third-party suppliers and manufacturers to obtain adequate supply of materials and components for our products;

●	seek to identify, assess, acquire, license, and/or develop other product candidates and subsequent generations of our current product candidate;

●	seek to maintain, protect, and expand our intellectual property portfolio;

●	create additional infrastructure to support our operations as a public company and our product candidate development and planned future commercialization efforts; and

●	experience any delays or encounter issues with respect to any of the above, including, but not limited to, failed studies, complex results, safety issues or other regulatory challenges that require longer follow-up of existing studies or additional supportive studies in order to pursue marketing approval.

We expect that our financial performance may fluctuate significantly from quarter-to-quarter and year-to-year due to the development status of our Acclaim CI product and our efforts to obtain regulatory approval and commercialize the Acclaim CI product.

The Acclaim CI has not yet been approved for sale. We do not expect to generate any product sales from the Acclaim CI unless and until we successfully complete development and obtain regulatory approval for our product candidate. If we obtain regulatory approval for the Acclaim CI, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. As a result, until such time, if ever, that we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including collaborations, licenses or similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed or on favorable terms, if at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies, including our research and development activities. If we are unable to raise capital, we will need to delay, reduce, or terminate planned activities to reduce costs.

Recent Developments

Enrollment of Clinical Trial

On March 10, 2026, we completed enrollment of our clinical trial for the Acclaim CI. With the successful implantation of the 56th and final patient, we are the first cochlear implant company to achieve full enrollment of a U.S. clinical trial to evaluate a fully implanted cochlear implant seeking FDA approval.

With enrollment completed, the study will now progress through scheduled follow-up visits and data collection in accordance with the trial protocol. Once 12-month follow up data has been collected for all patients, the data will then be analyzed and submitted to the FDA as part of a PMA application seeking FDA approval. Subject to FDA review and approval, commercialization in the United States would follow.

Nasdaq Minimum Bid Price Requirement

On November 19, 2025, the Company received a staff determination notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), informing the Company that its Common Stock, had failed to comply with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market (the “Capital Market”) under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”) for the 30 consecutive business days prior to the date of the Notice.

The Notice had no immediate effect on the listing of the Common Stock on Capital Market. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial compliance period of 180 calendar days, or until May 18, 2026 (the “Compliance Date”), to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Common Stock was required to meet or exceed $1.00 per share for a minimum of ten consecutive business days prior to the Compliance Date.

On May 19, 2026, the Company received a second staff notification from Nasdaq informing the Company that, although the Company had not met the Bid Price Requirement by the Compliance Date, the Company is eligible for an additional 180 day period, until November 16, 2026, to meet the Bid Price Requirement (the “Second Compliance Period”). Nasdaq’s determination that the Company is eligible for a Second Compliance Period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for listing on the Capital Market with the exception of the bid price requirement and the Company’s written notice to Nasdaq of its intention to cure the deficiency during the Second Compliance Period by effecting a reverse stock split, if necessary.

February 2026 Offering

On February 12, 2026, we completed a public offering (the “February 2026 Offering”) of an aggregate of (i) 47,946,150 shares of our Common Stock, (ii) 27,053,850 pre-funded warrants (the “pre-funded warrants”) to purchase 27,053,850 shares of Common Stock, (iii) 45,000,000 Series A-1 Warrants to purchase 45,000,000 shares of Common Stock and/or pre-funded warrants (the “Series A-1 Warrants”), and (iv) 75,000,000 Series A-2 Warrants to purchase 75,000,000 shares of Common Stock and/or Issued Pre-Funded Warrants (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Series A Warrants”). The Series A Warrants and Issued Pre-Funded Warrants are collectively referred to herein as the “February 2026 Offering Warrants,” and the shares of Common Stock issuable upon exercise of the February 2026 Offering Warrants are collectively referred to as the “February 2026 Offering Warrant Shares.” For each share of Common Stock (or Issued Pre-Funded Warrant in lieu thereof) purchased, the investors received accompanying Series A Warrants in the amount of six-tenths (0.6) of a Series A-1 Warrant and one Series A-2 Warrant. The purchase price for the February 2026 Offering was $0.40 per Share (or $0.3999 per Pre-Funded Warrant in lieu thereof) and accompanying Series A Warrants.

The Series A-1 Warrants have an exercise price of $0.40 per share, become exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the February 2026 Offering, which we obtained on May 12, 2026 (the “2026 Stockholder Approval Date”), and will expire on the earlier of (i) the 24-month anniversary of the 2026 Stockholder Approval Date or (ii) 30 days following the date we publicly announce that we have submitted a PMA to the FDA for the Acclaim CI. The Series A-2 Warrants have an exercise price of $0.40 per share, will become exercisable beginning on the 2026 Stockholder Approval Date and will expire on the earlier of (i) the 60-month anniversary of the 2026 Stockholder Approval Date or (ii) 30 days following the date we publicly announce that it has received FDA approval for the Acclaim CI.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the Offering pursuant to an Engagement Letter, dated September 17, 2025, as amended on December 17, 2025, February 9, 2026 and February 11, 2026 (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company also issued to Wainwright or its designees warrants (the “February Placement Agent Warrants”) to purchase up to 3,750,000 shares of Common Stock, which represents 5% of the aggregate number of shares of Common Stock and pre-funded warrants issued in the Offering, with an exercise price of $0.50 per share (representing 125% of the public offering price per share and accompanying Common Warrants) and a termination date that will be the earliest of (i) the 24-month anniversary of the date of 2026 Stockholder Approval, (ii) 30 days following the occurrence of Milestone 1 and (iii) five years from the commencement of the sales pursuant to the Offering.

The aggregate gross proceeds to us from the February 2026 Offering were approximately $30,000. After deducting the placement agent’s fees and other offering expenses we received approximately $27,730 of net proceeds. The potential additional gross proceeds to the Company from the Series A-1 Warrants and Series A-2 Warrants, if fully-exercised on a cash basis following the 2026 Stockholder Approval Date, will be approximately $18,000 and $30,000, respectively, or $48,000 in total. We intend to use the net proceeds of the February 2026 Offering for working capital and other general corporate purposes to fund its operations during the clinical trial for the Acclaim CI.

Macroeconomic Conditions

Our business and financial performance are impacted by macroeconomic conditions. Global macroeconomic challenges, such as the effects of the ongoing war between Russia and Ukraine, wars and armed conflicts in the Middle East, supply chain constraints, tariffs and trade wars, market uncertainty, volatility in exchange rates, inflationary trends, interest rates, and evolving dynamics in the global trade environment have impacted our business, financial performance, and our ability to raise capital.

Furthermore, a recession or market correction resulting from macroeconomic factors could materially affect our business and the value of our Common Stock. The occurrence of any such events may lead to reduced disposable income which could adversely affect the number of Esteem FI-AMEI implants and replacement components sold as a result of customer and patient reluctance to seek treatment due to financial considerations.

Adverse macroeconomic conditions, including pandemics or international tensions, could also result in significant disruption of global economic conditions and consumer trends, as well as a significant disruption in financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity.

Key Components of Our Results of Operations

Revenue

Currently, we derive substantially all our revenue from the sale of the Esteem FI-AMEI implants and replacement components to Esteem FI-AMEI implants. We enter arrangements with patients to provide them with the Esteem FI-AMEI device, personal programmer devices, sound processor / battery assembly (“Battery”) replacements, and/or an optional Care Plan, each of which are outputs of our ordinary activities in exchange for consideration. Revenue from product sales is recognized upon transfer of control of the product to a customer, which occurs at a point in time, when we are notified the product has been implanted or used by the customer in a surgical procedure. New implantations of the Esteem FI-AMEI are not expected to be more than a few per year and may be as low as zero. Although we believe it to be unlikely, Esteem FI-AMEI implantations could potentially increase with favorable reimbursement policy and coverage changes. We will continue our efforts to pursue positive reimbursement changes for fully implanted active middle ear implants. There will be continued nominal revenue from replacement of sound processors for patients who need a new Battery.

Upon commercialization of our Acclaim CI product, we expect that Acclaim CI revenues will more than exceed our Esteem FI-AMEI revenue. We are targeting FDA approval on our PMA application for the Acclaim CI in the second half of 2027 or first half of 2028, depending on the FDA’s review process and timeline.

Cost of Goods Sold

Cost of goods sold includes direct and indirect costs related to the manufacturing and distribution of the Esteem FI-AMEI, including materials, labor costs for personnel involved in the manufacturing process, distribution-related services, indirect overhead costs, and charges for excess and obsolete inventory reserves and inventory write-offs.

We expect cost of goods sold to increase or decrease in absolute dollars primarily as, and to the extent, our revenue grows or declines, respectively.

Operating Expenses

Research and Development Expenses

Research and development (“R&D”) expenses consist of costs incurred for our research activities, primarily our discovery efforts and the development of the Acclaim CI product. We also incur R&D costs related to continuing to support, and improving upon where possible, our Esteem FI-AMEI product. We expense R&D costs as incurred, which include:

●	salaries, employee benefits, and other related costs for our personnel engaged in R&D functions;

●	service fees incurred under agreements with independent consultants, including their fees and related travel expenses engaged in R&D functions;

●	costs of laboratory testing including supplies and acquiring, developing, and manufacturing study materials; and

●	facility-related expenses, which include direct depreciation costs and allocated expenses for rent and maintenance of facilities and other operating costs.

Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors, service providers and our clinical sites.

Our R&D expenses are currently tracked on a project basis. The majority of our R&D expenses incurred during the three months ended March 31, 2026 and 2025 were for the development of the Acclaim CI, including expenses for clinical trial activities and patient enrollment for the Acclaim CI pivotal clinical trial.

Our products require human clinical trials to obtain regulatory approval for commercial sales. We cannot determine with certainty the size, duration, or completion costs of future clinical trials, or if or when they may be completed. Furthermore, we do not know if the clinical trials will show positive or negative results, or what those results will mean for regulatory approval or commercialization efforts.

The duration, costs and timing of future clinical trials and development of our products will depend on a variety of factors, including:

●	the scope, rate of progress, and expense of our ongoing, as well as any additional, clinical trials and other R&D activities;

●	interest in or demand for both investigational site and subject enrollment;

●	future clinical trial results;

●	potential changes in government regulation;

●	potential changes in the reimbursement landscape; and

●	the timing and receipt of any regulatory approvals.

A change in the outcome of any of these variables with respect to the development of our Acclaim CI product could mean a significant change in the costs and timing associated with the development of that implant. If the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate, or if we experience significant delays in the enrollment in any clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

R&D activities are central to our business model. We expect that our R&D expenses will continue to increase for the foreseeable future as we continue the clinical trials for the Acclaim CI product and prepare the product for possible commercialization, should it gain regulatory approval(s). If the Acclaim CI product enters later stages of clinical trials and ongoing development, the product will generally incur higher R&D expenses than those in earlier stages of research and development, primarily due to simultaneously running clinical trials while also iterating the product for commercialization and preparing for the needs of commercialization. We will need to determine when we believe the product is ready for commercial production and then certain expenses will no longer be classified as R&D. There are numerous factors associated with the successful commercialization of the Acclaim CI product or any products we may develop in the future, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development program and plans.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries, benefits, and other related costs for personnel in our sales and marketing functions. We expect our sales and marketing expenses to increase in the foreseeable future as we increase our sales and marketing personnel to support our continuing growth.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, benefits, and other related costs for personnel in our executive, operations, legal, human resources, finance, insurance premiums, and administrative functions. Administrative expenses also include professional fees for legal, patent, consulting, accounting, tax and audit services, travel expenses and facility-related expenses, which includes depreciation, rent and maintenance of facilities, technology, and other operating costs.

We expect our general and administrative expenses to continue to increase in the foreseeable future as we increase our administrative personnel to support our continuing growth, our costs of expanding our operations and operating as a public company. These increases will likely include the hiring of additional personnel and legal, regulatory, and other fees and services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer costs, including insurance, and investor relations costs associated with being a public company.

Other income (expense)

Change in Fair Value of Forward Purchase Agreement Put Option Liability

We recognized the forward purchase agreement put option liability at fair value at each reporting period. The liability was subject to re-measurement at each balance sheet date, and any change in fair value was recognized in our consolidated statements of operations and comprehensive loss. The forward purchase agreement put option liability has been derecognized as of March 31, 2024 due to the sale of the shares associated with the Forward Purchase Agreement during the first quarter of 2024.

Change in Fair Value of Forward Purchase Agreement Warrant Liability

We recognize the forward purchase agreement warrant liability at fair value at each reporting period. The liability is subject to re-measurement at each balance sheet date, and any change in fair value is recognized in our unaudited condensed consolidated statements of operations and comprehensive loss during each reporting period.

Change in Fair Value of Forward Purchase Agreement Warrant Liability due to Extension

Any changes in fair value associated with extending the warrants that are part of the Forward Purchase Agreement (as defined in Note 1 of the accompanying consolidated financial statements included elsewhere in this prospectus) are recognized in our consolidated statements of operations and comprehensive loss during each reporting period.

Loss on Offering and Change in Fair Value of Private Warrant Liability

We recognize the private warrant liability at fair value at each reporting period. The liability is subject to re-measurement at each balance sheet date, and any change in fair value is recognized in our unaudited condensed consolidated statements of operations and comprehensive loss during each reporting period. The loss on offering and change in fair value of the private warrant liability also includes direct offering expenses and the immediate loss recognized upon issuance of the warrants, as the fair value of the warrants exceeded the proceeds received.

Change in Fair Value of Publicly Traded Warrant Liability

We recognize the publicly traded warrant liability at fair value at each reporting period. The liability is subject to re-measurement at each balance sheet date, and any change in fair value is recognized in our unaudited condensed consolidated statements of operations and comprehensive loss during each reporting period.

Interest Expense (Related Party)

Interest expense (related party) consists of accrued interest for the term loans held by a related party (the “Term Loans”), as well as amortization of the debt discount recorded as a result of the warrants issued with the Term Loans. Amortization of the debt discount is recorded over the respective terms of the Term Loans. On August 25, 2025, the Term Loans were extinguished resulting in the Company no longer recognizing interest expense on the Term Loans.

Other Income (Expense), Net

Other income (expense), net consists of interest incurred on insurance financing loans as well as interest income and other expenses.

Results of Operations

Comparison of the Years Ended December 31, 2025 and 2024

	Year Ended
	December 31,		Change in
(Dollars in thousands)	2025	2024	$	%
Net revenues	$241	$225	$16	7.1%
Costs and operating expenses:	-	-
Cost of goods sold	874	742	132	17.8%
Research and development	12,486	10,179	2,307	22.7%
Sales and marketing	1,220	1,734	(514)	(29.6)%
General and administrative	7,931	6,826	1,105	16.2%
Total costs and operating expenses	22,511	19,481	3,030	15.6%
Operating loss	(22,270)	(19,256)	(3,014)	15.7%
Other income (expense):
Change in fair value of forward purchase agreement put option liability	-	103	(103)	(100.0)%
Change in fair value of forward purchase agreement warrant liability	534	411	123	29.9%
Change in fair value of forward purchase agreement warrant liability due to extension	(24)	(881)	857	(97.3)%
Loss on offering and change in fair value of private warrant liability	(494)	-	(494)	-
Change in fair value of publicly traded warrant liability	111	(330)	441	(133.6)%
Interest expense, related party	(1,590)	(816)	(774)	94.9%
Other expense, net	(23)	(26)	3	(11.5)%
Total other income (expense), net	(1,486)	(1,539)	53	(3.4)%
Net loss	$(23,756)	$(20,795)	$(2,961)	14.2%

Net Revenues

Net revenues increased $16 for the year ended December 31, 2025, compared to the year ended December 31, 2024. Revenues are not significant to the results of our operations.

Cost of goods sold

Cost of goods sold increased $132 for the year ended December 31, 2025, compared to the year ended December 31, 2024. The increase is primarily due to an increase in scrap and non-recurring expenses of $190 partially offset by lower fees for third-parties performing work related to our products of $77.

Research and development expenses

The following table summarizes the components of our R&D expenses for the year ended December 31, 2025 and 2024:

	Year Ended
	December 31,		Change in
(Dollars in thousands)	2025	2024	$	%
R&D personnel costs	6,005	5,415	590	10.9%
R&D product costs	$2,959	$3,633	$(674)	(18.6)%
R&D clinical trial	2,686	352	2,334	663.1%
Other R&D costs	836	779	57	7.3%
Total research and development costs	$12,486	$10,179	$2,307	22.7%

Change in Fair Value of Forward Purchase Agreement Put Option Liability

The change in the fair value of the forward purchase agreement put option liability was zero for the year ended December 31, 2025 compared to a gain of $103 for the year ended December 31, 2024. During the first quarter of 2024, the shares associated with the forward purchase agreement put option were sold.

Change in Fair Value of Forward Purchase Agreement Warrant Liability

The gain from the change in the fair value of the forward purchase agreement warrant liability was $534 for the year ended December 31, 2025 compared to a gain of $411 for the year ended December 31, 2024. The change is primarily due to fewer warrants outstanding as of December 31,2025 compared to the prior period as well as a decrease in stock price.

Change in Fair Value of Forward Purchase Agreement Warrant Liability Due to Extension

The loss from changes in the fair value of the forward purchase agreement warrant liability due to extension was $24 and $881 for the year ended December 31, 2025 and 2024, respectively, due to amending the forward purchase agreement in December 2025 and 2024 to extend the term of the warrants. There was a decreased loss for the year ended December 31, 2025 compared to the prior period due to there being fewer warrants outstanding and a lower stock price.

Loss on Offering and Change in Fair Value of Private Warrant Liability

The amount recorded in the loss on offering and the change in the fair value of the private warrant liability was $494 for the year ended December 31, 2025. The loss on offering and change in fair value of private warrant liability was driven by $768 of direct offering expenses associated with the September 2025 Offering and October 2025 Offering (as defined in Note 10 of the accompanying consolidated financial statements included elsewhere in this prospectus), $391 from the issuance of the September 2025 Placement Agent Warrants and October 2025 Placement Agent Warrants (as defined in Note 10 of the accompanying consolidated financial statements included elsewhere in this Report), and $2,728 of immediate losses as a result of recognizing the Investor Warrants (as defined in Note 10 of the accompanying consolidated financial statements included elsewhere in this Report) at fair value upon issuance. The losses were offset by $3,393 of gains related to fair value remeasurements driven primarily due to the decrease in stock price.

Change in Fair Value of Publicly Traded Warrant Liability

The gain from the change in the fair value of the publicly traded warrant liability was $111 for the year ended December 31, 2025 compared to a loss of $330 for the year ended December 31, 2024. The fluctuation is due to a decrease in the Company’s closing price for those warrants during the 2025 period compared to an increase for the 2024 period.

Interest Expense, Related Party

Interest expense, related party increased $774 for the year ended December 31, 2025, compared to the year ended December 31, 2024. The increase is due to additional issuances of Term Loans during the year ended December 31, 2025. On August 25, 2025, the Term Loans were settled and accordingly, interest expense is no longer recognized since that date.

Other Expense, Net

Other expense decreased by $3 for the year ended December 31, 2025 compared to the year ended December 31, 2024, primarily due to a reduction in interest incurred on insurance financing loans.

Comparison of the three months ended March 31, 2026 and 2025

	Three Months Ended
	March 31,		Change in
(Dollars in thousands)	2026	2025	$	%
Net revenues	$39	$46	$(7)	(15.2)%
Costs and operating expenses:	-	-
Cost of goods sold	313	226	87	38.5%
Research and development	3,642	2,748	894	32.5%
Sales and marketing	164	358	(194)	(54.2)%
General and administrative	1,879	1,821	58	3.2%
Total costs and operating expenses	5,998	5,153	845	16.4%
Operating loss	(5,959)	(5,107)	(852)	16.7%
Other income (expense):
Change in fair value of forward purchase agreement warrant liability	(13)	421	(434)	(103.1)%
Loss on offering and change in fair value of private warrant liability	2,005	-	2,005	-
Change in fair value of publicly traded warrant liability	(390)	194	(584)	(301.0)%
Interest expense (related party)	-	(495)	495	(100.0)%
Other income (expense), net	6	(11)	17	(154.5)%
Total other income (expense), net	1,608	109	1,499	1,375.2%
Net loss	$(4,351)	$(4,998)	$647	(12.9)%

Net Revenues

Net revenues decreased $7 for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. Revenues are not significant to the results of our operations.

Cost of Goods Sold

Cost of goods sold increased $87 for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. The increase is due primarily to an increase in scrap and materials usage of $56 and fees to third-parties performing work related to our products of $35.

Research and Development Expenses

The following table summarizes the components of our R&D expenses for the three months ended March 31, 2026 and 2025:

	Three Months Ended
	March 31,		Change in
(Dollars in thousands)	2026	2025	$	%
R&D personnel costs	$1,590	$1,367	$223	16.3%
R&D clinical trial	1,601	591	1,010	170.9%
R&D product costs	203	585	(382)	(65.3)%
Other R&D costs	248	205	43	21.0%
Total research and development costs	$3,642	$2,748	$894	32.5%

R&D expenses increased $894 for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. R&D product costs decreased $382 from the prior period as we moved from the development phase into the clinical trials phase. R&D personnel costs and other R&D costs increased $223 and $43, respectively, from the prior period to support the higher enrollment in our clinical trials with increased headcount and travel, respectively.

Sales and Marketing Expenses

Sales and marketing expenses decreased $194 for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. The decrease is primarily due to the reallocation of our field clinical engineers to research and development activities in support of the clinical trial during the three months ended March 31, 2026 compared to their involvement in broader business development activities in the prior period. For the three months ended March 31, 2025, we incurred $147 of sales and marketing expenses related to these employees, who no longer support sales and marketing activities.

General and Administrative Expenses

General and administrative expenses increased $58 for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. The increase is primarily due to increased investor relations and legal expenses, primarily related to litigation, of $151and $57, respectively, partially offset by reduced salaries and other professional services.

Change in Fair Value of Forward Purchase Agreement Warrant Liability

The loss from the change in the fair value of the forward purchase agreement warrant liability was $13 for the three months ended March 31, 2026 compared to a gain of $421 for the three months ended March 31, 2025. The change primarily reflects differences in valuation assumptions between periods for the three months ended March 31, 2026, as well as the decrease in stock price during the prior period.

Loss on Offering and Change in Fair Value of Private Warrant Liability

The gain from the change in fair value of the private warrant liability was $2,005 for the three months ended March 31, 2026 as a result of the remeasurement of the Investor Warrants (as defined in Note 9 of the unaudited condensed consolidated financial statements issued on September 23, 2025 and October 9, 2025. The change primarily reflects updates to valuation assumptions, including the effect of the shorter remaining term.

Change in Fair Value of Publicly Traded Warrant Liability

The loss from the change in the fair value of the publicly traded warrant liability was $390 for the three months ended March 31, 2026 compared to a gain of $194 for the three months ended March 31, 2025. The fluctuation is due to an increase in the stock price for those warrants during the 2026 period compared to a decrease for the 2025 period.

Interest Expense (Related Party)

Interest expense (related party) decreased $495 for the three months ended March 31, 2026, compared to the three months ended March 31, 2025. On August 25, 2025, the Term Loans were settled and accordingly, interest expense is no longer recognized.

Other Income (Expense), Net

Other income (expense), net increased by $17 for the three months ended March 31, 2026 compared to the three months ended March 31, 2025. The increase is due to higher interest income for the three months ended March 31, 2026 compared to the prior period.

Liquidity and Capital Resources

Since inception, we have incurred significant operating losses. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our products and fund the process of clinical FDA trials. We have funded our operations to date primarily with proceeds from issuing equity securities, term loans, convertible notes and proceeds from the Business Combination. As of March 31, 2026 and December 31, 2025 we had $25,251 and $3,739 of cash, respectively.

We proactively manage our access to capital to support liquidity and continued growth. Our sources of capital include issuances of our Common Stock, Series A Preferred Stock, warrants, convertible debt, term debt and other financing agreements such as the Forward Purchase Agreement and proceeds from the sales of the Esteem FI-AMEI implants and replacement components. See Note 1, “Nature of the Business and Basis of Presentation”, of the accompanying unaudited condensed consolidated financial statements included elsewhere in this prospectus.

We may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing and distribution arrangements. There can be no assurance that we will be successful in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. Based on our cash position as of March 31, 2026, and assuming there is no additional funding through the exercise of any outstanding warrants and no material change to our operating expenses, we expect to have sufficient funds for our operations into the second quarter of 2027. Proceeds from the exercise of any outstanding warrants or other sources, which we expect, will provide us with funding beyond this timeframe. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. If we are unable to raise sufficient financing when needed or events or circumstances occur such that we do not meet our strategic plans, we may be required to reduce certain discretionary spending, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which could have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve our intended business objectives. These matters raise substantial doubt about our ability to continue as a going concern. To the extent that we raise additional capital through additional collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our Acclaim CI, future revenue streams, research programs or to grant licenses on terms that may not be favorable to us. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of the Form 10-K titled “Risk Factors – Risks Relating to Our Business and Operations.”

Cash Flows (three months ended March 31, 2026 and 2025)

The following table presents a summary of our cash flow for the periods indicated:

	Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Net cash (used in) provided by:
Operating activities	$(6,061)	$(3,725)
Investing activities	-	(6)
Financing activities	27,574	3,554
Effect of exchange rate changes on cash	(1)	6
Net decrease (increase) in cash	$21,512	$(171)

Cash Flows Used in Operating Activities

Net cash used in operating activities for the three months ended March 31, 2026 was $6,061 and primarily used to fund a net loss of $4,351 and $758 of cash outflows from net changes in the levels of operating assets and liabilities, adjusted for non-cash income and expenses in an aggregate amount of a $952 gain. Non-cash expenses were more than offset by a gain on the remeasurement of the private warrant liability in the amount of $2,005.

The $758 of cash outflows from net changes in the levels of operating assets and liabilities was primarily due to a decrease of $1,220 in accounts payable. This was partially offset by an increase in accrued expenses of $664, primarily related to the clinical trial, as well as other typical fluctuations resulting from timing of cash receipts and disbursements within operating accounts. We will continue to evaluate our capital requirements for both short-term and long-term liquidity needs, which could be affected by various risks and uncertainties, including, but not limited to, the effects of the current inflationary environment, rising interest rates, and other risks detailed in our Form 10-K detailed in the section titled “Risk Factors.”

Net cash used in operating activities for the three months ended March 31, 2025 was $3,725 and primarily used to fund a net loss of $4,998 and $922 of cash inflows from net changes in the levels of operating assets and liabilities, adjusted for non-cash expenses in an aggregate amount of $351.

Cash Flows Used in Investing Activities

There were no net cash flows in investing activities for the three months ended March 31, 2026.

Net cash used in investing activities for the three months ended March 31, 2025 was $6 and consisted of purchases of computer equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2026 was $27,574 and was a result of net proceeds from the issuance of February 2026 Offering (as defined in Note 9 of the unaudited condensed consolidated financial statements) of $27,782, partially offset by payments made on insurance financing loans of $208.

Net cash provided by financing activities for the three months ended March 31, 2025 was $3,554 and was a result of proceeds from the issuance of Term Loans in the amount of $5,000, partially offset by dividends paid to preferred stockholders in the amount of $1,213 and payments made on insurance financing loans of $233.

The following table presents a summary of our cash flow for the periods indicated:

Cash Flows (years ended December 31, 2025 and 2024)

	Year Ended December 31,
(Dollars in thousands)	2025	2024
Net cash (used in) provided by:
Operating activities	$(18,201)	$(17,949)
Investing activities	(179)	(980)
Financing activities	16,633	20,198
Effect of exchange rate changes on cash	3	(5)
Net decrease (increase) in cash	$(1,744)	$1,264

Cash Flows Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2025 was primarily used to fund a net loss of $23,756 and $1,471 of cash inflows from net changes in the levels of operating assets and liabilities, adjusted for non-cash expenses in an aggregate amount of $3,716.

The $1,839 of cash inflows from net changes in the levels of operating assets and liabilities was primarily driven by a $2,224 increase in accounts payable and accrued expenses and a $126 decrease in inventories, partially offset by $239 of cash payments on the operating lease liability (related party), and $161 reduction in the product warrant liability. Activity within other receivable and other liability largely offset one another, both of which are related to an uncertain tax position. These changes also included typical fluctuations resulting from the timing of cash receipts and disbursements within operating accounts. We will continue to evaluate our capital requirements for both short-term and long-term liquidity needs, which could be affected by various risks and uncertainties, including, but not limited to, the effects of the current inflationary environment, rising interest rates, and other risks detailed in the section of this prospectus titled “Risk Factors.”

Net cash used in operating activities for the year ended December 31, 2024 was primarily used to fund a net loss of $20,795, adjusted for non-cash expenses in an aggregate amount of $3,484 and $638 of cash outflows from net changes in the levels of operating assets and liabilities. The cash outflows from net changes in the levels of operating assets and liabilities were primarily due to decreases of $567 from lower accrued expenses, product warrant liability, and operating lease liability (related party), as well as a $380 increase in inventories related to the purchase of parts for the Esteem FI-AMEI product. There was also a cash outflow of $604 from an increase in other receivable due to the recognition of an incoming income tax refund. This outflow was more than offset by an $891 increase in other liability related to the tax refund and corresponding recognition of an uncertain tax benefit.

These were partially offset by increases to other receivable and other liability related to the recognition of an incoming income tax refund and corresponding recognition of an uncertain tax benefit.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2025 was $179 and primarily related to production tooling and laboratory equipment.

Net cash used in investing activities for the year ended December 31, 2024 was $980 and consisted of purchases of property and equipment, specifically equipment used in the production of finished goods.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 was $16,633 and was primarily a result of proceeds from the issuance of Term Loans in the amount of $10,000, proceeds from the September 2025 Offering and October 2025 Offering in the amount of $6,500, proceeds from the ATM equity offering program in the amount of $414, and proceeds from the exercise of Shortfall Warrants in the amount of $3,111 (as defined in Note 10 of the accompanying consolidated financial statements included elsewhere in this prospectus), partially offset by dividends paid to preferred stockholders in the amount of $1,819, payments made on insurance financing loans of $827, offering costs of $768 from the September 2025 Offering and October 2025 Offering, and $100 of costs related to extinguishing the Term Loans.

Net cash provided by financing activities for the year ended December 31, 2024 was $20,198. This increase was primarily driven by the $20,000 proceeds from the 2024 Term Loans, the receipt of $1,683 from the sale of Common Stock associated with the forward purchase agreement as well as proceeds from the exercise of Shortfall Warrants of $1,815, partially offset by dividends paid to holders of the Series A Preferred Stock of $2,447 and payments made on insurance financing loans of $916.

Contractual Obligations and Commitments

Our principal commitments consist of our operating leases for office space and a litigation matter arising from the Company’s Business Combination. Information on our open litigation matter is included in Note 13, “Commitments and Contingencies” of the accompanying unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined under the rules and regulations of the SEC.

Related Party Arrangements

Our related party arrangements consist of receiving term loan financings, leasing our headquarters office space, and contracting for IT services from a stockholder. For further information on the related party arrangements, refer to Note 8, “Debt (Related Party) and Interest Expense (Related Party)” and Note 12, “Related Party Transactions”, of the accompanying unaudited condensed consolidated financial statements for the quarter ended March 31, 2026 included elsewhere in this Form S-1.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our unaudited condensed consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States. Certain amounts included in or affecting the unaudited condensed consolidated financial statements presented in this prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the unaudited condensed consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the Company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Fair Value Measurements

We determine the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

●	Level 1 - Observable inputs, such as quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Management uses valuation techniques in measuring the fair value of financial instruments, where active market quotes are not available.

The following table summarizes the activity for our Level 3 instruments measured at fair value on a recurring basis:

Forward Purchase Agreement Warrant Liability
Balance as of December 31, 2024	$472
Change in fair value	(534)
Effect of amendments (see Note 10)	86
Balance as of December 31, 2025	24
Change in fair value	13
Balance as of March 31, 2026	$37

The fair value of the forward purchase agreement warrant liability, which is a Level 3 fair value measurement, was estimated using a Monte Carlo simulation model. Key estimates and assumptions impacting the fair value measurement include (i) the Company’s stock price, (ii) the initial exercise price, (iii) volatility, (iv) the remaining term and (v) the risk-free rate.

Research and Development Expenses

We will incur substantial expenses associated with prototyping, improvements, testing and clinical trials. Accounting for clinical trials relating to activities performed by external vendors requires us to exercise significant estimates regarding the timing and accounting for these expenses. We estimate costs of R&D activities conducted by service providers, which include the conduct of sponsored research and contract manufacturing activities. The diverse nature of services being provided for our clinical trials and other arrangements, the different compensation arrangements that exist for each type of service and the lack of timely information related to certain clinical activities complicates the estimation of accruals for services rendered by third parties in connection with clinical trials. We record the estimated costs of R&D activities based upon the estimated amount of services provided but not yet invoiced and include these costs in accrued expenses or prepaid expenses on the unaudited condensed consolidated balance sheets and within R&D expense on the unaudited condensed consolidated statements of operations and comprehensive loss. In estimating the duration of a clinical study, we evaluate the start-up, treatment and wrap-up periods, compensation arrangements and services rendered attributable to each clinical trial and fluctuations are regularly tested against payment plans and trial completion assumptions.

We estimate these costs based on factors such as estimates of the work completed, budgets provided, and in accordance with agreements established with our collaboration partners and third-party service providers. We make significant judgments and estimates in determining the accrued liabilities and prepaid expense balances in each reporting period. As actual costs become known, we adjust our accrued liabilities or prepaid expenses. We have not experienced any material differences between accrued costs and actual costs incurred since our inception.

Our expenses related to clinical trials will be based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services received and efforts expended pursuant to contracts with multiple research institutions that may be used to conduct and manage clinical trials on our behalf. We will accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we will modify our estimates of accrued expenses accordingly on a prospective basis.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time we are no longer considered to be an emerging growth company. At times, we may elect to early adopt a new or revised standard.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks, including currency risk, credit and counterparty risk, and inflation risk, as set out below. We manage and monitor these exposures to ensure appropriate measures are implemented in a timely and effective manner.

Currency Risk

Foreign currency risk is the risk that the value of a financial instrument fluctuates because of the change in foreign exchange rates. We primarily operate in the United States and Germany with most of the transactions settled in the United States dollar. Our presentation and functional currency is the United States dollar. Certain bank balances, deposits and other payables are denominated in the Euro, which exposes us to foreign currency risk. However, any transactions that may be conducted in foreign currencies are not expected to have a material effect on our results of operations, financial position or cash flows.

Credit and Counterparty Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and accounts receivable, net. Periodically, we maintain deposits in accredited financial institutions in excess of federally insured limits. We maintain cash with financial institutions that management believes to be of high credit quality. We have not experienced any losses on such accounts and do not believe we are exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

With respect to accounts receivable, we perform credit evaluations of our customers and do not require collateral. There have been no material losses on accounts receivable. There were no customers that accounted for 10% or more of sales for the three months ended March 31, 2026 and 2025.

Inflation Risk

Inflationary factors, such as increases in our cost of goods sold and selling and operating expenses, may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain and increase our gross margin and decrease our selling and marketing and operating expenses as a percentage of our revenue if the selling prices of our products do not increase as much as or more than these increased costs.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or no not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time we are no longer considered to be an emerging growth company. At times, we may elect to early adopt a new or revised standard.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers and their ages as of June 8, 2026 are as follows:

Name	Age	Title
Brent T. Lucas	44	Chief Executive Officer and Director
Robert Potashnick	45	Interim Chief Financial Officer
Charles R. Brynelsen	69	Chairman
Michael Crowe	65	Director
Susan J. Kantor	70	Director
Charles S. McKhann	57	Director
Mona Patel	58	Director
Janis Smith-Gomez	59	Director

Executive Officers

Brent T. Lucas. Brent T. Lucas has served as our Chief Executive Officer and a member of the Board since the closing of the Business Combination in September 2023. At the time of the Business Combination Mr. Lucas was the Chief Executive Officer (since 2015) and Board member of Envoy Medical Corporation (since 2016). Mr. Lucas brings over 15 years of experience in active implantables in the hearing health industry. He has served in various roles with Envoy Medical Corporation and gained a tremendous amount of specialized experience. He has served in various roles with Envoy Medical Corporation and gained a tremendous amount of specialized experience, working his way up from an intern to CEO. Mr. Lucas received his bachelor’s degree from the University of St. Thomas and Juris Doctor degree from the Mitchell Hamline School of Law.

The Board believes Mr. Lucas is qualified to serve as a member of the Board given his specialized experience and knowledge in the hearing and medical device industries as Legacy Envoy Medical’s Chief Executive Officer.

Robert Potashnick. Robert Potashnick, 45, has provided consulting services through Oasis Business Consulting LLC since October 2024. Previously, Mr. Potashnick served as the Chief Financial Officer of Flutterbee Education Group from January 2024 to October 2024 and FOXO Technologies Inc. (NYSE American: FOXO) from January 2021 to September 2023. From 2017 to 2020, Mr. Potashnick served in capital planning and business development finance roles at UnitedHealth Group (NYSE American: UNH). Before that, from 2010 to 2017, Mr. Potashnick worked as a certified public accountant at PricewaterhouseCoopers LLP. Mr. Potashnick holds a Bachelor of Arts degree in Economics from Northwestern University, a Master’s Degree in Accountancy from the University of Illinois, and an MBA (Finance/Strategy) from DePaul University.

Non-Executive Directors

Charles R. Brynelsen. Chuck R. Brynelsen has served as the Chairman of the Board since the closing of the Business Combination. Mr. Brynelsen has extensive experience in the medical device industry, including most recently serving as Senior Vice President and President of Abbott Vascular from 2017 to 2021. Since 2015 he has also been a Venture Partner of SpringRock Ventures, an investment firm that focuses on digital health, devices, services, oral health, SAAS, consumerization/ecommerce of healthcare, IT, wellness, HIPAA and other innovative companies improving general health. Mr. Brynelsen has also served on private companies’ boards of directors, including Alebra Technologies since 2010 and Neuspera Medical from 2022 to 2023. Mr. Brynelsen previously served as Senior Vice President and President of Medtronic Early Technologies from 2015 to 2016, as the Global President of Covidien Early Technologies from 2013 to 2015, and as the Chief Executive Officer of IntraPace from 2005 to 2012. Earlier in his career, Mr. Brynelsen held various commercial, corporate, international, and general management leadership roles across Medtronic from 1981 to 2005.

The Board believes Mr. Brynelsen is qualified to serve as a member of the Board due to his extensive experience in the management of a multinational public company in the medical device industry, including significant product development, clinical/regulatory, manufacturing, business development and strategic planning experience. He also provides valuable insights into operating in highly regulated global healthcare markets.

Michael Crowe. Michael Crowe has decades of experience in the medical device industry with a focus on operations. Since March 2023, Mr. Crowe has served as Senior Vice President Operations for Bioventus LLC. Previously, he served as Vice President Operations for Abbott Vascular from January 2015 to March 2023. Mr. Crowe earlier served in similar roles for Caris Life Sciences, Covidien Devices, Johnson & Johnson, Iomega Corporation, and SKF USA, Inc. Mr. Crowe earned a bachelor’s degree in engineering from the University of Louisville and an MBA from Duke University.

The Boad believes Mr. Crowe is qualified to serve as a member of the Board due to his wide-ranging experience in the management and operations of multinational public companies in the medical device industry, including significant experience overseeing distribution, supply chain and sourcing, facilities, engineering, customer service, reimbursement services, and product launch, which the Board believes will be vital to the Company’s next stages of development.

Charles S. McKhann. Charles S. McKhann currently serves as a director of Exagen, Inc., a publicly traded diagnostics company, and as Executive Chairman at Distalmotion SA, a privately held surgical robotics company. Previously, Mr. McKhann served as the President, Chief Executive Officer, and a member of the board of directors of Silk Road Medical, Inc. (“Silk Road”), a medical device company, from November 2023 to September 2024, when Silk Road was purchased by Boston Scientific Corporation, and served as Chief Executive Officer, President and a member of the Board of Directors of Apollo Endosurgery, Inc. (“Apollo”), a medical device company, from March 2021 to April 4, 2023, when Apollo was purchased by Boston Scientific Corporation. From October 2017 to December 2018, Mr. McKhann served as Chief Commercial Officer at ROX Medical, Inc., a medical device company. From July 2016 to April 2017, he served as Chief Commercial Officer of Torax Medical, Inc., a medical device company acquired by Johnson & Johnson in April 2017. From January 2015 to July 2016, he served as Chief Commercial Officer of Intersect ENT, Inc., a medical device company. In addition, from September 2012 to March 2021, he served as Managing Director of Vernon Consulting, Inc. Mr. McKhann holds a B.A. in Political Sciences and an M.B.A. from Stanford University.

The Boad believes Mr. McKhann is qualified to serve as a member of the Board as a result of his executive experience leading medical device companies, including experience leading regulatory, commercial strategy, and operations programs.

Mona Patel. Mona Patel has served as a member of the Board since the closing of the Business Combination. Ms. Patel has over 30 years of experience with medical devices in marketing, market development, clinical education and mergers and acquisitions. Currently, Ms. Patel works as a strategic advisor for med-tech start-ups, through which she helps companies raise funding, understand market opportunities, and develop go-to-market plans. Previously, she was the Vice President of Marketing and Clinical Education at Boston Scientific in their neuromodulation division, where she helped build the start-up into a market leader with approximately $1 billion in sales. While at Boston Scientific, she introduced the first rechargeable spinal cord stimulator into the market, helped convert the market from non-rechargeable to rechargeable stimulators, and launched the first rechargeable deep brain stimulator for Parkinson’s disease. Prior to joining Boston Scientific, Ms. Patel worked in various positions at Guidant in marketing and business development, through which she acquired and licensed a portfolio of technologies that became the Guidant Cardiac and Vascular surgery division, including the acquisition of two med-tech start-ups. As a marketing leader, she drove the adoption of a new procedure, endoscopic vessel harvesting, to become the gold standard for cardiac surgery. She began her career as an engineer for Abbott Labs. Ms. Patel earned a BSE in Mechanical Engineering from the University of Michigan and an M.B.A. from the University of Pennsylvania, Wharton School of Business.

The Board believes Ms. Patel is qualified to serve on the Board due to her extensive background in the medical devices field and expertise in marketing and business development.

Janis Smith-Gomez. Janis Smith-Gomez has served as a member of the Board since the closing of the Business Combination. Ms. Smith-Gomez has more than 30 years of experience in marketing and innovation, positioning global brands for growth and competitive advantage, contributing to her strong business acumen and stakeholder insights focus. From 2006 to 2022, Ms. Smith-Gomez held a variety of leadership positions at Johnson & Johnson across medical devices and consumer health, where she focused on building brands, launch excellence and innovative marketing strategies for revenue and market share growth. In her most recent role at Johnson & Johnson as the Vice President of Global Brand Experience, she led the brand identity efforts to evolve the $27 billion medical devices business into a leading patient-centered, customer-focused, digitally powered med-tech innovator. As the Vice President of U.S. Marketing for Ethicon LLC, a subsidiary of Johnson & Johnson, from 2014 – 2018, Ms. Smith-Gomez returned the business to growth and strengthened customer engagement. Prior to working at Johnson & Johnson, Ms. Smith-Gomez held the roles of Vice President of Marketing at Mars, Incorporated, Senior Director at Kraft Foods, and Director of Marketing at PepsiCo, Inc. Ms. Smith-Gomez started her career in consulting with Booz, Allen & Hamilton and completed a summer internship with Procter & Gamble. Ms. Smith-Gomez is currently also an Independent Director of the Board of The Honey Pot Company, a subsidiary of Compass Diversified and a member of the board of trustees of several non-profit organizations, including the New York Academy of Medicine, and Black Public Media. She also previously served as a trustee for Kent Place School and Citymeals on Wheels and a board member of the Vanderbilt University Parents and Family Association. Ms. Smith-Gomez received her bachelor’s degree in Professional Option: Business and her M.B.A. from the University of Chicago.

The Board believes Ms. Smith-Gomez is qualified to serve on the board due to her extensive experience in the medical devices industry, her strategic planning expertise and her successful career as a senior executive, commercial leader and marketing strategist driving brand relevance and sustainable financial and operational performance.

Susan J. Kantor. Susan J. Kantor has served as a member of our Board since March 2021. Ms. Kantor has experience leading international finance, tax, treasury, risk, compliance and technology enablement for global services organizations. She was an Advisory Partner for PwC from 2011 to 2016, a Partner and CFO & Treasurer of PRTM Management Consultants from 1997 to 2011, and was previously a CFO/senior financial executive at corporate strategy and operations consulting firms Monitor Group and BCG, as well as Parexel International, a clinical research organization. She began her career in the audit practices at EY and PWC, where she provided audit services for over 12 years to privately held and publicly held companies across the industrial, life sciences and retail and consumer sectors. During her time at PRTM, she completed several successful M&A transactions in the U.S. and abroad, including the sale PRTM’s global business to PwC in 2011. Ms. Kantor is currently on the board of Teknor Apex Company, a privately-held material science company and on the board and as Audit Committee Chair of Guest Services Inc., a privately held hospitality company. She received her bachelor’s degree from Grove City College in Accounting and Business Administration and her CPA in Massachusetts.

The Board believes Ms. Kantor is qualified to serve on the Board due to her extensive background and expertise in global financial and tax matters. Ms. Kantor qualifies as a “financial expert” and has served as the Chair of the Audit Committee since March 2021.

Other Key Executives

Tom Hoegh. Tom Hoegh has served as our Director of Engineering since the closing of the Business Combination. Mr. Hoegh has over 25 years of experience in the medical device industry, primarily in the development and on-market support of active implantable devices such as neuromodulation systems for spinal, sacral, deep brain, and hypoglossal nerve stimulation. Mr. Hoegh’s previous experiences consist of leading engineering teams at Nuvectra, ICU/Smiths Medical, Medtronic, and Apnex Medical. Mr. Hoegh received a dual Bachelor of Science degree in Mechanical Engineering and Chemistry from Valparaiso University and a Master of Science degree in Technology Management from the University of St. Thomas.

Karin Simonson. Karin Simonson has served as our Vice President, General Counsel & Corporate Secretary since December 2023. From April 2023 to December 2023, Ms. Simonson was General Counsel for Monarch Healthcare Management. She has almost 20 years of diverse in-house counsel experience supporting clinical, regulatory, sales, marketing, compliance, data privacy, research and development, HR, IT, contracts and commercial operations with increasing responsibilities at both small and large companies including, Coloplast, Medtronic, American Medical Systems and Carlson Hotels Worldwide. She began her legal career approximately 25 years ago in commercial litigation, but over the last 15 years has focused on the medical device industry. Ms. Simonson is currently and has been a board member of the Association of Corporate Counsel (ACC)- Minnesota Chapter for the last 8 years and has been an ACC member since 2007. Ms. Simonson has a BS, magna cum laude, from the University of Minnesota-Twin Cities and a JD, magna cum laude, from Mitchell Hamline School of Law. She is also a volunteer attorney with Children’s Law Center of Minnesota.

Involvement in Certain Legal Proceedings

To our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no federal or state judicial or administrative orders, judgments or decrees or findings, no violations of any federal or state securities law, and no violations of any federal commodities law material to the evaluation of the ability and integrity of any director (existing or proposed) or executive officer (existing or proposed) of the Company during the past 10 years.

Family Relationships

There are no family relationships among any of our officers or directors.

Voting Agreements

On September 4, 2025, the Company entered into a Voting and Warrant Extension Agreement (the “Voting and Extension Agreement”) with GAT Funding, LLC (“GAT”), Taylor Sports Group, Inc. (“Taylor Sports”), and Glen A. Taylor. GAT and Taylor Sports are controlled by Mr. Taylor who owns, directly or indirectly, approximately 36% of the Company’s outstanding Common Stock and is a former director of the Company. Pursuant to the Voting and Warrant Extension Agreement, GAT, Taylor Sports, and Mr. Taylor (collectively, the “Taylor Parties”) agreed to vote any shares beneficially owned by the Taylor Parties in favor of any proposal required to be approved by the Company’s stockholders to ensure compliance with the Nasdaq Listing Rules that is unanimously approved by the Board. The Taylor Parties’ voting obligations will be in effect through December 31, 2028. The rights and obligations of the Taylor Parties under the Voting and Extension Agreement would be transferable to and binding upon any successor or transferee of the Taylor Parties.

Corporate Governance

Composition of the Board

Our business and affairs are managed under the direction of our Board, which consists of seven members. Mr. Brynelsen serves as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to the Company’s management. The Board meets on a regular basis and on an ad hoc basis as required.

In accordance with the terms of our Charter and Bylaws, the Board is divided into three classes with staggered three-year terms, as follows:

●	The Class I directors are Michael Crowe, Charles S. McKhann, and Mona Patel, and their term will expire at the annual meeting of stockholders to be held in 2027;

●	The Class II directors are Janis Smith-Gomez and Charles R. Brynelsen, and their term will expire at the annual meeting of stockholders to be held in 2028; and

●	The Class III directors are Brent T. Lucas and Susan J. Kantor, and their term will expire at the annual meeting of stockholders to be held in 2029.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors that shall constitute the Board will be determined exclusively by the Board. Any increase or decrease in the number of directors will be apportioned among the three classes so that, as nearly equal as practicable, each class will consist of one-third of the directors. No decrease in the number of directors constituting the Board will shorten the term of any incumbent director. Our directors may be removed, at any time, but only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of voting stock of the Company then entitled to vote at an election of directors.

Subject to applicable law and the Charter and subject to the rights of the holders of any series of preferred stock, any vacancy on the Board shall be filled only by the Board and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Mr. Brynelsen, Mr. Crowe, Ms. Kantor, Mr. McKhann, Ms. Smith-Gomez, and Ms. Patel and, representing a majority of our directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Role of the Board in Risk Oversight

The Board has extensive involvement in the oversight of risk management related to the Company and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, environmental, social and governance matters, and ethical business practices. The Board discharges various aspects of its oversight responsibilities through its standing committees, which in turn report to the Board regularly regarding their activities. The Audit Committee represents the Board by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the Audit Committee will review and discuss all significant areas of the Company’s business and summarize for the Board all areas of risk and the appropriate mitigating factors. The nominating and corporate governance committee provides oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The compensation committee of the Board reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. In addition, the Board receives periodic detailed operating performance reviews from management.

Board Committees

The standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). The composition of each committee and the responsibilities of each of the committees, is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

The Audit Committee is composed of Ms. Kantor, Ms. Patel, and Ms. Smith-Gomez, with Ms. Kantor serving as chairperson. The Board determined that each of the foregoing meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the Audit Committee is financially literate. The Board determined that Susan J. Kantor is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee’s responsibilities include, among other things:

●	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

●	ensuring the independence of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

●	establishing procedures for employees to anonymously submit concerns about questionable accounting or other matters;

●	considering the adequacy of our internal controls and internal audit function;

●	reviewing related party transactions or those that require disclosure; and

●	approving or, as permitted, pre-approving all audit and non-audit related services to be performed by our independent registered public accounting firm.

Compensation Committee

The Compensation Committee is composed of Mr. Brynelsen, Mr. Crowe, Mr. McKhann, and Ms. Patel Patel, with Ms. Patel serving as chairperson. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Board has determined that each member of the Compensation Committee meet the requirements for independence under the current Nasdaq listing standards. The Compensation Committee’s responsibilities include, among other things:

●	reviewing and approving, or recommending that the Board approve, the compensation of our executive officers;

●	reviewing and recommending to the Board the compensation of our directors;

●	administering our stock and equity incentive plans;

●	reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans; and

●	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee is composed of Mr. Brynelsen, Mr. Kantor, and Ms. Smith-Gomez, with Ms. Smith-Gomez serving as the chairperson. The Board has determined that each member of the Nominating and Corporate Governance Committee meets the requirements for independence under the current Nasdaq listing standards. The Nominating and Corporate Governance Committee’s responsibilities include, among other things:.

●	identifying and recommending candidates for membership on the Board;

●	reviewing and recommending our corporate governance guidelines and policies;

●	reviewing proposed waivers of the code of conduct for directors and executive officers;

●	overseeing the process of evaluating the performance of the Board; and

●	assisting the Board on corporate governance matters.

Role of the Board in Risk Oversight

The Board has extensive involvement in the oversight of risk management related to the Company and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, environmental, social and governance matters, and ethical business practices. The Board discharges various aspects of its oversight responsibilities through its standing committees, which in turn report to the Board regularly regarding their activities. The Audit Committee represents the Board by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the Audit Committee will review and discuss all significant areas of the Company’s business and summarize for the Board all areas of risk and the appropriate mitigating factors. The nominating and corporate governance committee provides oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The Compensation Committee reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. In addition, the Board receives periodic detailed operating performance reviews from management.

Limitations on Liability and Indemnification of Officers and Directors

Our governing documents limit a director’s and officer’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except for liability:

●	for any transaction from which the director or officer derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for a director under Section 174 of the DGCL;

●	for any breach of a duty of loyalty to the corporation or its stockholders; or

●	for an officer in any action by or in the right of the corporation.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of the directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person will also be entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers will be insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Ethics

The Board has adopted a Code of Ethics, which is applicable to our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Ethics covers topics including conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations. Our Code of Ethics is available, free of charge, on the investor relations page of our website, https://www.envoymedical.com/investors. This website address is intended to be an inactive, textual reference only; none of the material on this website is part of this prospectus.

If the Company amends or grants a waiver of one or more of the provisions of the Code of Ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of the Code of Ethics that apply to the Company’s principal executive officer, principal financial officer and principal accounting officer by posting the required information on the investor relations page of the Company’s website at https://www.envoymedical.com/investors.

EXECUTIVE COMPENSATION

The policies of the Company with respect to the compensation of its executive officers are administered by the Board in consultation with the Compensation Committee. We may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. We intend to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

For the year ended December 31, 2025, our named executive officers were Brent T. Lucas, our Chief Executive Officer, David R. Wells, our former Chief Financial Officer, and Robert M. Potashnick, our Interim Chief Financial Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	Nonequity Incentive Compensation ($)	All Other Compensation ($)		Total ($)
Brent T. Lucas	2025	$400,000		—	$62,000	—		$462,000
Chief Executive Officer and Director	2024	$400,000		—	—	$10,509	(2)	$410,509
Robert M. Potashnick	2025	$180,766	(3)	—	—	—		$180,766
Interim Chief Financial Officer
David R. Wells(4)	2025	$122,106		—	—	$318,548	(5)	$440,6564
Former Chief Financial Officer	2024	$315,006		—	$39,875	$9,702	(6)	$364,583

(1)	The amounts shown in this column represent the grant date fair values of option awards as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 718. Refer to “Note 12 — Stock-Based Compensation” in the audited financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the assumptions used in calculating the award amount.
(2)	Represents Company 401(k) plan matching contributions.
(3)	Represents consulting fees paid to Mr. Potashnick’s company Oasis Business Consulting LLC.
(4)	Mr. Wells ceased serving as Chief Financial Officer on May 16, 2025.
(5)	Includes $315,000 in separation compensation and $3,548 Company 401(k) plan matching contributions.
(6)	Represents Company 401(k) plan matching contributions.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by Envoy Medical’s named executive officers as of December 31, 2025:

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable Options (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Brent T. Lucas	10/15/2023	818,656	61,093	$2.40	10/15/2033
Robert M. Potashnick	—	—	—	—	—
David R. Wells	—	—	—	—	—

(1)	Options to purchase 659,811 shares vested on October 15, 2023, and the remaining 219,938 shares vest pro rata on the 15th of each month thereafter for 36 consecutive months.

Narrative Disclosure to Summary Compensation Table

The primary element of compensation for Envoy Medical’s named executive officers is base salary. Named executive officers may also be eligible from time to time to be awarded annual performance bonuses and may be issued stock options or other stock-based compensation. Envoy Medical’s named executive officers further participate in employee benefit plans and programs that Envoy Medical offers to its other employees, as described below.

Envoy Medical’s executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of Envoy Medical’s stockholders.

Annual Base Salaries

The base salaries of Envoy Medical’s named executive officers are subject to periodic review by the Compensation Committee of the Board. Mr. Lucas received a base salary of $400,000 for each of fiscal years 2025 and 2024. Mr. Wells received a base salary of $122,106 and $315,006 for fiscal years 2025 and 2024, respectively, with the 2025 base salary annualized based on the portion of the year served.

Mr. Potashnick serves as Interim Chief Financial Officer as a consultant and not an employee. He is paid an hourly fee of $200 per hour, with a minimum of 100 hours and a maximum of 150 hours per month (subject to approval of additional hours by the Company), through his consulting company.

Non-Equity Incentive Compensation

Envoy Medical’s named executive officers may be awarded an annual bonus in the discretion of the Compensation Committee. For 2025, Mr. Lucas earned a bonus of $62,000. For 2024, Mr. Wells was paid an annual bonus of $39,875.

Severance Compensation

Following Mr. Wells’ separation from employment with the Company, he became entitled to $315,000 of severance pay, approximately $210,000 of which was paid in the year ended December 31, 2025 and approximately $105,000 of which has been or will be paid in the year ended December 31, 2026.

Executive Officer Employment Agreements

Brent T. Lucas

On October 16, 2023, the Company entered into a written employment agreement (the “Lucas Employment Agreement”) with its Chief Executive Officer, Brent T. Lucas. The Lucas Employment Agreement has an initial term of five years, subject to automatic renewal for an additional one-year terms unless either party provides 90 days’ written notice of non-renewal. The Lucas Employment Agreement provides for an initial base salary of $400,000 annually, subject to periodic review and increase by the Compensation Committee. The base salary may not be decreased unless it is part of a salary reduction applicable to all employees or all management employees, and with Mr. Lucas’ consent.

Under the Lucas Employment Agreement, Mr. Lucas is entitled to participate in the restricted stock unit or other long-term equity incentive compensation plan, program or arrangement (“Incentive Compensation”) expected to be adopted by the Company and generally made available to the Company’s executive officers.

If the Company terminates Mr. Lucas’s employment for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability;” or if Mr. Lucas resigns for “Good Reason,” the Company will pay him (v) earned but unpaid salary, and earned but unpaid Incentive Compensation, if applicable as of the date of termination of the Lucas Employment Agreement; (w) the benefits, if any, to which he is entitled as a former employee; (x) continuation of health insurance coverage for two years (or until he is covered under the health insurance of a new employer); (y) payment for the cost of an executive search firm reasonably selected by Mr. Lucas; and (z) a continuation of base salary for one year after the date of termination, payable monthly.

In the event of Mr. Lucas’s death or Disability (as defined in the Lucas Employment Agreement), the Company will pay Mr. Lucas or his surviving beneficiary (i) in a lump sum within thirty days following the date of his death or termination for Disability, any other benefits to which Mr. Lucas is then entitled under the Company’s applicable benefit plans and programs as of such date, and (ii) in a lump sum within thirty days following the date of his death or termination for Disability, his earned but unpaid salary as of such date. In addition, in the event the Lucas Employment Agreement is terminated for Disability, Mr. Lucas shall receive severance pay with an aggregate value equal to the sum of one year of his base salary at the rate in effect on the date of such termination for Disability.

Robert M. Potashnick

Mr. Potashnick was engaged as Interim Chief Financial Officer through his wholly owned entity, Oasis Business Consulting, LLC (“Oasis”), pursuant to a Consulting Agreement dated effective June 23, 2025 (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, the Company will pay Oasis a fee of $200 per hour for Mr. Potashnick’s service with a minimum of 100 hours and a maximum of 150 hours per month (subject to approval of additional hours by the Company). The Consulting Agreement had an initial one-year term, subject to a requirement to terminate or renew 90 days prior to the completion of the term. The Consulting Agreement has been renewed and is currently continuing on a month-to-month basis. The Consulting Agreement does not provide for any type of severance or other post-termination compensation.

Equity Compensation Plan Information

The following describes our outstanding equity awards and equity compensation plans as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2023 Equity Incentive Plan	2,257,024	(1)	$2.18	1,742,976	(2)
2023 Employee Stock Purchase Plan	245,249		0.96	54,751	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	2,502,273		$2.06	1,797,727

(1)	Represents options to purchase 2,257,024 shares of Common Stock.
(2)	4,000,000 shares of Common Stock were authorized for issuance pursuant to awards under the 2023 Equity Incentive Plan as of December 31, 2025, provided that an additional 6,000,000 shares of Common Stock were authorized for issuance under the 2023 Plan pursuant to a proposal approved at the Company’s 2026 Annual Meeting of Stockholders on May 12, 2026.
(3)	300,000 shares of Common Stock were authorized for issuance pursuant to awards under the ESPP as of December 31, 2025, provided that an additional 1,200,000 shares of Common Stock were authorized for issuance under the ESPP pursuant to a proposal approved at the Company’s 2026 Annual Meeting of Stockholders on May 12, 2026.

Director Compensation

The Company has approved and implemented a compensation program for its non-employee directors pursuant to which it pays its directors annual cash retainers for board and committee service. Directors are paid an annual cash retainer of $40,000, with the Board chair and the chair of the Audit Committee receiving an additional retainer of $60,000 per year and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee receiving an additional $10,000 per year.

The Nominating and Corporate Governance Committee has also approved regular stock option awards to purchase 50,000 shares of Common Stock for each director with options to purchase an additional 37,500 shares of Common Stock issued to the Board chair and the chair of the Audit Committee. This plan may be adjusted at any time. All directors will also be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors, including travel expenses for attending in-person Board meetings.

The director compensation plan will be designed to attract and retain the most qualified individuals to serve on the Board in line with that of other public companies of a similar size. The Board, on the recommendation of our Compensation Committee, is responsible for reviewing and approving any changes to the directors’ compensation arrangements.

The table below sets forth the compensation paid to our non-employee directors during the fiscal year ended December 31, 2025.

Name	Fees Earned/Paid in Cash ($)	Option Awards ($)(1)	Other Compensation ($)	Total Compensation ($)
Chuck R. Brynelsen	$100,000	$35,819	—	$135,819
Michael Crowe	$40,000	$14,328	—	$54,328
Susan Kantor	$100,000	$35,819	—	$135,819
Charles S. McKhann(2)	$—	—	—	$—
Mona Patel	$47,500	$14,328	—	$61,828
Janis Smith-Gomez	$47,500	$14,328	—	$61,828
Glen A. Taylor(3)	$—	—	—	$—

(1)	The amounts shown in this column represent the grant date fair values of option awards granted in 2025 as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 718.
(2)	Mr. McKhann was appointed to the Board April 15, 2026.
(3)	Mr. Taylor served on the Board through August 25, 2025. Mr. Taylor waived any director compensation based on his status as majority holder of our Common Stock.

Equity Incentive Plan

The purposes of the Envoy Medical, Inc. 2023 Equity Incentive Plan (the “Incentive Plan”) are to attract and retain the best available personnel for positions of substantial responsibility with the Company or any parent or subsidiary of the Company; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other awards as the administrator of the Incentive Plan may determine.

The Incentive Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to the Company’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other awards to employees, directors and consultants of the Company and employees and consultants of any of the Company’s parents or subsidiaries. As of June 8, 2026, the Company has 6 non-employee directors, approximately 43 employees, and approximately 27 independent contractors and consultants.

Following an amendment to the Incentive Plan approved at our 2026 Annual Meeting of Stockholders, an aggregate of 10,000,000 shares of Common Stock been authorized for issuance pursuant to awards under the Incentive Plan. The Incentive Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units, performance awards and other awards.

Employee Stock Purchase Plan

The purpose of the Envoy Medical, Inc. 2023 Employee Stock Purchase Plan (“ESPP”) is to provide eligible employees with an opportunity to purchase shares of Common Stock through accumulated contributions, which generally are made through payroll deductions. The ESPP permits the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Following an amendment to the ESPP approved at the 2026 Annual Meeting of Stockholders, the aggregate maximum number of shares of Common Stock available for issuance under the ESPP is 1,500,000 shares of Common Stock. We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Common Stock.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, stock dividend, combination, reclassification, reorganization, merger, consolidation, acquisition of property or stock, split-up, spin-off, combination, liquidation, reclassification, repurchase or exchange of Common Stock or other securities of the Company or other change in the Company’s corporate structure affecting its Common Stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator may make adjustments to (i) the maximum number of securities issuable under the ESPP and (ii) the number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Generally, any employees of the Company are eligible to participate in the ESPP if they are customarily employed by the Company or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. However, unless otherwise determined by the administrator prior to an offering date, an employee may not be eligible to participate in the ESPP or the relevant offering period if that employee: (a) has not completed for such continuous period as the administrator may require (which period must be less than two years), (b) customarily works not more than 20 hours per week, (c) customarily works not more than five months per calendar year, (d) is a citizen or resident of a country other than the United States and the laws of the jurisdiction in which the employee is a citizen or resident prohibit participation or if complying with the laws of the foreign jurisdiction would cause the ESPP to violate applicable U.S. tax law. In addition, an employee may not be granted an option to purchase stock under our ESPP if the employee (a) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any parent or subsidiary of the Company; or (b) holds rights to purchase stock under all of the Company’s employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock determined at the time such option is granted, for each calendar year during which his or her right to purchase shares is outstanding at any time. As of the date of this prospectus, we had approximately 34 employees (including employee directors).

Participants may end their participation at any time during an offering period and may be paid their accrued contributions that have not yet been used to purchase shares of Common Stock. Participation ends automatically upon termination of employment with the Company (or its participating subsidiaries).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, since January 1, 2025, there were no related party transactions arising or existing requiring disclosure under applicable Nasdaq Listing Rules or SEC rules and regulations.

March 2025 Note

On March 6, 2025, the Company issued a promissory note (the “2025 Note”) to GAT Funding, LLC (“GAT”), an entity controlled by Glen A. Taylor, who was a member of the Company’s board of directors until August 25, 2025 and owns, directly or indirectly, approximately 35.6% of the outstanding shares of the Company’s Common Stock, pursuant to which the Company borrowed the principal amount of $10,000,000 (the “2025 Term Loan” and, together with $30,000,000 of prior loans from GAT to the Company, the “Term Loans”). The 2025 Note had a five-year term and a maturity date of March 6, 2030. The principal amount of the 2025 Term Loan bore interest at a rate of 8.0% per annum and was payable quarterly in arrears after the second anniversary of the 2025 Note. Interest accrued and was not required to be paid during the first two years of its term.

As a commitment fee, the Company agreed to issue GAT warrants to purchase 375,000 shares of its Common Stock for each $2,500,000 of principal funded under the 2025 Note. The warrants have an exercise price equal to the closing price on the date of funding of the applicable tranche and a termination date as of the second anniversary of the initial closing under the 2025 Note. The Company issued GAT warrants to purchase 750,000 shares of Common Stock at an exercise price of $1.35 per share on March 6, 2025 and warrants to purchase 750,000 shares of Common Stock at an exercise price of $1.48 on June 26, 2025 (collectively, the “March 2025 Note Warrants” and, together with the February 2024 Note Warrants and the August 2024 Note Warrants, the “Term Loan Warrants”).

Debt Forgiveness

On August 25, 2025, the Company and GAT entered into a Satisfaction of Promissory Notes (the “Satisfaction Agreement”). Pursuant to the terms of the Satisfaction Agreement, all of the Company’s principal and interest obligations under the Term Loans was deemed fully satisfied in exchange for a one-time payment by the Company to GAT in the amount of $100,000. The Company made the $100,000 payment to GAT on August 25, 2025, which resulted in full satisfaction of the principal and interest amounts owed under the Term Loans.

Voting and Warrant Extension Agreement

On September 4, 2025, the Company, GAT, Taylor Sports Group, Inc. (an entity controlled by Mr. Taylor) (“Taylor Sports”), and Mr. Taylor entered into a Voting and Warrant Extension Agreement (the “Voting and Extension Agreement”). Pursuant to the Voting and Warrant Extension Agreement, GAT, Taylor Sports, and Mr. Taylor (collectively, the “Taylor Parties”) agreed to vote any shares beneficially owned by the Taylor Parties in favor of any proposal required to be approved by the Company’s stockholders to ensure compliance with the Nasdaq Listing Rules. The Taylor Parties’ voting obligations will be in effect through December 31, 2028. In exchange for such voting agreements, the Company agreed to extend the exercise term for each of the Term Loan Warrants to December 31, 2028 and to register the resale of the shares of the Company’s Common Stock held by the Taylor Parties. The rights and obligations of the Taylor Parties under the Voting and Extension Agreement would be transferable to and binding upon any successor or transferee of the Taylor Parties.

Pursuant to the Voting and Extension Agreement, the Company also agreed to register shares of the Company’s Common Stock held or acquirable by the Taylor Parties upon the request of the Taylor Parties delivered on or after March 31, 2026.

Facility Lease

The Company leases its headquarters office space in Minnesota from Taylor Corporation, an entity controlled by Mr. Taylor, pursuant to a Lease Agreement, dated May 20, 2016, as amended to date (the “Lease”). The term of the Lease runs through 2030. The Company paid an aggregate of approximately $206,000 under the lease in 2025 for rent, repayment of build out expenses, and shared utilities and other operating expenses for the facility.

February 2026 Stock and Warrant Financing

On February 13, 2026, the Company completed the offering (the “Offering”) of an aggregate of (i) 47,946,150 shares of the Company’s Common Stock (the “Financing Shares”), (ii) 27,053,850 pre-funded warrants (the “pre-funded warrants”) to purchase 27,053,850 shares of Common Stock, (iii) 45,000,000 Series A-1 Warrants to purchase 45,000,000 shares of Common Stock and/or pre-funded warrants, and (iv) 75,000,000 Series A-2 Warrants to purchase 75,000,000 shares of Common Stock and/or pre-funded warrants. For each Financing Share (or pre-funded warrant) purchased, the investors received accompanying Common Warrants in the amount of six-tenths (0.6) of a Series A-1 Warrant and one Series A-2 Warrant. The combined purchase price in the February 2026 Offering was $0.40 per Share (or $0.3999 per pre-funded warrant in lieu thereof) and accompanying Common Warrants.

Company directors, officers, 10% stockholders, and their immediate family members participated in the offering as follows:

●	Vali Orandi, who is the father-in-law of our Chief Executive Officer and director, purchased 500,000 Financing Shares and an aggregate of 800,000 Common Warrants for $200,000;

●	Mr. Brynelsen, a director, purchased 1,000,000 Financing Shares and an aggregate of 1,600,000 Common Warrants, for $400,000;

●	Ms. Patel, a director, purchased 312,500 Financing Shares and an aggregate of 500,000 Common Warrants for $125,000;

●	Mr. Taylor purchased 18,750,000 Financing Shares and an aggregate of 30,000,000 Common Warrants for $7,500,000.

Each of the individuals listed above participated in the Offering on the same terms as were negotiated with outside investors.

Related Person Transaction Policy

Upon the Closing, our Board adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

Our Audit Committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described in this section were entered into prior to the adoption of such policy.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of June 1, 2026 by:

●	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

●	each current named executive officer and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

The information below is based on an aggregate of 77,021,110 shares of Common Stock issued and outstanding as of June 8, 2026. The table below does not reflect any possible redemptions from funds which acquired Common Stock in the public markets and have not yet filed a corresponding Schedule 13G reflecting a change in ownership. In addition, the information below includes shares of Common Stock issuable upon exercise of stock options, warrants, preferred stock, and other securities exercisable or convertible for shares of Common Stock. Such shares are deemed outstanding for computing the percentage of the person holding such shares but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Common Stock
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Five percent holders:
Glen A. Taylor(2)	63,409,614	56.9%
Nantahala Capital Management, LLC(3)	7,683,798	9.9%
Bleichroeder LP(4)	7,683,798	9.9%
Named Executive Officers and Directors:
Brent T. Lucas(5)	1,369,498	1.8%
Robert Potashnick(6)	552,500	*
Chuck R. Brynelsen(7)	2,773,698	3.5%
Michael C. Crowe(8)	36,980	*
Susan J. Kantor(9)	433,346	*
Mona Patel(10)	874,688	1.1%
Janis Smith-Gomez(11)	42,188	*
Charles S. McKhann(12)	8,334	*
All current directors and executive officers as a group (8 persons)(13)	6,082,898	7.1%

(1)	Unless otherwise noted, the business address of each of the beneficial owners is c/o Envoy Medical, Inc., 4875 White Bear Pkwy, White Bear Lake, MN 55110.
(2)	Based on the information included in a Schedule 13G filed by Nantahala Capital Management, LLC (“Nantahala”), Wilmot B. Harkey (“Harkey”), and Daniel Mack (“Mack”) on May 15, 2026. Nantahala may be deemed to be the beneficial owner of 7,683,798 shares of Common Stock held by funds and separately managed accounts under its control, and as the managing members of Nantahala, each of Mr. Harkey and Mr. Mack may be deemed to be a beneficial owner of those Shares. The 7,683,798 shares of Common Stock includes 33,798 shares of Common Stock that may be acquired through the exercise of Series A Warrants or Pre-Funded Warrants. The business address of Nantahala, Harke, and Mack is 130 Main St. 2nd Floor, New Canaan, Connecticut 06840.
(3)	Based on the information included in a Schedule 13G filed by Bleichroeder Holdings LLC (“Bleichroeder Holdings”), Bleichroeder LP (“Bleichroeder”), and Andrew Gundlach (“Gundlach”) on May 14, 2026. Bleichroeder, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 7,839,000 shares of Common Stock. The 7,839,000 shares of Common Stock includes 6,250,000 shares of Common Stock currently issued and outstanding and 1,589,000 shares of Common Stock issuable upon exercise of Series A Warrants. In accordance with the terms of the Series A Warrants, exercise of the Series A Warrants is subject to a beneficial ownership limitation of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise Clients of Bleichroeder have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. Each of Bleichroeder Holdings and Gundlach may be deemed to have beneficial ownership of the shares beneficially owned by Bleichroeder based on the ability to exercise voting and investment control over such shares of Common Stock. The business address of Bleichroeder Holdings, Bleichroeder, and Gundlach is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.

(4)	Includes (i) 1,849,276 shares of Common Stock issuable upon the conversion of 2,126,667 shares of Series A Preferred Stock received by Anzu GP in a private exchange offer for shares of Anzu Class B Common Stock and (ii) 869,565 shares of Common Stock issuable upon the conversion of an aggregate of 1,000,000 shares of Series A Preferred Stock, which were issued to AICP III L.P., Anzu Industrial Capital Partners III, L.P. and Anzu Industrial Capital Partners III QP, L.P., each an affiliate of Anzu GP. Whitney Haring-Smith, David Seldin and David Michael share voting and investment control over shares held by Anzu GP by virtue of their shared control of Anzu GP. The business address of Anzu GP is 12610 Race Track Road, Suite 250 Tampa, FL 33626.
(5)	Includes (i) 21,703,607 shares of Common Stock held by Mr. Taylor directly, (ii) 2,526,058 shares of Common Stock held by Taylor Sports Group of which Mr. Taylor is the owner and chairman, (iii) 4,810,384 shares of Common Stock held by GAT Funding, LLC, which Mr. Taylor controls, (iv) 869,565 shares of Common Stock issuable upon the conversion of 1,000,000 shares of Series A Preferred Stock, which were issued to GAT Funding, LLC pursuant to the convertible promissory note that the Company entered into with GAT Funding, LLC concurrently with the Business Combination Agreement, (v) 3,500,000 shares issuable upon exercise of stock purchase warrants held by GAT Funding, LLC, which Mr. Taylor controls, and (vi) 30,000,000 shares of Common Stock issuable upon exercise of Series A Warrants.
(6)	Includes (i) 297,090 shares of Common Stock held directly by Mr. Lucas, (ii) 861,421 shares of Common Stock issuable upon exercise of stock options, (iii) 110,987 shares of Common Stock issuable upon exercise of Public Warrants, (iv) 1,972 shares of Common Stock held by Mr. Lucas’s spouse, (v) 5,991 shares of Common Stock held by the Brent T. Lucas Irrevocable Trust of which Mr. Lucas is a beneficiary, and (vi) 12,720 shares of Common Stock held by the Brent T. Lucas Family Education Trust of which Mr. Lucas’ children are beneficiaries and Mr. Lucas is a trustee.
(7)	Includes 123,698 shares of Common Stock issuable upon exercise of stock options.
(8)	Represents shares of Common Stock issuable upon exercise of stock options.
(9)	Includes 105,469 shares of Common Stock issuable upon exercise of stock options.
(10)	Includes 42,188 shares of Common Stock issuable upon exercise of stock options.
(11)	Represents shares of Common Stock issuable upon exercise of stock options.
(12)	Represents shares of Common Stock issuable upon exercise of stock options.
(13)	Incudes 1,220,278 shares of Common Stock issuable upon exercise of stock options.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 500,000,000 shares of the Company, consisting of 400,000,000 shares of Common Stock, par value $0.0001 per share and 100,000,000 shares of preferred stock, $0.0001 par value per share. As of September 10, 2025, there were 21,901,573 shares of Common Stock and 4,500,000 shares of Series A Preferred Stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Holders of our Common Stock will be entitled to one vote for each share held as of the applicable record date on all matters properly submitted to a vote of stockholders, including the election or removal of directors. Unless specified in our governing documents, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a plurality of the votes cast at any meeting of the stockholders at which there is a quorum by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon will be required to approve any such matter voted on by stockholders. The Board is divided into three (3) classes, each of which will generally serve for a term of three (3) years with only one (1) class of directors being elected each year. Our stockholders will not have cumulative voting rights in the election of directors.

Preferred Stock

Our Charter authorizes the issuance of up to 100,000,000 shares of preferred stock and the Board by resolution or resolutions, to the maximum extent permitted by law, to fix by resolution or resolutions the designation, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

Series A Preferred Stock

The Certificate of Designation that was filed on the Closing Date establishes the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Series A Preferred Stock, which are described in more detail below.

Ranking

The Series A Preferred Stock ranks, with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, senior to our Common Stock.

Dividend Rights

Series A Preferred Holders will be entitled to Regular Dividends at the rate of 12% per annum on the Original Issuance Price. The Series A Preferred Holders will be also entitled to fully participate in any Participating Dividends. Regular Dividends will be payable in cash quarterly in arrears on each Regular Dividend Payment Date to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Regular Dividend Record Date, if, as and when authorized by the Board, or any duly authorized committee thereof. If we fail to pay any Regular Dividend in full in cash on the applicable Regular Dividend Payment Date, then an additional dividend on the amount of the unpaid portion of such Regular Dividend shall automatically accrue at a rate equal to the Regular Dividend Rate, whether declared and whether assets are legally available for their payment.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each share of Series A Preferred Stock will be entitled to receive an amount equal to the greater of (i) the Original Issuance Price plus any accrued and unpaid Dividends on such share of Series A Preferred Stock up to, but excluding, the date of payment of such amounts and (ii) the amount a Series A Preferred Holder would have received had such Series A Preferred Holder, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such share of Series A Preferred Stock into Common Stock pursuant to the terms of the Certificate of Designation.

Holder Conversion Rights

The Series A Preferred Stock will not be listed; however, we will be required to maintain sufficient authorized shares of Common Stock to permit the shares of Series A Preferred Stock to be voluntarily (at the sole discretion of the holder) or mandatorily (subject to certain conditions) converted to shares of Common Stock, which we will list on the same exchange as where the shares of Common Stock issued in connection with the Closing are listed.

Each holder of Series A Preferred Stock will have the right, at any time and at such holder’s option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock based on the Conversion Price of $11.50 per share, subject to certain customary adjustments in the event of certain events affecting the price of our Common Stock, such as stock splits and combinations, or the distribution of options, rights or warrants. Upon conversion, (1) each share of Series A Preferred Stock will convert into a number of shares of Common Stock equal to the quotient of (A) the Original Issuance Price of $10.00 divided by (B) the Conversion Price of $11.50 as of the conversion date, and (2) any accrued and unpaid dividends will be settled in cash.

The Company’s Conversion Rights

The Company may mandatorily convert the Series A Preferred Stock to Common Stock based on the Conversion Price if, at any time commencing 90 days following the closing of the Business Combination, the closing price per share of our Common Stock is greater than $15.00 for any 20 trading days within any period of 30 consecutive trading days.

Voting Rights

The holders of Series A Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders, except the holders of Series A Preferred Stock will be entitled to certain consent rights on matters related to (i) the creation or authorization of the creation of any equity or debt securities of the Company that rank senior or equal to certain rights of the Series A Preferred Stock and (ii) the authorization of any adverse change to the powers, preferences, or special rights of the Series A Preferred Stock set forth in the Charter or Bylaws, and shall have voting rights as required by law.

Warrants

September Private Placement Warrants

The summary below is not complete and is subject to, and qualified in its entirety by, the provisions of the September Private Placement Warrants, which the form of which is included as Exhibit 4.6 hereto and incorporated by reference.

Duration, Exercise Price and Anti-Dilutive Rights

The September Private Placement Warrants have an exercise price of $1.31 per share and became exercisable on November 26, 2026, which was the date of the Stockholder Approval. The September Private Placement Warrants will expire on the 24-month anniversary of the initial exercise date. The September Private Placement Warrants contain standard adjustments to the exercise price including for stock splits, stock dividends and rights offerings.

Exercisability

Each September Private Placement Warrants became exercisable on became exercisable on November 26, 2026, which was the date of the Stockholder Approval, at an exercise price of $1.31 per share, subject to adjustment, and will remain exercisable for two years from the initial exercise date, but not thereafter.

Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the September Private Placement Warrants to the extent that the holder would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in the event the shares underlying the September Private Placement Warrants, or the September Private Placement Warrant Shares, are not registered under the Securities Act, elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the September Private Placement Warrants.

Fractional Shares

No fractional shares of Common Stock will be issued in connection with the exercise of a September Private Placement Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Fundamental Transaction

In the event of a fundamental transaction, as described in the September Private Placement Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of the common equity of the Company, the holders of the September Private Placement Warrants will be entitled to receive upon exercise of the September Private Placement Warrant the kind and amount of securities, cash or other property that the holders would have received had they exercised the September Private Placement Warrant immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, with some exceptions, we or a successor entity will be obligated to, at the option of the holder of such warrant, purchase such warrant from such holder by paying an amount of cash equal to the Black Scholes value (as described in such warrants) of the unexercised portion of the September Private Placement Warrants on the date of the consummation of the fundamental transaction.

Transferability

Subject to applicable laws, a September Private Placement Warrant may be transferred at the option of the holder upon surrender of the September Private Placement Warrant to us together with the appropriate instruments of transfer.

Resale/Registration Rights

Under the purchase agreement pursuant to which the September Private Placement Warrants were sold (the “Purchase Agreement”), we agreed that as soon as practicable (and in any event within 30 calendar days of the date of the Purchase Agreement), we would file a registration statement on Form S-1 (the “Re-Sale Registration Statement”), providing for the resale of the shares of Common Stock issuable upon exercise of the September Private Placement Warrants, use commercially reasonable efforts to cause such registration statement to become effective within 90 days following the closing date of this offering and to keep such registration statement effective at all times until the investors own no September Private Placement Warrants or shares of Common Stock issuable upon exercise thereof.

Exchange Listing

We do not intend to list the September Private Placement Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the September Private Placement Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the September Private Placement Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise the September Private Placement Warrants.

October Private Placement Warrants

The summary below is not complete and is subject to, and qualified in its entirety by, the provisions of the October Private Placement Warrants, which the form of which is included as Exhibit 4.8 hereto and incorporated by reference.

Duration, Exercise Price and Anti-Dilutive Rights

The October Private Placement Warrants have an exercise price of $1.33 per share and became exercisable immediately upon issuance. The October Private Placement Warrants will expire on the 24-month anniversary of the effective date of the registration statement covering the resale of the shares of Common Stock underlying the October Private Placement Warrants, which was December 30, 2025. The October Private Placement Warrants contain standard adjustments to the exercise price including for stock splits, stock dividends and rights offerings.

Exercisability

Each October Private Placement Warrant became exercisable immediately upon issuance at an exercise price of $1.33 per share, subject to adjustment, and will remain exercisable for two years from the effective date of the registration statement covering the resale of the shares of Common Stock underlying the October Private Placement Warrants, but not thereafter.

Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the October Private Placement Warrants to the extent that the holder would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99%.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in the event the shares underlying the October Private Placement Warrants are not registered under the Securities Act, elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the October Private Placement Warrants.

Fractional Shares

No fractional shares of Common Stock will be issued in connection with the exercise of a October Private Placement Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Fundamental Transaction

In the event of a fundamental transaction, as described in the October Private Placement Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of the common equity of the Company, the holders of the October Private Placement Warrants will be entitled to receive upon exercise of the October Private Placement Warrant the kind and amount of securities, cash or other property that the holders would have received had they exercised the October Private Placement Warrant immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, with some exceptions, we or a successor entity will be obligated to, at the option of the holder of such warrant, purchase such warrant from such holder by paying an amount of cash equal to the Black Scholes value (as described in such warrants) of the unexercised portion of the October Private Placement Warrants on the date of the consummation of the fundamental transaction.

Transferability

Subject to applicable laws, a October Private Placement Warrant may be transferred at the option of the holder upon surrender of the October Private Placement Warrant to us together with the appropriate instruments of transfer.

Resale/Registration Rights

Under the October Purchase Agreement pursuant to which the October Private Placement Warrants were, we agreed that as soon as practicable (and in any event within 30 calendar days of the date of the Purchase Agreement), we would file the Re-Sale Registration Statement, providing for the resale of the shares of Common Stock issuable upon exercise of the October Private Placement Warrants, use commercially reasonable efforts to cause such registration statement to become effective within 90 days following the closing date of this offering and to keep such registration statement effective at all times until the investors own no October Private Placement Warrants or shares of Common Stock issuable upon exercise thereof.

Exchange Listing

We do not intend to list the October Private Placement Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the October Private Placement Warrants or by virtue of such holder’s ownership of Common Stock, the holders of the October Private Placement Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise the October Private Placement Warrants.

Series A-1 Warrants

The material terms and provisions of the Series A-1 Warrants are summarized below. This summary of some provisions of the Series A-1 Warrants is not complete and is qualified in its entirety by the form of Series A-1 Warrant, filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Series A-1 Warrants for a complete description of the terms and conditions of the Series A-1 Warrants.

Duration, Exercise Price and Form

Each Series A-1 Warrant has an assumed exercise price equal to $0.40 per share of Common Stock. The Series A-1 Warrants became exercisable beginning on the 2026 Stockholder Approval Date, which was May 12, 2026, and may be exercised until the earlier of the 24-month anniversary of the 2026 Stockholder Approval Date or 30 days following the date we publicly announce that we have submitted a Premarket Approval Application (PMA) to the FDA for the Acclaim CI (“Milestone 1”). The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends (bonus issues), stock splits (stock consolidations or subdivisions), reorganizations or similar events affecting our shares of Common Stock and the exercise price.

To the extent that a holder of Series A-1 Warrants determines, in its sole discretion, that such holder (together with such holder’s affiliates, and any person acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined in the Series A-1 Warrants), or as such holder may otherwise choose, in lieu of receiving shares of Common Stock upon the exercise of the Series A-1 Warrant, such holder shall have the right to receive pre-funded warrants, in the form attached thereto as Exhibit A, in which event the exercise price payable upon the exercise of the Series A-1 Warrant shall be reduced by the per-share exercise price of such pre-funded warrant.

No Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of Series A-1 Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number (provided that all such shares shall be fully paid shares) or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exercise Limitation

The Series A-1 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock and/or pre-funded warrants purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series A-1 Warrants (except for pre-funded warrants) to the extent that the holder would own more than 4.99% of the outstanding shares of Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Series A-1 Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A-1 Warrants.

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares and/or pre-funded warrants to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock and/or pre-funded warrants determined according to a formula set forth in the Series A-1 Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Series A-1 Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding shares of Common Stock, the holders of the Series A-1 Warrants will be entitled to receive upon exercise of the Series A-1 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A-1 Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Series A-1 Warrant may be transferred at the option of the holder upon surrender of the Series A-1 Warrants to us together with the appropriate instruments of transfer.

Rights as a Stockholder

Except as otherwise provided in the Series A-1 Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of the Series A-1 Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Series A-1 Warrant holders exercise their Series A-1 Warrants.

Waivers and Amendments

The Series A-1 Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Trading Market and Listing

There is no established trading market for the Series A-1 Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Series A-1 Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-1 Warrants will be limited. The shares of Common Stock issuable upon exercise of the Series A-1 Warrants are currently listed on Nasdaq.

Series A-2 Warrants

The material terms and provisions of the Series A-2 Warrants are summarized below. This summary of some provisions of the Series A-2 Warrants is not complete and is qualified in its entirety by the form of Series A-2 Warrant, filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Series A-2 Warrants for a complete description of the terms and conditions of the Series A-2 Warrants.

Duration, Exercise Price and Form

Each Series A-2 Warrant has an assumed exercise price equal to $0.40 per share of Common Stock. The Series A-2 Warrants became exercisable beginning on the 2026 Stockholder Approval Date, which was May 12, 2026, and may be exercised until the earlier of the 60-month anniversary of the 2026Stockholder Approval Date or 30 days following the date we publicly announce receiving FDA approval for the Acclaim CI (“Milestone 2”). The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends (bonus issues), stock splits (stock consolidations or subdivisions), reorganizations or similar events affecting our shares of Common Stock and the exercise price.

To the extent that a holder of Series A-2 Warrants determines, in its sole discretion, that such holder (together with such holder’s affiliates, and any person acting as a group together with such holder or any of such holder’s affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined in the Series A-2 Warrants), or as such holder may otherwise choose, in lieu of receiving shares of Common Stock upon the exercise of the Series A-2 Warrant, such holder shall have the right to receive pre-funded warrants, in the form attached thereto as Exhibit A, in which event the exercise price payable upon the exercise of the Series A-2 Warrant shall be reduced by the per-share exercise price of such pre-funded warrant.

No Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of Series A-2 Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number (provided that all such shares shall be fully paid shares) or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exercise Limitation

The Series A-2 Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock and/or pre-funded warrants purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series A-2 Warrants (except for pre-funded warrants) to the extent that the holder would own more than 4.99% of the outstanding shares of Common Stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares of Common Stock after exercising the holder’s Series A-2 Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A-2 Warrants.

Cashless Exercise

If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares and/or pre-funded warrants to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock and/or pre-funded warrants determined according to a formula set forth in the Series A-2 Warrants.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Series A-2 Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding shares of Common Stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding shares of Common Stock, the holders of the Series A-2 Warrants will be entitled to receive upon exercise of the Series A-2 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A-2 Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Series A-2 Warrant may be transferred at the option of the holder upon surrender of the Series A-2 Warrants to us together with the appropriate instruments of transfer.

Rights as a Stockholder

Except as otherwise provided in the Series A-2 Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of the Series A-2 Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Series A-2 Warrant holders exercise their Series A-2 Warrants.

Waivers and Amendments

The Series A-2 Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Trading Market and Listing

There is no established trading market for the Series A-2 Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Series A-2 Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-2 Warrants will be limited. The shares of Common Stock issuable upon exercise of the Series A-2 Warrants are currently listed on Nasdaq.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of the Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant has an initial exercise price per share of Common Stock equal to $0.0001. The Pre-Funded Warrants were immediately exercisable and will expire when exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price.

Exercisability

The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of Common Stock.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, at the Company’s election, the number of shares of Common Stock to be issued will be rounded up to the next whole share or the Company will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no established trading market for the Pre-Funded Warrants, and we do not expect such a market to develop. We do not intend to apply to list the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants provide that the holders of the Pre-Funded Warrants have the right to participate in distributions or dividends paid on our shares of Common Stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power represented by our outstanding shares of capital stock, any merger with or into another entity or a tender offer or exchange offer approved by more than 50% of the voting power represented by our outstanding shares of capital, then upon any subsequent exercise of a Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our Common Stock for which the Pre-Funded Warrant is exercisable immediately prior to such event.

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. The Public Warrants will expire on September 29, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and the Company will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. The Company will be obligated to file as soon as practicable, but in no event later than 15 business days after the Closing, and to use its best efforts to file with the SEC a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement. During any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In no event will the Company be required to net cash settle any Public Warrant.

Once the registration statement of which this prospectus forms a part is declared effective by the SEC, the Public Warrants will become exercisable and Public Warrant holders will be able to provide their instructions to their broker-dealers (DTC participants) to exercise such Public Warrants as provided in the Warrant Agreement.

Redemption of Public Warrants When the Price Per Share of Common Stock Equals or Exceeds $18.00

Once the Public Warrants become exercisable, under certain conditions, the Company may call the Public Warrants for redemption:

●	In whole and not in part;

●	At a price of $0.01 per Public Warrant;

●	Upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

●	If, and only if, the last reported the sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Public Warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30 consecutive day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Public Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Common Stock (as defined below) except as otherwise described below;

●	if, and only if, the closing price of the Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days ending three trading days before we send the notice of redemption to the Public Warrant holders; and

●	if the closing price of the Common Stock for any 20 trading days within any period of 30 consecutive trading days ending on the third trading day prior to the date on which we send the notice of redemption to the Public Warrant holders is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below.

Redemption Date (period to expiration of	Fair Market Value of Common Stock
Public Warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042

The “fair market value” of our Common Stock shall mean the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock. At such time as the warrants become exercisable for Common Stock, we will use commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of Common Stock in connection with the Closing, or (iv) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Certificate of Incorporation with respect to any provision relating to stockholders’ rights, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Public Warrant holder.

Shortfall Warrants

Each whole Shortfall Warrant represents the right to purchase one share of Common Stock subject to adjustment from time to time as described below. The Shortfall Warrants do not include any redemption features and do not provide for cashless exercise or net share settlement. The Shortfall Warrants will expire on December 31, 2025 at 5:00 p.m., New York City time. The Shortfall Warrants are exercisable at any time until the expiration thereof, except that the Shortfall Warrants cannot be exercised by a holder thereof if, after giving effect thereto, such holder would beneficially own more than 9.9% of the outstanding shares of Common Stock immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of such Shortfall Warrants (the “Maximum Percentage”), which Maximum Percentage may be increased or decreased by the holders thereof, upon written notice to the Company, to any specified percentage not in excess of 9.9%.

The exercise price of the Shortfall Warrants is adjusted on the first scheduled trading day of each week (each a “Reset Date”) to the volume weighted average price (“VWAP Price”) of the shares of Common Stock of the week immediately prior to the applicable Reset Date, but not lower than $1.50; provided, however, that the Reset Price may be further reduced to the price at which the Company sells, issues or grants any shares of Common Stock or securities convertible or exchangeable into shares of Common Stock. In addition, the exercise price of the Shortfall Warrants is subject to certain customary adjustments in the event of certain events affecting the price of our Common Stock, such as stock splits and combinations, or the distribution of options, rights or warrants.

A holder of the Shortfall Warrants does not have the rights or privileges of holders of Common Stock or have any voting rights with respect to the Shortfall Warrants or the underlying shares of Common Stock until it exercises the Shortfall Warrant and receives shares of Common Stock. After the issuance of shares of Common Stock underlying the Shortfall Warrants, a holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Each Shortfall Warrant may be exercised in part or in full. If we fail for any reason to deliver to the holder the applicable shares before the required date, we must pay certain liquidated damages to the holder.

Certain Anti-Takeover Provisions of the Charter and Bylaws

The Charter, Bylaws and the DGCL contain provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Issuance of undesignated preferred stock: Under the Charter, the Board has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock, of which 10,000,000 shares were, in connection with the Closing, designated as Series A Preferred Stock, with rights and preferences, including voting rights, designated in the Certificate of Designation. When shares of Series A Preferred Stock are converted or otherwise reacquired by the Company, they will be promptly retired and not be reissued as shares of such series, but rather will become authorized but unissued shares of undesignated preferred stock. The existence of authorized but unissued shares of preferred stock would enable the Board to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Classified board: Our Charter provides for a classified board consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of the Board.

Election and removal of directors and board vacancies: Our Bylaws provide that directors are elected by a plurality vote. The Charter provides that, subject to the rights of holders of preferred stock, unless otherwise provided by resolution of the Board approved by at least a majority of the total authorized directorships, only the Board may fill vacancies and newly created directorships on the Board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors. In addition, the number of directors constituting the Board may be set only by resolution adopted by a majority vote of the total authorized directorships. These provisions prevent stockholders from increasing the size of the Board and gaining control of the Board by filling the resulting directorships with their own nominees.

Requirements for advance notification of stockholder nominations and proposals: Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders will be limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.

No written consent of stockholders: Our Charter provides that, subject to the rights of holders of preferred stock, all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of the Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

No stockholder ability to call special meetings: Our Charter provides that, subject to the rights of holders of preferred stock, only the chairperson of the Board, the chief executive officer, the president or the Board, acting pursuant to a resolution adopted by a majority of the total authorized directorships on the Board, may be able to call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Amendments to certificate of incorporation and bylaws: Any amendment to our Charter must be approved by the Board, acting pursuant to a resolution adopted by a majority of the total authorized directorships on the Board, as well as, if required by law or the Charter, a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article XI of the Charter must be approved by not less than the affirmative vote of 66.7% of the total voting power of all the then-outstanding shares of stock. The affirmative vote of a majority of the Board or the holders of at least a majority of the voting power of all then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Bylaws, except that the amendment of Article VIII of the Bylaws must be approved by not less than the affirmative vote of 66.7% of the total voting power of all the then-outstanding shares of stock.

These provisions are designed to enhance the likelihood of continued stability in the composition of the Board and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of our company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Delaware General Corporation Law Section 203

As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in a “business combination” (as defined in the statute) with an “interested stockholder” (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination or the transaction by which the applicable stockholder became an interested stockholder is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the voting power of the outstanding disinterested shares. The application of Section 203 of the DGCL could also have the effect of delaying or preventing a change of control of us.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with certain mergers, consolidations or conversions of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger, consolidation or conversion will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, if certain conditions are met, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Company’s governing documents include a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer in certain circumstances, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director and does not apply to officers if the officer has acted in bad faith, knowingly or intentionally violated the law or derived an improper benefit from his or her actions as a director or in the context of an action by or in the right of the Company.

The Charter provides that the Company must indemnify its directors, and the Bylaws provide that the Company must indemnify and advance expenses to its directors and officers, to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers, employees and agents for some liabilities. The Company believes that these indemnification and advancement provisions and the authority to carry insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Governing Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, Warrant Agent and registrar for our Common Stock and Public Warrants is Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC).

Equiniti Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219

Listing of Securities

Our Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “COCH” and “COCHW,” respectively.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The securities to be registered on this registration statement on Form S-1 include up to an aggregate amount of 15,116,472 shares of our Common Stock consisting of (i) up 5,725,206 shares of our Common Stock issuable upon exercise of September Private Placement Warrants at a price of $1.31 per share, (ii) up to 9,022,572 shares of our Common Stock issuable upon exercise of October Private Placement Warrants at a price of $1.33 per share, (iii) 141,130 shares of our Common Stock issuable upon exercise of September Placement Agent Warrants at a price of $1.6375 per share, and (iv) 225,564 shares of our Common Stock issuable upon exercise of September Placement Agent Warrants at a price of $1.6625 per share.

Common Stock

The material terms and provisions of our Common Stock are described under the caption “Description of our Securities” in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations arising from and relating to the acquisition, ownership and disposition of the shares of our Common Stock acquired pursuant to this prospectus, which may be referred to as the “securities.”

This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our Common Stock pursuant to this offering and hold our securities as capital assets within the meaning of Section 1221(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion assumes that the sale or other disposition of our securities will be in U.S. dollars. This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of our securities by a prospective investor in light of its particular circumstances or that is subject to special rules under the U.S. federal income tax laws, including, but not limited to:

●	banks and other financial institutions or financial services entities;

●	broker-dealers;

●	mutual funds;

●	retirement plans, individual retirement accounts or other tax-deferred accounts;

●	taxpayers that are subject to the mark-to-market tax accounting rules;

●	tax-exempt entities;

●	S-corporations, partnerships or other flow-through entities and investors therein;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	qualified foreign pension funds;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

●	persons subject to the alternative minimum tax;

●	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

The discussion below is based upon current provisions of the Code, applicable U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), judicial decisions and administrative rulings of the Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly on a retroactive basis. Any such differing interpretations or change could alter the U.S. federal income tax consequences discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under Treasury Regulations to be treated as a United States person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities (including branches) or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner or a partnership holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-UNITED STATES TAX LAWS.

U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our common shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common shares.

Dividends we pay to a corporate U.S. Holder generally will qualify for the dividends received deduction if certain holding period requirements are met. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally be taxed as qualified dividend income at the preferential tax rate for long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Shares of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale or other taxable disposition of our common shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such common shares exceeds one year. Long-term capital gains recognized by a non-corporate U.S. holder are currently eligible to be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in our common shares or warrants so disposed of. A U.S. Holder’s adjusted tax basis in our common shares and warrants generally will equal the U.S. Holder’s acquisition cost reduced, in the case of our common shares, by any prior distributions treated as a return of capital.

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of our Common Stock. Any such constructive distribution would generally be subject to tax as described under “U.S. Holders—Taxation of Distributions” above in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Common Stock or warrants that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes, but such term generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required pursuant to an applicable income tax treaty, are not attributable to a permanent establishment of fixed base maintained by the Non-U.S. Holder in the United States), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Our Common Stock” below. In addition, if we determine that we are or are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of Our Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits, including a distribution in redemption of our Common Stock. See also “Non-U.S. Holders — Possible Constructive Distributions” for potential U.S. federal tax consequences with respect to constructive distributions.

Dividends that we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Possible Constructive Distributions

Depending on the circumstances, certain adjustments to the warrants may be treated as constructive distributions. An adjustment which has the effect of preventing dilution pursuant to a bona fide reasonable adjustment formula generally is not taxable. The Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a taxable distribution of cash or other property to the holders of shares of our Common Stock. Any such constructive distribution would generally be taxed as described under “Non-U.S. Holders — Taxation of Distributions” above, in the same manner as if the Non-U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our Common Stock and proceeds from the sale, exchange or redemption of shares of our Common Stock or warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to payments made to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Payments made to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder provides certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld by timely filing the appropriate claim for refund with the IRS and furnishing any required information. All holders should consult their tax advisors regarding the application of information reporting and backup withholding to them

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% in certain circumstances on payments of dividends (including constructive dividends) and, subject to the proposed Treasury Regulations discussed below, on proceeds from sales or other disposition of our securities paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and, subject to the proposed Treasury Regulations discussed below, proceeds from sales or other disposition in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. Withholding agents may rely on the proposed Treasury Regulations until final regulations are issued. Prospective investors should consult their tax advisors regarding the possible effects of FATCA on their investment in our securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWSAND TAX TREATIESAND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock or warrants then outstanding, as applicable; or

●	the average weekly reported trading volume of the Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Fredrikson & Byron, P.A.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at www.sec.gov.

Our website address is www.envoymedical.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Envoy Medical, Inc.

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2026	2025
	(unaudited)
Current assets:
Cash	$25,251	$3,739
Accounts receivable, net	31	34
Other receivable	17	19
Inventories	1,490	1,546
Prepaid expenses and other current assets	893	941
Total current assets	27,682	6,279
Property and equipment, net	962	1,035
Operating lease right-of-use asset (related party)	853	886
Prepaid expenses and other assets	325	358
Total assets	$29,822	$8,558

Liabilities, mezzanine equity, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,700	$2,920
Accrued expenses	9,653	7,639
Forward purchase agreement warrant liability	37	24
Product warranty liability, current portion	264	287
Operating lease liability, current portion (related party)	178	174
Other current liabilities	379	518
Total current liabilities	12,211	11,562
Product warranty liability, net of current portion	1,550	1,605
Operating lease liability, net of current portion (related party)	711	745
Private warrant liability	3,830	5,835
Publicly traded warrant liability	941	551
Other liability	27	27
Total liabilities	19,270	20,325

Commitments and contingencies (see Note 13)

Mezzanine equity
Warrants issued to placement agent as part of the 2025 Offerings (see Note 9)	391	391

Stockholders’ equity (deficit)
Series A Preferred Stock, $0.0001 par value; 100,000,000 shares authorized and 10,000,000 shares designated as of March 31, 2026 and December 31, 2025; 4,126,667 shares issued and outstanding as of March 31, 2026 and December 31, 2025	-	-
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 76,881,110 shares issued and outstanding as of March 31, 2026 and 28,934,960 shares issued and outstanding as of December 31, 2025	8	3
Additional paid-in capital	329,371	301,355
Accumulated deficit	(319,097)	(313,396)
Accumulated other comprehensive loss	(121)	(120)
Total stockholders’ equity (deficit)	10,161	(12,158)
Total liabilities, mezzanine equity, and stockholders’ equity (deficit)	$29,822	$8,558

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Net revenues	$39	$46
Costs and operating expenses:
Cost of goods sold	313	226
Research and development	3,642	2,748
Sales and marketing	164	358
General and administrative	1,879	1,821
Total costs and operating expenses	5,998	5,153
Operating loss	(5,959)	(5,107)
Other income (expense):
Change in fair value of forward purchase agreement warrant liability	(13)	421
Loss on offering and change in fair value of private warrant liability	2,005	-
Change in fair value of publicly traded warrant liability	(390)	194
Interest expense (related party)	-	(495)
Other income (expense), net	6	(11)
Total other income (expense), net	1,608	109
Net loss	(4,351)	(4,998)

Cumulative preferred dividends	(1,350)	(1,238)

Net loss attributable to common stockholders, basic and diluted	$(5,701)	$(6,236)
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.29)
Weighted-average Class A Common Stock and pre-funded warrants outstanding, basic and diluted	68,934,960	21,326,609
Other comprehensive (loss) income:
Foreign currency translation adjustment	(1)	6
Other comprehensive (loss) income	(1)	6
Comprehensive loss	$(4,352)	$(4,992)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

(In thousands, except share amounts)

	For the Three Months Ended March 31, 2026
	Mezzanine Equity		Permanent Equity
									Accumulated	Total
			Series A		Class A		Additional		Other	Stockholders'
	Number of		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Equity
	Warrants	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	(Deficit)
Balance at December 31, 2025	368,694	$391	4,126,667	$-	28,934,960	$3	$301,355	$(313,396)	$(120)	$(12,158)
Dividends on the Series A Preferred Stock	-	-	-	-	-	-	-	(1,350)	-	(1,350)
Stock-based compensation	-	-	-	-	-	-	239	-	-	239
Net proceeds from issuance of Class A Common Stock, Issued Pre-Funded Warrants, and Series A Warrants in February 2026 Offering	-	-	-	-	47,946,150	5	27,777	-	-	27,782
Foreign currency translation adjustment	-	-	-	-	-	-	-		(1)	(1)
Net loss	-	-	-	-	-	-	-	(4,351)		(4,351)
Balance at March 31, 2026	368,694	$391	4,126,667	$-	76,881,110	$8	$329,371	$(319,097)	$(121)	$10,161

	For the Three Months Ended March 31, 2025
	Permanent Equity
							Accumulated	Total
	Series A		Class A		Additional		Other	Stockholders'
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	(Deficit)
Balance at December 31, 2024	4,126,667	$-	21,326,609	$2	$266,013	$(284,734)	$(123)	$(18,842)
Dividends on the Series A Preferred Stock	-	-	-	-	-	(1,238)	-	(1,238)
Stock-based compensation	-	-	-	-	160	-	-	160
Issuance of warrants associated with the Term Loans	-	-	-	-	688	-	-	688
Foreign currency translation adjustment	-	-	-	-	-	-	6	6
Net loss	-	-	-	-	-	(4,998)	-	(4,998)
Balance at March 31, 2025	4,126,667	$-	21,326,609	$2	$266,861	$(290,970)	$(117)	$(24,224)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities
Net loss	$(4,351)	$(4,998)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	73	61
Interest expense and amortization of debt discount on Term Loans (related party)	-	495
Stock-based compensation for services	44	-
Amortization of prepaid insurance	227	247
Stock-based compensation	239	160
Loss on offering and change in fair value of private warrant liability	(2,005)	-
Change in fair value of publicly traded warrant liability	390	(194)
Change in fair value of forward purchase agreement warrant liability	13	(421)
Net change in operating lease (related party)	55	26
Change in inventory reserve	12	(23)
Changes in operating assets and liabilities:
Accounts receivable, net	3	(4)
Other receivable	2	757
Inventories	44	74
Prepaid expenses and other current assets	(121)	(75)
Accounts payable	(1,220)	10
Operating lease liability (related party)	(52)	(22)
Accrued expenses	664	199
Product warranty liability	(78)	(17)
Net cash used in operating activities	(6,061)	(3,725)

Cash flows from investing activities
Purchases of property and equipment	-	(6)
Net cash used in investing activities	-	(6)

Cash flows from financing activities
Payments on insurance financing loans	(208)	(233)
Proceeds from the issuance of Term Loans (related party)	-	5,000
Dividends paid to stockholders of Series A Preferred Stock	-	(1,213)
Proceeds from the issuance of Class A Common Stock, Issued Pre-Funded Warrants, and Series A Warrants	29,997	-
Offering costs from the issuance of Class A Common Stock, Issued Pre-Funded Warrants, and Series A Warrants	(2,215)	-
Net cash provided by financing activities	27,574	3,554

Effect of exchange rate changes on cash	(1)	6
Net (decrease) increase in cash	21,512	(171)
Cash, beginning of period	3,739	5,483
Cash, end of period	$25,251	$5,312

Supplemental disclosures of cash flow information:
Cash paid for interest	$11	$13
Non-cash investing and financing activities:
Accrued and unpaid dividends on Series A Preferred Stock	$1,350	$25
Financing of prepaid insurance	$69	$75
Issuance of Term Loan Warrants (related party)	$-	$688
Issuance of Placement Agent Warrants	$678	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

1. Nature of the Business and Basis of Presentation

Envoy Medical, Inc. (“Envoy Medical” or the “Company”) is a hearing health company focused on the development of fully implanted hearing solutions. The Company has developed two fully implanted hearing devices built around the Company’s proprietary sensor technology, which is implanted in the middle ear. These fully implanted hearing devices are designed to leverage the ear’s natural anatomy to capture sound and eliminate the need for external or subdermal microphones.

The Company’s first product, the Esteem® Fully Implanted Active Middle Ear Implant (“Esteem FI-AMEI”), is a fully implanted active middle ear hearing device. The Esteem FI-AMEI received approval from the United States Food and Drug Administration (“FDA”) in 2010 and remains the only fully implanted hearing device to successfully receive FDA approval.

The Company has shifted its focus to the Company’s second product, the investigational fully implanted Acclaim® Cochlear Implant (“Acclaim CI”), which the Company believes to be the first fully implantable cochlear implant. The Acclaim CI is designed with no external components worn on or behind the ear, does not use an external or subdermal microphone and incorporates an implanted rechargeable battery designed to last several days between charges. The Acclaim CI received the Breakthrough Device Designation from the FDA in 2019. The Acclaim CI is designed to address sensorineural hearing loss that is not adequately addressed by hearing aids. As part of the clinical trial, the Acclaim CI is intended for adults with severe-to-profound sensorineural hearing loss who have been deemed adequate candidates by a qualified physician.

On September 29, 2023 (the “Closing Date”), a merger transaction between Envoy Medical Corporation, Anzu Special Acquisition Corp I (“Anzu”) and Envoy Merger Sub, Inc., a directly, wholly owned subsidiary of Anzu (“Merger Sub”) was completed (hereinafter, the “Merger” or “Business Combination”) pursuant to the business combination agreement, dated as of April 17, 2023 (as amended, the “Business Combination Agreement”). In connection with the closing of the Merger (the “Closing”), Merger Sub merged with Envoy Medical Corporation, with Envoy Medical Corporation surviving the merger as a wholly owned subsidiary of Anzu. In connection with the Closing, Anzu changed its name to Envoy Medical, Inc. The Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and the Company’s public warrants commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) on October 2, 2023 under the symbols “COCH” and “COCHW,” respectively.

On April 17, 2023, prior to entering into the Business Combination Agreement, Anzu and Envoy Medical Corporation entered into an agreement (as amended to date, the “Forward Purchase Agreement”) with Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”) and Meteora Strategic Capital, LLC (“MSC” and, collectively with MSOF, MCP and MSTO, the “Sellers” or “Meteora Parties”) for an over-the-counter equity prepaid forward transaction.

Pursuant to the terms of the Forward Purchase Agreement, on the Closing Date, the Sellers purchased 425,606 shares of the Company’s Class A Common Stock (the “Recycled Shares”) directly from the redeeming stockholders of Anzu. During the year ended December 31, 2024, the Sellers sold the full amount of the Recycled Shares and, pursuant to the Forward Purchase Agreement, the Company received $4.00 per share sold, or $1,683. Also, effective upon the Closing Date, the Company paid to the Sellers a prepayment amount of $4,451 required under the Forward Purchase Agreement and transferred to the Sellers 8,512 shares of the Company’s Class A Common Stock.

In addition, pursuant to a subscription agreement dated April 17, 2023 (as amended to date, the “Subscription Agreement”), by and between Anzu and Anzu SPAC GP I LLC (the “Sponsor”), the Company issued, and certain affiliates of the Sponsor purchased, concurrently with the Closing, an aggregate of 1,000,000 shares of the Company’s Series A preferred stock, par value $0.0001 per share (“Series A Preferred Stock”) in a private placement (the “PIPE Transaction”) at a price of $10.00 per share for an aggregate purchase price of $10,000.

The unaudited condensed consolidated financial statements include the accounts of Envoy Medical and its wholly owned subsidiaries Envoy Medical Corporation and Envoy Medical GmbH (Ansbach) (GmbH), which operates a sales office in Germany. All intercompany accounts and transactions have been eliminated in consolidation.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

2. Summary of Significant Accounting Policies

Liquidity and Going Concern

Since inception, the Company has historically incurred negative operating cash flows and losses from operations as the Company advances the clinical development of its products and the funding process of clinical FDA trials. These matters raise substantial doubt about the Company’s ability to continue as a going concern and although management has developed plans intended to support ongoing operations, such plans do not alleviate the substantial doubt. As of March 31, 2026, the Company has an accumulated deficit of $319,097. From February 2024 to June 2025, the Company received advances of $30,000 from term loans provided by a related party that have since been extinguished (see Note 8). In February 2024, the Company received net proceeds of $1,683 from the sale of 425,606 shares of Class A Common Stock held by the Meteora Parties. On various dates in 2024, the Company received net proceeds of $1,815 from the exercise by the Meteora Parties of Shortfall Warrants, as defined in Note 9, for 664,883 shares of Class A Common Stock (see Note 9). On various dates in 2025, the Company received net proceeds of $414 from an at-the-market offering for 300,742 shares of Class A Common Stock and $3,111 from the exercise by the Meteora Parties of Shortfall Warrants for 2,074,012 shares of Class A Common Stock (see Note 9). On September 23, 2025, the Company completed the September 2025 Offering, as defined in Note 9, and received net proceeds of $2,187 for 1,908,402 shares of Class A Common Stock. On October 9, 2025, the Company completed the October 2025 Offering, as defined in Note 9, and received net proceeds of $3,545 for 3,007,524 shares of Class A Common Stock. On February 12, 2026, the Company completed the February 2026 Offering, as defined in Note 9, and received net proceeds of $27,782 for an aggregate of (i) 47,946,150 shares of Class A Common Stock and (ii) 27,053,850 pre-funded warrants to purchase 27,053,850 shares of Class A Common Stock. The Company had cash of $25,251 as of March 31, 2026.

Management believes that its existing cash balances combined with potential proceeds from the exercise of outstanding warrants (see Note 9) and cash receipts from product sales will be sufficient to fund ongoing operations, including the Acclaim CI clinical trials, through at least one year from the date the unaudited condensed consolidated financial statements are issued. However, there can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s cash balances and future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to reduce certain of its discretionary spending. The Company may be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which could have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. The unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Unaudited Financial Information

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial reporting and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, they do not include all information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting of a normal recurring nature, considered necessary for a fair statement of the Company’s financial condition and results of operations. Operating results for the periods presented are not necessarily indicative of the results that might be expected for the full year. As such, the information included in this report should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2025, which are included in the Company’s Form 10-K. The condensed consolidated balance sheet as of December 31, 2025 has been derived from the audited consolidated financial statements of the Company, but does not include all the disclosures required by U.S. GAAP.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

During the three months ended March 31, 2026, there were no changes to the Company’s significant accounting policies as described in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2025.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and equity; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these unaudited condensed consolidated financial statements include but are not limited to the useful lives of property and equipment, the net realizable value of inventory, product warranty liability, stock-based compensation expense, the present value of the lease liability, the fair value of the forward purchase agreement warrant liability, the private warrant liability, and the outcome of litigation. Estimates and assumptions are reviewed periodically and the effect of changes, if any, are reflected in the unaudited condensed consolidated statements of operations and comprehensive loss.

3. Fair Value Measurements

The following tables provide information related to the Company’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025:

	March 31, 2026
	Level 1	Level 2	Level 3	Total
Liabilities:
Forward purchase agreement warrant liability	$-	$-	$37	$37
Private warrant liability	-	3,830	-	3,830
Publicly traded warrant liability	941	-	-	941
	$941	$3,830	$37	$4,808

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Forward purchase agreement warrant liability	$-	$-	$24	$24
Private warrant liability	-	5,835	-	5,835
Publicly traded warrant liability	551	-	-	551
	$551	$5,835	$24	$6,410

The Company has classified the publicly traded warrant liability within Level 1 of the hierarchy as the warrant is separately listed and traded in an active market. The publicly traded warrant’s listed price in an active market was used as the fair value.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

The private warrant liability includes the September 2025 Investor Warrants and October 2025 Investor Warrants (both as defined in Note 9), with fair values of $1,483 and $2,347, respectively, as of March 31, 2026 and with fair values of $2,255 and $3,580, respectively, as of December 31, 2025. These fair values were estimated using Black-Scholes option models and based upon observable inputs such as the risk-free rate and the Company’s volatility which are considered Level 2 inputs. The following table presents the quantitative information regarding the Level 2 fair value measurements of the private warrant liability as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Stock price	$0.67	$0.66
Exercise price	$1.31 - $1.33	$1.31 - $1.33
Expected volatility	111.0% - 113.3%	147.0% -149.0%
Expected term (in years)	1.7 - 1.8	1.9 - 2.0
Risk-free rate	3.75% - 3.76%	3.50%

The fair value of the forward purchase agreement warrant liability is a Level 3 fair value measurement and was estimated using Monte Carlo simulation models. The use of significant unobservable inputs could result in those inputs being different at the reporting dates, which could result in a significantly higher or lower fair value measurement at the reporting dates. The following table presents the quantitative information regarding Level 3 fair value measurements of the forward purchase agreement warrant liability as of March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
Stock price	$0.67	$0.66
Initial exercise price	$10.46	$10.46
Annual volatility	146.0%	115.0%
Remaining term (in years)	0.8	1.0
Risk-free rate	3.63%	3.42%

The following tables summarize the activity for the Company’s Level 3 instrument measured at fair value on a recurring basis:

Forward Purchase Agreement Warrant Liability
Balance as of December 31, 2025	$24
Change in fair value	13
Balance as of March 31, 2026	$37

There were no transfers between Level 1 and Level 2, nor into and out of Level 3, during the periods presented.

4. Inventories

Inventories consisted of the following:

	March 31,	December 31,
	2026	2025
Raw materials	$1,244	$1,262
Work-in-progress	50	88
Finished goods	196	196
Inventories	$1,490	$1,546

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

5. Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31,	December 31,
	2026	2025
Lab equipment	$3,113	$3,113
Production equipment	2,276	2,276
Computer equipment	654	654
Office equipment	101	101
Total	6,144	6,144
Less: Accumulated depreciation	(5,182)	(5,109)
Property and equipment, net	$962	$1,035

Depreciation expense was $73 and $61 for the three months ended March 31, 2026 and 2025, respectively.

6. Accrued Expenses

Accrued expenses consisted of the following:

	March 31,	December 31,
	2026	2025
Accrued excise tax	$1,834	$1,928
Dividends payable	5,128	3,778
Accrued payroll	329	328
Accrued clinical trial	2,088	1,271
Accrued other	274	334
Accrued expenses	$9,653	$7,639

7. Product Warranty Liability

Changes in product warranty liability were as follows:

Warranty Liability
Balance as of December 31, 2025	$1,892
Utilization	(78)
Balance as of March 31, 2026	$1,814

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

The assumptions utilized in developing the liability as of March 31, 2026 include an estimated cost per unit of $6, an average sound processor / battery assembly (“Battery”) life of five years, inflationary increase of 3.7%, and an average patient life calculated based on probabilities outlined in the PRI-2012 mortality tables, published from the Society of Actuaries. Additionally, a discount rate of 5.6% was used in the calculation as of March 31, 2026.

8. Debt (Related Party) and Interest Expense (Related Party)

February 2024 Term Loan

In February 2024, the Company issued a promissory note (the “February 2024 Term Loan”) with a minimum principal amount of $5,000 and up to $10,000 to GAT Funding, LLC (“GAT”), an entity controlled by Glen A. Taylor, then a member of the Company’s board of directors and a controlling stockholder of the Company. At closing, the Company drew $5,000 from the February 2024 Term Loan. Provided that no event of default had occurred and the Company submitted a request for funding certifying that the Company had less than $7,500 of net tangible assets, the Company had the ability to draw the remaining $5,000 in $2,500 tranches, as long as each request was made prior to February 1, 2025. In both May 2024 and July 2024, the Company requested and received additional advances of $2,500 under the February 2024 Term Loan. The outstanding balance on the February 2024 Term Loan, net of discount, was $10,369 at the time the debt was extinguished as discussed below.

The February 2024 Term Loan had a five-year term and an original maturity date of February 27, 2029. The principal amount drawn bore interest at a rate of 8.0% per annum and was to be paid quarterly in arrears after the second anniversary of the February 2024 Term Loan. Interest accrued and was not payable for the first two years of the term and was compounded and added to the principal balance of the February 2024 Term Loan both on the first and second anniversary of the February 2024 Term Loan. The Company could prepay the accrued interest and principal of the February 2024 Term Loan without penalty, with 10 days’ notice.

August 2024 Term Loan

In August 2024, the Company issued an additional promissory note (the “August 2024 Term Loan”) with a principal amount of up to $10,000 to GAT. At closing, the Company drew $5,000 from the August 2024 Term Loan. Provided that no event of default had occurred and the Company submitted a request for funding certifying that the Company had less than $7,500 of net tangible assets, the Company had the ability to draw the remaining $5,000 in $2,500 tranches, as long as each request is made prior to August 1, 2025. In December 2024, the Company requested and received an additional advance of $5,000 under the August 2024 Term Loan. The outstanding balance on the August 2024 Term Loan, net of discount, was $9,334 at the time the debt was extinguished as discussed below.

The August 2024 Term Loan had a five-year term and an original maturity date of August 27, 2029. The principal amount drawn bore interest at a rate of 8.0% per annum and was to be paid quarterly in arrears after the second anniversary of the August 2024 Term Loan. Interest accrued and was not payable for the first two years of the term and was compounded and added to the principal balance of the August 2024 Term Loan both on the first and second anniversary of the August 2024 Term Loan. The Company could prepay the accrued interest and principal of the August 2024 Term Loan without penalty, with 10 days’ notice.

As a commitment fee, the Company was required to issue warrants to purchase 250,000 shares of its Class A Common Stock for each $2,500 of principal funded under the February 2024 Term Loan and August 2024 Term Loan. The warrants have an exercise price equal to the closing price on the date of funding of the applicable tranche.

Warrants - February 2024 Term Loan and August 2024 Term Loan

At closing of the initial funding of the February 2024 Term Loan, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $1.24 per share. At the time of their initial issuance, these warrants had a contractual expiration date of February 27, 2026. Upon the second draw made in May 2024, the Company issued warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of $3.04 per share. At the time of their initial issuances, these warrants had a contractual expiration date of May 28, 2026. Upon the third draw made in July 2024, the Company issued warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of $2.25 per share. At the time of their initial issuance, these warrants had a contractual expiration date of July 23, 2026. The expiration dates of each of these warrants issued in connection with the February 2024 Term Loan have been amended as discussed below.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

At closing of the initial funding of the August 2024 Term Loan, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $2.97 per share. At the time of their initial issuances, these warrants had a contractual expiration date of August 27, 2026. Upon the second draw made in December 2024, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $2.20 per share. At the time of their initial issuances, these warrants had a contractual expiration date of December 11, 2026. The expiration dates of each of these warrants issued in connection with the February 2024 Term Loan have been amended as discussed below.

March 2025 Term Loan

In March 2025, the Company issued a promissory note (the “March 2025 Term Loan” and, collectively with the February 2024 Term Loan and August 2024 Term Loan, the “Term Loans”) with a minimum principal amount of $5,000 and up to $10,000 to GAT. At closing, the Company drew $5,000 from the March 2025 Term Loan. Provided that no event of default had occurred and the Company submitted a request for funding certifying that the Company had less than $7,500 of net tangible assets, the Company had the ability to draw the remaining $5,000 in $2,500 tranches, as long as each request is made prior to March 2026. On June 26, 2025, the Company requested and received an additional advance of $5,000 under the March 2025 Term Loan. The balance outstanding on the March 2025 Term Loan was $8,523, net of discount, at the time the debt was extinguished as discussed below.

The March 2025 Term Loan had a five-year term and an original maturity date of March 6, 2030. The principal amount drawn bore interest at a rate of 8.0% per annum and was to be paid quarterly in arrears after the second anniversary of the March 2025 Term Loan. Interest accrued and was not payable for the first two years of the term and was compounded and added to the principal balance of the March 2025 Term Loan both on the first and second anniversary of the March 2025 Term Loan. The Company could prepay the accrued interest and principal of the March 2025 Term Loan without penalty, with 10 days’ notice.

As a commitment fee, the Company was required to issue warrants to purchase 375,000 shares of its Class A Common Stock for each $2,500 of principal funded under the March 2025 Term Loan. The warrants have an exercise price equal to the closing price on the date of funding of the applicable tranche. At closing of the initial funding of the March 2025 Term Loan, the Company issued warrants to purchase 750,000 shares of Class A Common Stock at an exercise price of $1.35 per share. At the time of their initial issuance, these warrants had a contractual expiration date of March 11, 2027. The expiration date has been amended as discussed below.

Upon the second draw made in June 2025, the Company issued warrants to purchase 750,000 shares of Class A Common Stock at an exercise price of $1.48. At the time of their initial issuances, these warrants had a contractual expiration date of June 26, 2027. The expiration date has been amended as discussed below. The warrants issued in conjunction with the Term Loans are referred to as “Term Loan Warrants”.

The Term Loans were accounted for as a conventional debt instrument and are accounted for in accordance with ASC 470, Debt and ASC 815, Derivatives and Hedging (“ASC 815”). As a result of the issuance of the warrants with the February 2024, May 2024 and July 2024 closings of the February 2024 Term Loan, which met the criteria for equity classification under applicable U.S. GAAP, the Company recorded the fair value of the warrants on the issuance date in the amount of $179, $197, and $210, respectively, as a debt discount and additional paid-in capital on the unaudited condensed consolidated balance sheets. Subsequently, the amortization of these debt discounts was recorded to interest expense (related party) over the term of the February 2024 Term Loan.

As a result of the issuance of the warrants with the August 2024 and December 2024 closings of the August 2024 Term Loan, which met the criteria for equity classification under applicable U.S. GAAP, the Company recorded the fair value of the warrants on the issuance date in the amount of $489 and $321, respectively, as a debt discount and additional paid-in capital on the unaudited condensed consolidated balance sheets. Subsequently, the amortization of these debt discounts was recorded to interest expense (related party) over the term of the August 2024 Term Loan.

As a result of the issuance of the warrants with the March 2025 and June 2025 closings of the March 2025 Term Loan, which met the criteria for equity classification under applicable U.S. GAAP, the Company recorded the fair value of the warrants on the issuance date in the amount of $688 and $882, respectively, as a debt discount and additional paid-in capital on the unaudited condensed consolidated balance sheet. Subsequently, the amortization of debt discounts was recorded to interest expense (related party) over the term of the March 2025 Term Loan.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

During the three months ended March 31, 2025, the Company recognized $495 of interest expense in relation to the Term Loans. Included within this interest expense total, the Company recognized $79 of debt discount amortization during the three months ended March 31, 2025.

Debt Extinguishment and Warrant Extension

On August 25, 2025, the Company entered into a satisfaction of promissory notes agreement (the “Satisfaction Agreement”) with GAT. Pursuant to the stated terms of the Satisfaction Agreement, GAT agreed to forgive all outstanding principal and accrued interest on the Term Loans in exchange for a $100 payment from the Company.

On September 4, 2025, the Company entered into a voting and warrant extension agreement (the “Voting and Extension Agreement”) with Glen A. Taylor, GAT, and another affiliated entity. Pursuant to the Voting and Extension Agreement, the Company agreed to extend the expiration date of the Term Loan Warrants to December 31, 2028. Prior to the extension, the Term Loan Warrants had expiration dates ranging from February 27, 2026 to June 26, 2027. In addition, Glen A. Taylor, GAT, and another affiliated entity agreed to vote in favor of any proposal that is submitted by the Company for approval by its stockholders under Nasdaq Listing Rule 5635 relating to stockholder approval of certain issuances of securities, provided that the proposal is unanimously approved and recommended by the Board of Directors of the Company. The voting obligations are in effect through December 31, 2028 and are binding on any transferees of the Class A Common Stock that is currently held by Glen A. Taylor, GAT or the other affiliated entity. The Voting and Extension Agreement also granted registration rights to Glen A. Taylor, GAT, or the other affiliated entity upon request on or after March 31, 2026.

9. Common Stock

As of March 31, 2026 and December 31, 2025, the Company was authorized to issue 400,000,000 shares of Class A Common Stock. The voting, dividend and liquidation rights of the holders of the Company’s Class A Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series A Preferred Stock (see Note 10).

Contingent Sponsor Shares

Pursuant to the sponsor support and forfeiture agreement dated April 17, 2023 by and between Anzu, Envoy Medical Corporation and the Sponsor, as amended or modified from time to time (the “Sponsor Support Agreement”), and as of the date of issuance, 1,000,000 shares of Class A Common Stock held by the Sponsor shall be unvested and subject to the restrictions and forfeiture provisions set forth in the Sponsor Support Agreement (the “Contingent Sponsor Shares”). The Contingent Sponsor Shares were initially to vest upon the FDA’s approval of the Acclaim CI. or a change of control of the Company.

On December 20, 2024, the Company and the Sponsor entered into an agreement to remove the vesting restriction on the Contingent Sponsor Shares, more fully described in Note 10 under “Sponsor Induced Conversion”.

Outstanding Warrants

The following table summarizes the Company’s outstanding warrant activity for the three months ended March 31, 2026 (in number of warrant shares):

	Shortfall Warrants	Publicly Traded Warrants	Term Loan Warrants	September 2025 Offering Warrants	October 2025 Offering Warrants	Issued Pre-Funded Warrants	Series A Warrants & February 2026 Placement Agent Warrants
December 31, 2025	1,135,499	14,166,666	3,500,000	5,868,336	9,248,136	-	-
Issued	-	-	-	-	-	27,053,850	123,750,000
March 31, 2026	1,135,499	14,166,666	3,500,000	5,868,336	9,248,136	27,053,850	123,750,000

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

Forward Purchase Agreement Warrant Liability

Pursuant to the terms of the Forward Purchase Agreement, the Company issued to the Meteora Parties warrants to purchase 3,874,394 shares of Class A Common Stock (the “Shortfall Warrants”). As issued, the Shortfall Warrants had an exercise price determined based on the volume weighted average price of the Class A Common Stock, subject to a $4.00 price floor (the “Exercise Price Floor”), which Exercise Price Floor is adjustable for certain issuances of Class A Common Stock at a price below the then-current Exercise Price Floor. The Shortfall Warrants had an expiration date of June 30, 2024 upon issuance. The fair value of the Shortfall Warrants is presented as the forward purchase agreement warrant liability on the unaudited condensed consolidated balance sheets. The change in fair value of the Shortfall Warrants each period is recorded within the change in fair value of forward purchase agreement warrant liability on the unaudited condensed consolidated statements of operations and comprehensive loss.

On June 24, 2024, the Company and the Meteora Parties entered into Amendment No. 1 to the Shortfall Warrants to extend the expiration of the Shortfall Warrants to December 31, 2024. Amendment No. 1 did not have a material effect on the Company’s financial statements for the year ended December 31, 2024.

On July 29, 2024, the Company and the Meteora Parties entered into an amendment to the Forward Purchase Agreement to adjust the Exercise Price Floor of certain Shortfall Warrants from $4.00 to $2.00 for 1,000,000 of the Shortfall Warrants, $3.00 for an additional 1,000,000 Shortfall Warrants, and with remainder of the Shortfall Warrants retaining the $4.00 Exercise Price Floor.

On December 19, 2024, the Company and the Meteora Parties entered into Amendment No. 2 to the Shortfall Warrants to extend the expiration date of the Shortfall Warrants to December 31, 2025.

On July 28, 2025, the Company and the Meteora Parties entered into Amendment No. 3 to the Shortfall Warrants that changed the Exercise Price Floor to $1.50 for the Shortfall Warrants that remained outstanding. The exercise price of the Shortfall Warrants continues to be based on the volume weighted average price of the Class A Common Stock subject to the amended Exercise Price Floor.

On December 18, 2025, the Company and the Meteora Parties entered into Amendment No. 4 to the Shortfall Warrants to extend the expiration date of the Shortfall Warrants to December 31, 2026.

During the three months ended March 31, 2026 and 2025, the Meteora Parties did not exercise any Shortfall Warrants. As of March 31, 2026, Shortfall Warrants to purchase 1,135,499 shares of Class A Common Stock remained outstanding.

Publicly Traded Warrants

The Company has 14,166,666 publicly traded warrants to purchase 14,166,666 shares of its Class A Common Stock (“Publicly Traded Warrants”). The Publicly Traded Warrants have an exercise price of $11.50 and expire on September 29, 2028.

Term Loan Warrants

During the three months ended March 31, 2025, the Company issued Term Loan Warrants to purchase 750,000 shares, of its Class A Common Stock to a related party (see Note 8). The Term Loan Warrants are all outstanding as of March 31, 2026 and were amended with the Voting and Extension Agreement (see Note 8).

September 2025 Offering

On September 22, 2025, the Company entered into purchase agreements with certain investors providing for the issuance and sale by the Company of 1,908,402 shares of Class A Common Stock. The Class A Common Stock was offered at a price of $1.31 per share for gross proceeds of $2,500. After deducting direct offering expenses the net cash proceeds to the Company were $2,187. The offering costs were recognized in the loss on offering and change in fair value of private warrant liability in the Company’s consolidated statements of operations and comprehensive loss during the period the offering closed. As part of the September 2025 Offering, the Company issued warrants to investors to purchase 5,725,206 shares of Class A Common Stock with an exercise price of $1.31 (the “September 2025 Investor Warrants”) per share with each of the investors acquiring three warrants for every share of Class A Common Stock purchased (the “September 2025 Offering”). The closing of the September 2025 Offering occurred on September 23, 2025.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

The September 2025 Investor Warrants include certain provisions that could result in a change in the settlement amount based on variables that are not inputs to a “fixed-for-fixed” model, including certain provisions around a change in control transaction. As a result, the warrants do not meet the criteria for equity classification and are accounted for as liabilities in accordance with ASC 815.

The September 2025 Investor Warrants were initially recognized at fair value on the date of issuance using a Black-Scholes option model. The initial fair value of the September 2025 Investor Warrants was $3,193. Since the fair value of the September 2025 Investor Warrants amount exceeded the proceeds from the September 2025 Offering, an immediate loss of $693 was recognized in the loss on offering and change in fair value of private warrant liability during the period the September 2025 Offering closed in the Company’s consolidated statements of operations and comprehensive loss resulting in the private warrant liability in the Company’s consolidated balance sheets being recorded as gross proceeds.

The September 2025 Investor Warrants are remeasured at fair value each reporting date until exercised. Changes in the fair value of the September 2025 Investor Warrants are recognized in the loss on offering and change in fair value of private warrant liability on the Company’s statements of operations and comprehensive loss.

Additional warrants were issued to the placement agent to purchase 143,130 shares of Class A Common Stock with an exercise price of $1.6375 per share (the “September 2025 Placement Agent Warrants” and collectively with the September 2025 Investor Warrants the “September 2025 Offering Warrants”). The September 2025 Placement Agent Warrants were issued at 125% of the exercise price of the September 2025 Investor Warrants, based on 7.5% of Class A Common Stock issued as part of the September 2025 Offering, and the placement agent will be compensated in the same manner for future offerings under the engagement agreement. The September 2025 Placement Agent Warrants are classified as contingently redeemable in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”). These warrants qualify for equity classification, however, because the September 2025 Placement Agent Warrants could be settled in cash or other assets upon a contingent redemption that is not solely within the Company’s control, the September 2025 Placement Agent Warrants have been classified as temporary equity and reported as warrants issued to placement agent as part of the 2025 Offerings (as defined below) in mezzanine equity on the unaudited condensed consolidated balance sheets. Upon issuance, the September 2025 Placement Agent Warrants were recognized at fair value using a Black-Scholes option model and the Company recognized $130 of expense recorded in the loss on offering and change in fair value of private warrant liability on the unaudited condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2025 as the service was completed upon closing of the September 2025 Offering. The contingent redemption event is not probable and the September 2025 Placement Agent Warrants are not currently redeemable. Accordingly, the September 2025 Placement Agent Warrants are presented at grant date fair value on the unaudited condensed consolidated balance sheets.

The September 2025 Offering Warrants expire on November 26, 2027, which is two years following stockholder approval of the issuance of the Class A Common Stock underlying the September 2025 Offering Warrants.

October 2025 Offering

On October 7, 2025, the Company entered into purchase agreements with certain investors providing for the issuance and sale by the Company of 3,007,524 shares of Class A Common Stock. The Class A Common Stock was offered at a price of $1.33 per share for gross proceeds of $4,000. After deducting direct offering expenses the net cash proceeds to the Company were $3,545. The offering costs were recognized in the loss on offering and change in fair value of private warrant liability in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss during the period the offering closed. As part of the October 2025 Offering, the Company issued warrants to investors to purchase 9,022,572 shares of Class A Common Stock with an exercise price of $1.33 (the “October 2025 Investor Warrants” and collectively with the September 2025 Investor Warrants the “Investor Warrants”) per share with each of the investors acquiring three warrants for every share of Class A Common Stock purchased (the “October 2025 Offering” and collectively with the September 2025 Offering the “2025 Offerings”). The closing of the October 2025 Offering occurred on October 9, 2025.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

The October 2025 Investor Warrants include certain provisions that could result in a change in the settlement amount based on variables that are not inputs to a “fixed-for-fixed” model, including certain provisions around a change in control transaction. As a result, the warrants do not meet the criteria for equity classification and are accounted for as liabilities in accordance with ASC 815.

The October 2025 Investor Warrants were initially recognized at fair value on the date of issuance using a Black-Scholes option model. The initial fair value of the October 2025 Investor Warrants was $6,035. Since the fair value of the October 2025 Investor Warrants amount exceeded the proceeds from the October 2025 Offering, an immediate loss of $2,035 was recognized in the loss on offering and change in fair value of private warrant liability during the period the October 2025 Offering closed in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss resulting in the private warrant liability in the Company’s unaudited condensed consolidated balance sheets being recorded as gross proceeds.

The October 2025 Investor Warrants are remeasured at fair value each reporting date until exercised. Changes in the fair value of the October 2025 Investor Warrants are recognized in the loss on offering and change in fair value of private warrant liability on the Company’s statements of operations and comprehensive loss.

Additional warrants were issued to the placement agent to purchase 225,564 shares of Class A Common Stock with an exercise price of $1.6625 per share (the “October 2025 Placement Agent Warrants” collectively with the October 2025 Investor Warrants the “October 2025 Offering Warrants”). The October 2025 Placement Agent Warrants were issued at 125% of the exercise price of the October 2025 Investor Warrants, based on 7.5% of Class A Common Stock issued as part of the October 2025 Offering, and the placement agent will be compensated in the same manner for future offerings under the engagement agreement. The October 2025 Placement Agent Warrants are classified as contingently redeemable in accordance with ASC 718. These warrants qualify for equity classification, however, because the October 2025 Placement Agent Warrants could be settled in cash or other assets upon a contingent redemption that is not solely within the Company’s control, the October 2025 Placement Agent Warrants have been classified as temporary equity and reported as warrants issued to placement agent as part of the 2025 Offerings in mezzanine equity on the unaudited condensed consolidated balance sheets. Upon issuance, the October 2025 Placement Agent Warrants were recognized at fair value using a Black-Scholes option model and the Company recognized $262 of expense recorded in the loss on offering and change in fair value of private warrant liability on the unaudited condensed consolidated statement of operations and comprehensive loss for the year ended December 31, 2025 as the service was completed upon closing of the October 2025 Offering. The contingent redemption event is not probable and the October 2025 Placement Agent Warrants are not currently redeemable. Accordingly, the October 2025 Placement Agent Warrants are presented at grant date fair value on the unaudited condensed consolidated balance sheets.

The October 2025 Offering Warrants expire on December 30, 2027, two years after the effectiveness of the registration statement registering the resale of the October 2025 Offering Warrants. Proceeds were allocated entirely to the October 2025 Investor Warrants as the fair value of the October Investor Warrants exceeded the amount of proceeds received.

February 2026 Offering

On February 12, 2026, the Company completed a public offering (the “February 2026 Offering”) of an aggregate of (i) 47,946,150 shares of Class A Common Stock, (ii) 27,053,850 pre-funded warrants (the “Issued Pre-Funded Warrants”) to purchase 27,053,850 shares of Class A Common Stock, (iii) 45,000,000 Series A-1 Warrants to purchase 45,000,000 shares of Class A Common Stock and/or pre-funded warrants (the “Series A-1 Warrants”), and (iv) 75,000,000 Series A-2 Warrants to purchase 75,000,000 shares of Class A Common Stock and/or pre-funded warrants (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Series A Warrants”). The Series A Warrants and Issued Pre-Funded Warrants are collectively referred to herein as the “February 2026 Offering Warrants,” and the shares of Class A Common Stock issuable upon exercise of the February 2026 Offering Warrants are collectively referred to as the “February 2026 Offering Warrant Shares.” For each share of Class A Common Stock (or Issued Pre-Funded Warrant in lieu thereof) purchased, the investors received accompanying Series A Warrants in the amount of six-tenths (0.6) of a Series A-1 Warrant and one Series A-2 Warrant. The purchase price for February 2026 Offering was $0.40 per Share (or $0.3999 per Issued Pre-Funded Warrant in lieu thereof) and accompanying Series A Warrants.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

The Series A-1 Warrants have an exercise price of $0.40 per share, become exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the February 2026 Offering Warrants (the “Stockholder Approval Date”) and will expire on the earlier of (i) the 24-month anniversary of the Stockholder Approval Date or (ii) 30 days following the date the Company publicly announces that it has submitted a Premarket Approval Application (“PMA”) to the FDA for the Acclaim CI. The Series A-2 Warrants have an exercise price of $0.40 per share, will become exercisable beginning on the Stockholder Approval Date and will expire on the earlier of (i) the 60-month anniversary of the Stockholder Approval Date or (ii) 30 days following the date the Company publicly announces that it has received FDA approval for the Acclaim CI. Should either the Series A-1 Warrants or Series A-2 Warrants be exercised for pre-funded warrants, the exercise price would be $0.3999 which is the exercise price of $0.40 per share less $0.0001 to eventually exercise the pre-funded warrants.

The aggregate gross proceeds to the Company from the February 2026 Offering were $29,997. After deducting the placement agent’s fees and other offering expenses paid in cash, the Company received $27,782 of net proceeds. The potential additional gross proceeds to the Company from the Series A-1 Warrants and Series A-2 Warrants, if fully-exercised on a cash basis following the Stockholder Approval Date, will be approximately $18,000 and $30,000, respectively, or $48,000 in total.

The February 2026 Offering included beneficial ownership limitations preventing the purchaser, together with its affiliates and certain related parties, from beneficially owning more than 4.99% (or, at the election of the investor, 9.99%) of the Company’s outstanding Class A Common Stock.

The Company evaluated the February 2026 Offering Warrants under ASC 815 and determined that they met the requirements for equity classification and are classified in stockholders’ equity. In the event of certain change-in-control or similar transactions, the Series A Warrants provide for settlement in the same form of consideration received by holders of the Company’s Class A Common Stock and do not permit net cash settlement at the option of the holder except in circumstances consistent with equity classification under ASC 815-40. Accordingly, the proceeds were recorded as additional paid-in capital on the unaudited condensed consolidated balance sheets and are not subject to remeasurement on an ongoing basis.

Additional warrants were issued to the placement agent to purchase 3,750,000 shares of Class A Common Stock with an exercise price of $0.50 per share (the “February 2026 Placement Agent Warrants”). The February 2026 Placement Agent Warrants become exercisable on the Stockholder Approval Date and expire on the earlier of (i) the 24 month anniversary of the Stockholder Approval Date, (ii) 30 days following the date the Company publicly announces that it has received FDA approval for the Acclaim CI, and (iii) and in no event later than February 11, 2031.

The February 2026 Placement Agent Warrants were issued with an exercise price equal to 125% of the price per share of the Class A Common Stock issued in the February 2026 Offering and represented 5.0% of the aggregate Class A Common Stock and Issued Pre-Funded Warrants sold in the February 2026 Offering.

The February 2026 Placement Agent Warrants are contingently redeemable in accordance with ASC 718 and include a contingent redemption feature that is solely within the Company’s control. As a result, the warrants qualify for equity classification and are included within additional paid-in capital on the unaudited condensed consolidated balance sheets. The February 2026 Placement Agent Warrants are also a direct offering expense that are charged against proceeds of the February 2026 Offering within additional paid-in capital resulting in no impact to shareholders’ equity (deficit).

Common Stock Issued for Services

On September 3, 2025, the Company issued 109,670 shares of its Class A Common Stock to a vendor in exchange for services. The Company is recognizing the corresponding $133 of expense over the six- month service period based on the fair value of the stock at the time of issuance. The Company recorded stock-based compensation expense of $44 during the three months ended March 31, 2026.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

10. Series A Preferred Stock

As of March 31, 2026 and December 31, 2025, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 100,000,000 shares of $0.0001 par value preferred stock, of which 10,000,000 shares have been designated as Series A Preferred Stock.

Pursuant to a convertible promissory note, dated April 17, 2023, between Envoy Medical Corporation and GAT (the “Envoy Bridge Note”), the Sponsor Support Agreement and the Subscription Agreement, the Company has outstanding an aggregate of 4,126,667 shares of Series A Preferred Stock as of March 31, 2026 and December 31, 2025. Series A Preferred Stock was originally issued to the following investors:

●	1,000,000 shares of Series A Preferred Stock to GAT pursuant to the Envoy Bridge Note;

●	2,500,000 shares of Series A Preferred Stock to the Sponsor pursuant to the Sponsor Support Agreement; and

●	1,000,000 shares of Series A Preferred Stock to certain affiliates of the Sponsor in the PIPE Transaction pursuant to the Subscription Agreement.

As described subsequently in this note, on December 20, 2024, the Company entered into a Conversion and Waiver Agreement with the Sponsor whereby 373,333 shares of Series A Preferred Stock were converted into Class A Common Stock resulting in a remaining 2,126,667 shares of Series A Preferred Stock held by Sponsor pursuant to the Sponsor Support Agreement as of March 31, 2026 and December 31, 2025.

The holders of the Series A Preferred Stock have the following rights and preferences:

Voting Rights

The holders of the Series A Preferred Stock are not entitled to vote or receive notice of any meeting of stockholders, except in the case that the Company creates any equity or debt instrument that ranks senior or pari passu to the rights of the Series A Preferred Stock or in the case of any adverse change to the powers, preferences or special rights of the Series A Preferred Stock.

Conversion Rights

Each share of Series A Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance into such number of shares of Class A Common Stock as determined by dividing the issuance price of the shares of Series A Preferred Stock of $10.00, by the conversion price, which was $11.50 per share as of March 31, 2026 and is adjustable for certain dilutive events.

Redemption

The holders of Series A Preferred Stock are not entitled to any redemption rights, other than those under their liquidation rights discussed below. The Company does not have the option to redeem the Series A Preferred Stock.

Dividend Rights

The holders of Series A Preferred Stock are entitled to a cumulative dividend which accrues at the rate of 12% of the original issuance price of $10.00 per share per annum (“Regular Dividend”). The Regular Dividend accrues on a daily basis from and including the issuance date of such shares, whether or not declared, and will be payable in cash on a quarterly basis. If the Company fails to pay the Regular Dividends on the dividend payment date, then an additional dividend on the amount of the unpaid portion shall automatically accrue at 12%. The Company did not pay Regular Dividends starting in the quarter ended September 30, 2025 or during any following quarters.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

Specifically, pursuant to the 2,126,667 shares of Series A Preferred Stock outstanding subject to the Sponsor Support Agreement, any dividends arising will accrue and not require timely payment at any time when the Company has less than $10,000 of net tangible assets. The Company did not satisfy the $10,000 net tangible asset requirement until the quarter ended March 31, 2026. Accordingly, the Company deferred payment of dividends related to the Series A Preferred Stock held by the Sponsor. As of March 31, 2026 and December 31, 2025, the Company had accrued unpaid Regular Dividends of $3,265 and $2,628, respectively. Upon satisfying the net tangible asset requirement as of March 31, 2026, the Company recognized an additional $79 of dividends. The $79 of additional dividends has been accrued on the $2,628 of previously accrued and unpaid dividends payable to the Sponsor, calculated based on the annual dividend rate prorated for the quarter. The $637 of Regular Dividends subject to the Sponsor Support Agreement and earned during the quarter ended March 31, 2026 will accrue $19 of additional dividends per quarter under the same dividend terms, provided the Company satisfies the $10,000 net tangible asset requirement. The additional dividends will continue to accrue until either the dividends are paid or the Company is no longer above the net tangible asset threshold.

With respect to the holders of the Series A Preferred Stock other than the Series A Preferred Stock subject to the Sponsor Support Agreement held by the Sponsor, the Company had accrued unpaid Regular Dividends of $1,734 and $1,134 as of March 31, 2026 and December 31, 2025, respectively. As of March 31, 2026 and December 31, 2025, an additional dividend of $50 and $16, respectively, has been accrued for the unpaid Regular Dividends owed to the holders of the Series A Preferred Stock not subject to the Sponsor Support Agreement as described above. The additional dividends will continue to accrue until the dividends are paid.

The holders of Series A Preferred Stock are also entitled to dividends or distributions (“Participating Dividends”) senior to Class A Common Stock of the Company when such dividends are declared. There were no Participating Dividends declared as of March 31, 2026.

Liquidation Preference

In the event of any liquidation, deemed liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any security of the Company that ranks junior to the Series A Preferred Stock, including, but not limited to, the Class A Common Stock, an amount per share of Series A Preferred Stock equal to the greater of i) $10.00 plus any unpaid cash dividends and ii) the amount the holder would have received, if such holder, immediately prior to such involuntary liquidation, dissolution or winding up of Company, had converted such shares of Series A Preferred Stock into Class A Common Stock.

Sponsor Induced Conversion

On December 20, 2024 (the “Effective Date”), the Company entered into a Conversion and Waiver Agreement (the “Conversion Agreement”) with the Sponsor.

As of the Effective Date of the Conversion Agreement, the Sponsor was the holder of 2,500,000 shares of the Company’s Series A Preferred Stock and the Contingent Sponsor Shares. The Contingent Sponsor Shares were unvested and subject to certain restrictions and risk of forfeiture under the Sponsor Support Agreement until certain milestones were achieved.

Pursuant to the terms of the Conversion Agreement, the Sponsor and the Company agreed that, upon the Effective Date of the Conversion Agreement: (i) the Sponsor waived the Company’s obligation to pay the $3,733 of dividends accrued on the Series A Preferred Stock as of the Effective Date; (ii) the Company waived the restriction and vesting requirement for the Contingent Sponsor Shares, making these shares unrestricted and freely tradable; (iii) the Company agreed to make a voluntary, temporary reduction in the conversion price, pursuant to the terms of the Certificate of Designation, of all of the outstanding shares of Series A Preferred Stock effective December 20, 2024 through January 20, 2025 from $11.50 per share of Class A Common Stock issuable upon conversion of a share of Series A Preferred Stock to $3.63 per share (the “Conversion Price Reduction”), with the conversion ratio determined by dividing the $10.00 original issue price of the Series A Preferred Stock by such Conversion Price; and (iv) the Sponsor agreed to convert 373,333 shares of Series A Preferred Stock into 1,028,986 shares of Class A Common Stock at the temporary Conversion Price.

As the Company was legally released from its obligation to pay certain accrued dividends to the Sponsor, the Company derecognized the accrued dividends in the amount of $3,733 as a result of the Conversion Agreement. The Company determined that the release of the accrued dividends represents paid-in-kind consideration in the form of a stock dividend, as the Sponsor agreed to receive Class A Common Stock at the reduced conversion price under the Conversion Agreement in exchange for waiving the Company’s obligation to pay the accrued dividends.

Additionally, the Company determined that the conversion of the Series A Preferred Stock into Class A Common Stock was an induced conversion as the reduced conversion price was only offered for a limited time and included the issuance of all equity securities issuable pursuant to the conversion privileges included in the terms of the Series A Preferred Stock for each share of Series A Preferred Stock that was converted to Class A Common Stock.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

11. Segment Reporting

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the Chief Operating Decision Maker (“CODM”) in deciding resource allocation and assessing performance. The Company has determined that its CODM is its Chief Executive Officer.

The Company has one reportable segment: hearing. The hearing segment derives revenue from the sale of the Esteem FI-AMEI implants and replacement components to Esteem FI-AMEI implants. The Company enters into arrangements with patients to provide them with the Esteem FI-AMEI device, personal programmer devices, sound processor replacements, and Battery replacements.

The Company derives revenue primarily in the United States and manages the business activities on a consolidated basis.

The accounting policies of the hearing segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance for the hearing segment and decides how to allocate resources based on net loss that also is reported on the unaudited condensed consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the unaudited condensed consolidated balance sheets as total assets.

The CODM uses net loss to evaluate the results generated from segment assets (return on assets) in deciding whether to make investments into the hearing segment or into other parts of the entity, such as for entering into significant contracts, hiring of key management or executive personnel, making significant capital investment decisions, or changing Company-wide strategy.

Net loss is used to monitor budget versus actual results and assist the CODM in understanding the Company’s cash flows and liquidity position, which is critical as a development stage entity. This allows the CODM to make the appropriate spending decisions for the Company.

The following table summarizes the significant expense categories regularly reviewed by the CODM for the three months ended March 31, 2026 and 2025.

	Three Months Ended
	March 31,
	2026	2025
Net revenues	$39	$46
Costs and operating expenses:
Cost of goods sold	313	226
Research and development	3,642	2,748
Sales and marketing	164	358
General and administrative	1,879	1,821
Total costs and operating expenses	5,998	5,153
Operating loss	(5,959)	(5,107)
Other income (expense):
Other segment items[1]	1,602	615
Interest expense (related party)	-	(495)
Other income (expense), net	6	(11)
Total other income (expense), net	1,608	109
Net loss	$(4,351)	$(4,998)

(1)	Other segment items include the change in fair value of forward purchase agreement warrant liability, loss on offering and change in fair value of private warrant liability and change in fair value of publicly traded warrant liability.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

12. Related Party Transactions

The Company had various transactions with a former member of its board of directors and a stockholder of the Company, which is considered a related party.

●	The Company leases its headquarters office space in Minnesota from a company owned by the stockholder. The lease is considered a common control leasing arrangement. The lease liability due to the stockholder was $889 and $919 as of March 31, 2026 and December 31, 2025, respectively.

●	The Company received Term Loans from GAT during 2024 and 2025 (see Note 8).

●	The Company has a shared services arrangement with a company that is indirectly owned by the stockholder, for certain support services used in the course of business. In relation to the shared services arrangement, the Company’s expenses are not material.

13. Commitments and Contingencies

Legal Proceedings

The Company is party to various litigation matters arising from time to time in the ordinary course of business.

On November 14, 2023, the Company, Whitney Haring-Smith (the former chief executive officer and a former director of the Company), Daniel Hirsch (the former chief financial officer of the Company), and Anzu SPAC GP I LLC were named as defendants in a complaint filed by Atlas Merchant Capital SPAC Fund I LP (“Atlas”) in the Delaware Court of Chancery. Atlas alleges that it was not allowed to redeem its shares of the Anzu class A common stock and that the defendants acted to prevent Atlas’s attempt to redeem its shares. The defendants assert that Atlas did not comply with the requirements for redeeming shares set forth in the Company’s organizational documents. Atlas asserts damages in the amount of approximately $9,400, pre- and post-judgment interest, costs, and reasonable attorneys’ fees. The Company has standard indemnification obligations to Dr. Haring-Smith and Mr. Hirsch. The Company believes that the lawsuit is meritless and has been defending this matter vigorously. On March 3, 2025, the court partially granted a motion to dismiss which dismissed and reduced some of the Counts and allegations in the amended complaint, which narrowed the theories and facts at issue in this litigation. The Company is unable to predict the outcome of this legal proceeding.

The Company has business liability insurance to cover litigation costs exceeding $5,000. As of March 31, 2026 and December 31, 2025, the Company has not recorded accruals for potential losses related to any existing or pending litigation claims as the Company’s management determined that there are no matters where a potential loss is probable and reasonably estimable.

Interest Related to an Uncertain Tax Position

The Company timely remitted a tax payment to the IRS, the IRS later refunded those amounts to the Company and has asserted that interest is due retroactive to the original payment date. The Company believes that, because the IRS had possession and use of the funds for a portion of the relevant period and was not the result of a substantive tax underpayment by the Company, any interest computation should be limited to the period, if any, during which the Company had use of the refunded amounts. While the Company does not believe it is probable that interest will ultimately be owed, it is reasonably possible that the IRS could prevail. If so, the Company could be required to pay up to approximately $150 of interest related to this matter. As of March 31, 2026, the Company has not accrued for interest related to interest from the uncertain tax position.

ENVOY MEDICAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share and per share data)

14. Net Loss per Share

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended
	March 31,
	2026	2025
Numerator:
Net loss	$(4,351)	$(4,998)
Less: Cumulative preferred dividends	(1,350)	(1,238)
Net loss attributable to common stockholders, basic and diluted	$(5,701)	(6,236)

Denominator:
Weighted-average Class A Common Stock and pre-funded warrants outstanding, basic and diluted	68,934,960	21,326,609
Net loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.29)

Included within weighted average shares of common stock outstanding for the quarter ended March 31, 2026 27,053,850 shares of Class A Common Stock issuable upon the exercise of the pre-funded warrants, respectively. The pre-funded warrants are exercisable at any time for nominal consideration, and as such, the shares are considered outstanding for the purpose of calculating basic and diluted net loss per share (See Note 9).

The Company’s potentially dilutive securities below, presented based on amounts outstanding at each period end, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of shares of Class A Common Stock outstanding noted above used to calculate both basic and diluted net loss per share attributable to stockholders of Class A Common Stock for these periods is the same.

	Three Months Ended
	March 31,
	2026	2025
Stock options	3,094,473	2,295,904
Series A Preferred Stock (as converted to Class A Common Stock)	3,588,406	3,588,406
Publicly Traded Warrants	14,166,666	14,166,666
Shortfall Warrants	1,135,499	3,209,511
Term Loan Warrants	3,500,000	2,750,000
September 2025 Offering Warrants	5,868,336	-
October 2025 Offering Warrants	9,248,136	-
Series A Warrants & February 2026 Placement Agent Warrants	123,750,000	-

15. Subsequent Events

The Company has evaluated all events occurring through the date on which these unaudited condensed consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Envoy Medical, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Envoy Medical, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, changes in mezzanine equity and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred cumulative losses from operations, has an accumulated deficit of $ 313.4 million as of December 31, 2025, and relies on external sources of liquidity to sustain operations. These conditions, along with other matters set forth in Note 2, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We served as the Company's auditor from 2023 to 2026.

Fort Lauderdale, Florida

March 23, 2026

ENVOY MEDICAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2025	2024
Current assets:
Cash	$3,739	$5,483
Accounts receivable, net	34	38
Other receivable	19	780
Inventories	1,546	1,708
Prepaid expenses and other current assets	941	887
Total current assets	6,279	8,896
Property and equipment, net	1,035	1,275
Operating lease right-of-use asset (related party)	886	879
Prepaid expenses and other assets	358	488
Total assets	$8,558	$11,538

Liabilities, mezzanine equity, and stockholders’ deficit
Current liabilities:
Accounts payable	$2,920	$1,652
Accrued expenses	7,639	3,713
Accrued interest (related party)	-	703
Other current liabilities	518	573
Forward purchase agreement warrant liability	24	472
Product warranty liability, current portion	287	282
Operating lease liability, current portion (related party)	174	143
Total current liabilities	11,562	7,538
Term loans payable (related party)	-	18,716
Product warranty liability, net of current portion	1,605	1,771
Operating lease liability, net of current portion (related party)	745	802
Private warrant liability	5,835	-
Publicly traded warrant liability	551	662
Other liability	27	891
Total liabilities	20,325	30,380

Commitments and contingencies (see Note 16)

Mezzanine equity
Warrants issued to placement agent (see Note 10)	391	-

Stockholders’ deficit
Series A Preferred Stock, $0.0001 par value; 100,000,000 shares authorized and 10,000,000 shares designated as of December 31, 2025 and December 31, 2024; 4,126,667 shares issued and outstanding as of December 31, 2025 and December 31, 2024	-	-
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 28,934,960 shares issued and outstanding as of December 31, 2025 and 21,326,609 shares issued and outstanding as of December 31, 2024	3	2
Additional paid-in capital	301,355	266,013
Accumulated deficit	(313,396)	(284,734)
Accumulated other comprehensive loss	(120)	(123)
Total stockholders’ deficit	(12,158)	(18,842)
Total liabilities, mezzanine equity, and stockholders’ deficit	$8,558	$11,538

ENVOY MEDICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended
	December 31,
	2025	2024
Net revenues	$241	$225
Costs and operating expenses:
Cost of goods sold	874	742
Research and development	12,486	10,179
Sales and marketing	1,220	1,734
General and administrative	7,931	6,826
Total costs and operating expenses	22,511	19,481
Operating loss	(22,270)	(19,256)
Other income (expense):
Change in fair value of forward purchase agreement put option liability	-	103
Change in fair value of forward purchase agreement warrant liability	534	411
Change in fair value of forward purchase agreement warrant liability due to extension	(24)	(881)
Loss on offering and change in fair value of private warrant liability	(494)	-
Change in fair value of publicly traded warrant liability	111	(330)
Interest expense, related party	(1,590)	(816)
Other expense, net	(23)	(26)
Total other income (expense), net	(1,486)	(1,539)
Net loss	(23,756)	(20,795)

Induced conversion of Series A Preferred Stock into Class A Common Stock	-	(1,162)
Deemed dividend on waiver of restriction on Class A Common Stock	-	(495)
Cumulative preferred dividends	(4,906)	(5,521)

Net loss attributable to common stockholders, basic and diluted	$(28,662)	$(27,973)
Net loss per share attributable to common stockholders, basic and diluted	$(1.23)	$(1.49)
Weighted-average Class A Common Stock outstanding, basic and diluted	23,259,598	18,790,448
Other comprehensive income (loss):
Foreign currency translation adjustment	3	(5)
Other comprehensive income (loss)	3	(5)
Comprehensive loss	$(23,753)	$(20,800)

ENVOY MEDICAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Mezzanine Equity		Permanent Equity
									Accumulated
			Series A		Class A		Additional		Other	Total
	Number of		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Warrants	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balance at December 31, 2023	-	$-	4,500,000	$-	18,599,982	$2	$255,596	$(257,256)	$(118)	$(1,776)
Dividends on the Series A Preferred Stock	-	-	-	-	-	-	-	(5,521)	-	(5,521)
Issuance of Class A Common Stock through forward purchase agreement	-	-	-	-	-	-	1,683	-	-	1,683
Exercise of forward purchase agreement warrant	-	-	-	-	664,883	-	1,815	-	-	1,815
Extinguishment of excess warrant liability upon exercise of warrants associated with the forward purchase agreement	-	-	-	-	-	-	96	-	-	96
Modification of forward purchase agreement	-	-	-	-	-	-	(94)	-	-	(94)
Stock-based compensation	-	-	-	-	-	-	562	-	-	562
Issuance of warrants associated with Term Loans	-	-	-	-	-	-	1,397	-	-	1,397
Issuance of Class A Common Stock under employee stock purchase plan	-	-	-	-	32,758	-	63	-	-	63
Waiver of accrued dividends associated with Sponsor Support Agreement	-	-	-	-	-	-	3,733	-	-	3,733
Induced conversion of Series A Preferred Stock into Class A Common Stock	-	-	(373,333)	-	1,028,986	-	1,162	(1,162)	-	-
Waiver of restriction and vesting requirement of Class A Common Stock	-	-	-	-	1,000,000	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(5)	(5)
Net loss	-	-	-	-	-	-	-	(20,795)	-	(20,795)
Balance at December 31, 2024	-	$-	4,126,667	$-	21,326,609	$2	$266,013	$(284,734)	$(123)	$(18,842)
Dividends on the Series A Preferred Stock	-	-	-	-	-	-	-	(4,906)	-	(4,906)
Exercise of forward purchase agreement warrant	-	-	-	-	2,074,012	-	3,111	-	-	3,111
Modification of forward purchase agreement	-	-	-	-	-	-	(62)	-	-	(62)
Stock-based compensation	-	-	-	-	-	-	657	-	-	657
Issuance of warrants associated with Term Loans	-	-	-	-	-	-	1,570	-	-	1,570
Issuance of Class A Common Stock under employee stock purchase plan	-	-	-	-	208,001	-	184	-	-	184
Issuance of Class A Common Stock from at-the-market (“ATM”) offering	-	-	-	-	300,742	-	414	-	-	414
Issuance of Class A Common Stock from registered direct offering	-	-	-	-	4,915,926	1	-	-	-	1
Issuance of Placement Agent Warrants	368,694	391	-	-	-	-	-	-	-	-
Issuance of Class A Common Stock for services	-	-	-	-	109,670	-	134	-	-	134
Modification of Term Loan Warrants	-	-	-	-	-	-	1,455	-	-	1,455
Extinguishment of Term Loans	-	-	-	-	-	-	27,879	-	-	27,879
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	3	3
Net loss	-	-	-	-	-	-	-	(23,756)	-	(23,756)
Balance at December 31, 2025	368,694	$391	4,126,667	$-	28,934,960	$3	$301,355	$(313,396)	$(120)	$(12,158)

ENVOY MEDICAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended
	December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(23,756)	$(20,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	302	173
Interest expense and amortization of debt discount on Term Loans (related party)	1,590	816
Stock-based compensation for services	88	-
Amortization of prepaid insurance	964	1,047
Stock-based compensation	657	562
Loss on offering and change in fair value of private warrant liability	494	-
Change in fair value of publicly traded warrant liability	(111)	330
Change in fair value of forward purchase agreement warrant liability	(534)	(411)
Change in fair value of forward purchase agreement put option liability	-	(103)
Change in fair value of forward purchase agreement warrant liability due to extension	24	881
Net change in operating lease right-of-use assets and liability (related party)	206	113
Change in inventory reserve	36	76
Changes in operating assets and liabilities:
Accounts receivable, net	4	32
Other receivable	761	(604)
Inventories	126	(380)
Prepaid expenses and other current assets	(8)	9
Accounts payable	1,385	(19)
Operating lease liability (related party)	(239)	(145)
Accrued expenses	839	(241)
Product warranty liability	(161)	(181)
Other liability	(868)	891
Net cash used in operating activities	(18,201)	(17,949)

Cash flows from investing activities
Purchases of property and equipment	(179)	(980)
Net cash used in investing activities	(179)	(980)

Cash flows from financing activities
Payments on insurance financing loans	(827)	(916)
Proceeds from the issuance of Term Loans (related party)	10,000	20,000
Dividends paid to stockholders of Series A Preferred Stock	(1,819)	(2,447)
Payment made for extinguishment of Term Loans (related party)	(100)	-
Proceeds from the issuance of Class A Common Stock from ATM offering	414	-
Proceeds from issuance of Class A Common Stock under employee stock purchase plan	184	63
Proceeds from exercise of forward purchase agreement warrants	3,111	1,815
Proceeds from the issuance of Class A Common Stock and Investor Warrants from registered direct offering	6,500	-
Offering costs from the issuance of Class A Common Stock and Investor Warrants from registered direct offering	(768)
Deferred offering costs	(62)	-
Proceeds from the issuance of Class A Common Stock associated with forward purchase agreement, net of transaction costs	-	1,683
Net cash provided by financing activities	16,633	20,198

Effect of exchange rate changes on cash	3	(5)
Net (decrease) increase in cash	(1,744)	1,264
Cash, beginning of year	5,483	4,219
Cash, end of year	$3,739	$5,483

Supplemental disclosures of cash flow information:
Cash paid for interest	$36	$41
Non-cash investing and financing activities:
Accrued and unpaid dividends on Series A Preferred Stock	$3,087	$3,074
Financing of prepaid insurance	$772	$843
Issuance of Term Loan Warrants (related party)	$1,570	$1,397
Accrued interest capitalized into term loans payable (related party)	$800	$-
Modification of forward purchase agreement warrant	$62	$94
Lease liabilities arising from obtaining right-of-use assets	$121	$528
Extinguishment of excess warrant liability upon exercise of forward purchase agreement warrant	$-	$96
Waiver of accrued dividends associated with Sponsor Support Agreement	$-	$3,733
Deemed dividend on waiver of restriction on Class A Common Stock	$-	$495
Induced conversion of Series A Preferred Stock to Class A Common Stock	$-	$1,162
Property and equipment purchased on account	$-	$117
Modification of Term Loan Warrants (related party)	$1,455	$-
Deemed capital contribution associated with the extinguishment of Term Loans (related party)	$27,883	$-
Issuance of Placement Agent Warrants	$391	$-

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

1. Nature of the Business and Basis of Presentation

Envoy Medical, Inc. (“Envoy Medical” or the “Company”) is a hearing health company focused on providing innovative medical technologies across the hearing loss spectrum. Envoy Medical’s technologies are designed to shift the paradigm within the hearing industry and bring both providers and patients the hearing devices they desire. The Company has two fully implanted hearing devices built around the Company’s differentiated sensor technology, which is implanted in the middle ear. The design of the sensor allows both products to be fully implanted, use the ear to pick up sound, and not require the use of an external or subdermal microphone. The Company’s first product, the Esteem® Fully Implanted Active Middle Ear Implant (“Esteem FI-AMEI”), is a fully implanted active middle ear hearing device. The Esteem FI-AMEI received approval from the United States Food and Drug Administration (“FDA”) in 2010 and remains the only fully implanted heading device to successfully receive FDA approval.

The Company has shifted its focus to the Company’s second product, the investigational fully implanted Acclaim® Cochlear Implant (“Acclaim CI”), which is believed to be the first fully implantable cochlear implant of its kind. The Acclaim CI is designed with no external components worn on or behind the ear, does not use an external or subdermal microphone and incorporates an implanted rechargeable battery designed to last several days between charges. The Acclaim CI received the Breakthrough Device Designation from the FDA in 2019. The Acclaim CI is designed to address sensorineural hearing loss that is not adequately addressed by hearing aids. As part of the clinical trial, the Acclaim CI is intended for adults with severe-to-profound sensorineural hearing loss who have been deemed adequate candidates by a qualified physician.

On September 29, 2023 (the “Closing Date”), a merger transaction between Envoy Medical Corporation, Anzu Special Acquisition Corp I (“Anzu”) and Envoy Merger Sub, Inc., a directly, wholly owned subsidiary of Anzu (“Merger Sub”) was completed (hereinafter, the “Merger” or “Business Combination”) pursuant to the business combination agreement, dated as of April 17, 2023 (as amended, the “Business Combination Agreement”). In connection with the closing of the Merger (the “Closing”), Merger Sub merged with Envoy Medical Corporation, with Envoy Medical Corporation surviving the merger as a wholly owned subsidiary of Anzu. In connection with the Closing, Anzu changed its name to Envoy Medical, Inc. The Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and the Company’s public warrants commenced trading on the Nasdaq Stock Market LLC (“Nasdaq”) on October 2, 2023 under the symbols “COCH” and “COCHW,” respectively.

On April 17, 2023, prior to entering into the Business Combination Agreement, Anzu and Envoy Medical Corporation entered into an agreement (as amended to date, the “Forward Purchase Agreement”) with Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”) and Meteora Strategic Capital, LLC (“MSC” and, collectively with MSOF, MCP and MSTO, the “Sellers” or “Meteora parties”) for an over-the-counter equity prepaid forward transaction.

Pursuant to the terms of the Forward Purchase Agreement, on the Closing Date, the Sellers purchased 425,606 shares of the Company’s Class A Common Stock (the “Recycled Shares”) directly from the redeeming stockholders of Anzu. Also, effective upon the Closing Date, the Company paid to the Sellers a prepayment amount of $4,451 required under the Forward Purchase Agreement directly from the trust account and transferred to the Sellers 8,512 shares of the Company’s Class A Common Stock. During the year ended December 31, 2024, the Sellers sold the full amount of the Recycled Shares and, pursuant to the Forward Purchase Agreement, the Company received $4.00 per share sold, or $1,683.

In addition, pursuant to a subscription agreement dated April 17, 2023 (as amended to date, the “Subscription Agreement”), by and between Anzu and Anzu SPAC GP I LLC (the “Sponsor”), the Company issued, and certain affiliates of the Sponsor purchased, concurrently with the Closing, an aggregate of 1,000,000 shares of the Company’s Series A preferred stock, par value $0.0001 per share (“Series A Preferred Stock”) in a private placement (the “PIPE Transaction”) at a price of $10.00 per share for an aggregate purchase price of $10,000.

The consolidated financial statements include the accounts of Envoy Medical, Inc. and its wholly-owned subsidiaries Envoy Medical Corporation and Envoy Medical GmbH (Ansbach) (GmbH), which operates a sales office in Germany. All intercompany accounts and transactions have been eliminated in consolidation.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Basis of Presentation

The consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.

2. Summary of Significant Accounting Policies

Liquidity and Going Concern

Since inception, the Company has historically incurred negative operating cash flows and losses from operations and has an accumulated deficit of $313,396 at December 31, 2025 as the Company advances the clinical development of its product and the funding process of clinical FDA trials. From February 2024 to June 2025, the Company received advances of $30,000 from term loans provided by a related party that have since been extinguished (see Note 9). In February 2024, the Company received net proceeds of $1,683 from the sale of 425,606 shares of Class A Common Stock held by the Meteora parties (see Note 1). On various dates in 2024, the Company received net proceeds of $1,815 from the exercise by the Meteora parties of Shortfall Warrants, as defined in Note 10, for 664,883 shares of Class A Common Stock (see Note 10). On various dates in 2025, the Company received net proceeds of $414 from an at-the-market “ATM” offering for 300,742 shares of Class A Common Stock (see Note 10) and $3,111 from the exercise by the Meteora parties of Shortfall Warrants for 2,074,012 shares of Class A Common Stock (see Note 10). On September 23, 2025, the Company completed a registered direct offering (the “September 2025 Offering”) and received net proceeds of $2,187 for 1,908,402 shares of Class A Common Stock (see Note 10). On October 9, 2025, the Company completed a registered direct offering (the “October 2025 Offering”) and received net proceeds of $3,545 for 3,007,524 shares of Class A Common Stock (see Note 10).

The Company had cash of $3,739 as of December 31, 2025. As discussed further in Note 18, the Company completed the February 2026 Offering (as defined in Note 18). The initial aggregate net proceeds of the February 2026 Offering were approximately $27,730, after deducting the placement agent’s fees and other offering expenses. The Company intends to use the proceeds of the February 2026 Offering for working capital and other general corporate purposes to fund its ongoing operations during the clinical trial for the Acclaim CI.

Management believes that its existing cash balances combined with the initial proceeds of the February 2026 Offering and cash receipts from product sales will be sufficient to fund ongoing operations, including the Acclaim CI clinical trials, through at least one year from the date the consolidated financial statements are issued. However, there can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s cash balances and future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to reduce certain of its discretionary spending. The Company may be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which could have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements have been prepared assuming the Company will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to the useful lives of property and equipment, the net realizable value of inventory, product warranty liability, stock-based compensation expense, the fair value of the forward purchase agreement put option liability, the fair value of forward purchase agreement warrant liability, publicly traded warrant liability, private warrant liability, and the outcome of litigation. Estimates and assumptions are reviewed periodically and the effect of changes, if any, are reflected in the consolidated statements of operations and comprehensive loss.

Revisions

Classification of Prepaid Insurance

The Company corrected the presentation of the non-current prepaid insurance expense that was not classified as long-term assets in the previously issued audited consolidated financial statements as of and for the year ended December 31, 2024. The Company determined that the correction was not material to any prior annual or interim periods and therefore, amendments of previously filed reports are not required.

Classification of Accrued Interest (Related Party)

The Company corrected the presentation of the accrued interest (related party) that was not classified as a separate financial statement line item in the previously issued audited consolidated financial statements as of and for the year ended December 31, 2024. The Company determined that the correction was not material to any prior annual or interim periods and therefore, amendments of previously filed reports are not required.

The effect of the classification of prepaid insurance expense and accrued interest (related party) revisions on each of the impacted financial statement line items within the Company’s audited consolidated balance sheet as of December 31, 2024 was as follows:

	December 31, 2024
	As Previously Reported	Adjustments	As Revised
Prepaid expenses and other assets, current	$1,375	$(488)	$887
Total current assets	9,384	(488)	8,896
Prepaid expenses and other assets	—	488	488
Accrued expenses	4,416	(703)	3,713
Accrued interest (related party)	—	703	703

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable, net. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

With respect to accounts receivable, the Company performs credit evaluations of its customers and does not require collateral. There have been no material losses on the Company’s accounts receivable. There were no customers that accounted for 10.0% or more of sales for the years ended December 31, 2025 and 2024. There were no customers that accounted for 10.0% or more of the accounts receivable balance as of December 31, 2025 and 2024.

Cash

The Company maintains cash balances in bank accounts which, at times, may exceed federally insured limits.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company grants credit to customers in the normal course of business, but generally does not require collateral or other security to support amounts due. Accounts receivable are presented net of an allowance for credit losses. Management performs ongoing credit evaluations of its customers based on financial information provided by the customer. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company estimates its allowance for credit losses by considering numerous factors, including delinquency trends along with ongoing customer credit evaluations. The Company writes off accounts receivable when they become uncollectible. Payments subsequently received on such receivables are credited to the allowance for credit losses. The Company had no material bad debt expense for the years ended December 31, 2025 and 2024. The allowance for credit losses was not material as of December 31, 2025 and 2024.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company records write-downs of inventories that are obsolete, past the manufacturer’s recommended ‘use by’ date, or in excess of anticipated demand or net realizable value based on a consideration of marketability and product life cycle stage, historical net sales and demand forecasts which consider the assumptions about future demand and market conditions. Inventory on hand that is not expected to be sold or utilized is considered excess, and the Company recognizes the write-down in cost of goods sold at the time of such determination. The write-down is determined by the excess of cost over net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. At the time of loss recognition, a new cost basis is established and subsequent changes in facts and circumstances would not result in an increase in the cost basis.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Additions and improvements that extend the lives of the assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in operating results. Depreciation is calculated using the straight-line method over the estimated useful life of the asset, which is three years for computer equipment, three to five years for production equipment, and five years for both lab equipment and office equipment.

Operating Leases

The Company determines if an agreement is a lease at inception. The Company elected not to recognize the right to use an underlying asset (“ROU asset”) and lease liabilities for short-term leases, which are those that have a lease term of twelve months or less, and includes renewal options in the measurement of lease liabilities only when the option to purchase or renew a lease for the underlying asset is reasonably certain to be exercised. The Company has elected as an accounting policy to account for lease components and associated non-lease components as a single component.

The Company leases its headquarters office space under an operating lease with a related party and also leases office space in Germany under an operating lease (see Note 7). The determination of whether an arrangement is, or contains, a lease is performed at the inception of the arrangement and as necessary at modification. An operating lease is recorded on the consolidated balance sheets with the operating lease asset representing the right to use the ROU asset for the lease term and the lease liability representing the obligation to make lease payments arising from the lease. The Company excludes variable lease payments when measuring the ROU asset and lease liability, except for those that depend on an index, a rate or are in-substance fixed payments.

ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. The discount rate implicit within the Company’s leases is generally not determinable; therefore, the Company determines the discount rate using its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Impairment of Long-Lived Assets

Long-lived assets held and used by the Company, including property and equipment and ROU assets, are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows related to the assets are less than its carrying value. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its fair value. The Company did not incur any impairment charges during the years ended December 31, 2025 and 2024.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities that qualify as financial instruments and includes this additional information in the notes to the consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, other receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of the operating lease liability also approximates fair value since the instrument bears market rates of interest. The carrying value of the term loans payable also approximates fair value based upon current borrowing rates with similar maturities. None of these instruments are held for trading purposes.

Fair Value Measurement

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurement” (“ASC 820”). ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

●	Level 1 - Observable inputs, such as quoted prices in active markets for identical assets and liabilities.

●	Level 2 - Observable inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign-currency risks. The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the other income (expense) section of the Company’s consolidated statements of operations and comprehensive loss. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The Company accounts for its publicly traded warrant liability in accordance with ASC 815-40. Accordingly, the Company recognized the warrant instruments as a liability at fair value and adjusts the instruments to fair value at each reporting period. The publicly traded warrant liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the change in fair value of publicly traded warrant liability line item in the Company’s consolidated statements of operations and comprehensive loss.

The Company accounts for its Forward Purchase Agreement in accordance with ASC 815-40. Accordingly, the Company recognized the forward purchase agreement put option liability and the forward purchase agreement warrant liability at fair value at each reporting period. The forward purchase agreement put option liability and forward purchase agreement warrant liability is subject to re-measurement at each balance sheet date, and changes in fair value is recognized in the change in the forward purchase agreement put option liability and change in fair value of forward purchase agreement warrant liability line items, respectively, in the Company’s consolidated statements of operations and comprehensive loss. The forward purchase agreement put option liability has been derecognized as of March 31, 2024 due to the sale of the shares associated with the Forward Purchase Agreement during the first quarter of 2024. Accordingly, the forward purchase agreement put option liability is no longer presented in the Company’s consolidated balance sheets as of December 31, 2025 and 2024.

The forward purchase agreement warrant liability has been amended with changes in fair value related to extending the term of the warrants recognized in change in fair value of forward purchase agreement warrant liability due to extension in the consolidated statements of operations and comprehensive loss. Modifications to the forward purchase warrant agreement liability that amends the exercise price to induce exercise are treated as issuance costs and offset proceeds within the consolidated statements of changes of changes in mezzanine equity and stockholders’ deficit.

SPAC Excise Tax Liability

The Company recognized an excise tax liability of $2,248 upon completion of the Company’s Business Combination as an incremental cost to repurchase the Company’s treasury shares, with an offsetting tax liability recognized. The SPAC excise tax liability is recorded in accrued expenses in the Company’s consolidated balance sheets. As of December 31, 2025 and 2024, the amount of accrued excise tax was $1,928 and $2,248 in the in the Company’s consolidated balance sheets, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

●	identify the contract with a customer

●	identify the performance obligations in the contract

●	determine the transaction price

●	allocate the transaction price to the performance obligations in the contract

●	recognize revenue when or as performance obligations are satisfied.

Revenue is recognized as performance obligations under the terms of a contract are satisfied, which generally occurs as control of the promised products or services is transferred to customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or services to a customer (“transaction price”). To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price using either the expected value or most likely amount method. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of the Company’s anticipated performance and all information that is reasonably available.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The Company primarily derives revenue from the sale of its hearing device products. Revenue from product sales is recognized upon transfer of control of the product to a customer, which occurs at a point in time, at the time the Company is notified the product has been implanted or used by the customer in a surgical procedure. The Company also sells prepaid Battery (see Note 8) replacement options. Revenue from extended warranty plans is recognized ratably over time and was immaterial for each of the years ended December 31, 2025 and 2024. Amounts received from a customer prior to fulfillment of the performance obligation are included as accrued expenses on the consolidated balance sheets and are immaterial as of December 31, 2025 and 2024. The Company has elected to account for shipping and handling activities performed as activities to fulfill the promise to transfer the products; and therefore these activities are not assessed as a separate performance obligation to its customers.

Revenue is measured as the amount of consideration the Company expects to receive, which is based on the invoiced price. The majority of the Company’s contracts have a single performance obligation and are short-term in nature. The Company’s contracts do not include variable consideration.

Payment terms differ by geography and customer, but payment is generally required within 30 days from the date of product utilization. The Company also offers extended payment plans on a limited basis. Amounts due to the Company under payment plans that extend beyond 12 months are immaterial as of December 31, 2025 and 2024, and therefore the Company did not adjust the promised amount of consideration for the effects of a significant financing component.

Cost of Goods Sold

Cost of goods sold is comprised of the costs of merchandise sold, as well as the related inbound freight costs and labor directly attributable to bringing certain goods to a salable condition. In categorizing costs, the Company captures applicable depreciation and costs to maintain and run revenue generating technology, equipment related costs and any personnel-related costs as cost of goods sold.

Product Warranty

The Company provides a limited warranty for its implantable components. At the time product revenue is recognized, the Company reserves for estimated future costs that may be incurred under its warranties based on historical experience. The limited warranty liability is recorded in accrued expenses in the consolidated balance sheets. As of December 31, 2025 and 2024, the amount of accrued limited warranty was immaterial and the Company’s warranty payments were immaterial.

During 2013, the Company offered a lifetime warranty to clinical trial patients to cover batteries and surgery related costs. The Company estimates the costs that may be incurred under this lifetime warranty and records a liability in the amount of such costs at its present value. The lifetime warranty is recorded in product warranty liability in the consolidated balance sheets. As of December 31, 2025 and 2024, the aggregate product warranty liability was $1,892 and $2,053, respectively, of which $287 and $282, respectively, was classified as a current liability in the consolidated balance sheets.

Patents

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Research and Development Costs

Expenditures for research and development activities are charged to operations as incurred. Research and development costs include salaries, employee benefits, software, laboratory testing expenses, and other costs.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax base and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those items are expected to be recovered or settled. The Company has recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefits.

The Company recognizes the financial statement benefit of a tax position only to the extent the position is more likely than not to be sustained upon audit based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the Company’s consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has elected to recognize interest and penalties related to uncertain tax positions in the provision for income taxes.

On July 4, 2025, the One Big Beautiful Bill Act was signed into law in the United States, introducing a wide array of tax reform measures. These include extensions and modifications to certain provisions originally enacted under the Tax Cuts and Jobs Act. Key changes include the immediate expensing of domestic research and development costs, the reinstatement of 100% bonus depreciation, and a new interest expense limitation based on earnings before interest, taxes, depreciation and amortization. These provisions did not have a material effect on the Company’s financial statements for the year ended December 31, 2025.

Foreign Currency Translation

The Euro is the functional currency for the Company’s foreign subsidiary in Germany. The assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at the end-of-the-period exchange rates, and the revenues and expenses are translated at weighted-average rates for the respective reporting period. Unrealized translation gains and losses are recorded as a translation adjustment, which is included in the Company’s consolidated statements of changes in mezzanine equity and stockholders’ deficit as well as a component of accumulated other comprehensive loss on the Company’s consolidated statements of operations and comprehensive loss.

Net Loss per Share

The Company’s Series A Preferred Stock certificate of designation entitles the holders to participate in dividends on an as converted basis when declared on Class A Common Stock. As a result, the Series A Preferred Stock meets the definition of a participating security, which requires the Company to apply the two-class method to compute both basic and diluted net loss per share attributable to common stockholders. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common stockholders. The two-class method requires income available to holders of the Company’s Class A Common Stock for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income for the period had been distributed. In periods where there is a net loss, no allocation of undistributed net loss to the Series A Preferred Stock is performed as the holders of the Series A Preferred Stock are not contractually obligated to participate in the Company’s losses. The Company reported net losses of $28,662 and $27,973 attributable to the stockholders of the Company’s Class A Common Stock for the years ended December 31, 2025 and 2024, respectively.

Basic net loss per share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of Class A Common Stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares outstanding, plus the impact of potential common shares, if dilutive, resulting from the potential exercise of warrants or options, and the potential conversion of preferred stock or convertible notes, into Class A Common Stock, under the if-converted method. In periods where a net loss is recorded, no effect is given to potentially dilutive securities, because the effect would be anti-dilutive.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Stock-based Compensation

Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. The fair value of stock-based payment awards granted through June 30, 2024 is estimated using the Black-Scholes option model with a volatility figure derived from using a determined peer group of other companies’ stock prices since the trading history of the Company’s stock was too short to provide accurate data. The fair value of stock-based payment awards granted subsequent to June 30, 2024 is estimated using the Black-Scholes option model with a volatility figure derived from using the trading history of the Company’s Class A Common Stock and from a peer group. Given limited historical exercise data, the Company accounts for the expected term of all options in all periods in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in ASC Topic 718, Compensation - Stock Compensation (“ASC 718”). The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options.

The Company has adopted the guidance from Accounting Standards Update (“ASU”) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Compensation Accounting, and has determined not to apply a forfeiture rate and has made the accounting election that forfeitures will be recognized when the actual forfeiture takes place and therefore no estimated forfeiture rate will be recorded.

Stock-based payment awards to service providers are accounted for as stock-based compensation under ASC 718. These awards are measured at fair value on the grant date, with compensation cost recognized over the requisite service period. Warrants that meet equity classification criteria but contain redemption features outside the Company’s control are classified as mezzanine equity.

Segments

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in deciding resource allocation and assessing performance. The Company has determined that its CODM is its Chief Executive Officer. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making decisions, allocating resources and evaluating performance. Consequently, the Company has determined it operates in one operating and reportable segment.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. For smaller reporting companies, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 effective January 1, 2024. The adoption of ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will add required disclosures of significant expenses for each reportable segment, as well as certain other disclosures to help investors understand how the CODM evaluates segment expenses and operating results. The new standard will also allow disclosure of multiple measures of segment profitability if those measures are used to allocate resources and assess performance. The Company adopted ASU 2023-07 effective for the year ended December 31, 2024. See Note 14 for related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard is effective for public companies for fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-09 effective January 1, 2025. See Note 13 for related disclosures.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Accounting Pronouncements Not Yet Effective

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), that requires public companies to disclose, in interim and reporting periods, additional information about certain expenses in the financial statements. For public business entities, it is effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective basis or retrospective basis. The Company is currently evaluating the impact that ASU 2024-03 will have on the Company’s disclosures within the consolidated financial statements.

In December 2025, the FASB issued ASU No. 2025-11, “Topic 270 – Interim Reporting” (“ASU 2025-11”). The amendments in ASU 2025-11 clarify interim reporting requirements by improving navigability of Topic 270 and more clearly specifying what disclosures are required in interim reporting periods. The amendments also establish a principle that requires disclosure of events since the end of the last annual reporting period that have materially impacted the entity. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact that ASU 2025-11 will have on the Company’s interim condensed consolidated financial statements.

3. Fair Value Measurements

The following tables provide information related to the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024:

	December 31, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Forward purchase agreement warrant liability	$-	$-	$24	$24
Private warrant liability	-	5,835	-	5,835
Publicly traded warrant liability	551	-	-	551
	$551	$5,835	$24	$6,410

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Forward purchase agreement warrant liability	$-	$-	$472	$472
Publicly traded warrant liability	662	-	-	662
	$662	$-	$472	$1,134

The Company has classified the publicly traded warrant liability within Level 1 of the hierarchy as the warrant is separately listed and traded in an active market. The publicly traded warrant’s listed price in an active market was used as the fair value.

The private warrant liability includes the September 2025 Investor Warrants and October 2025 Investor Warrants (both as defined in Note 10), with fair values of $2,255 and $3,580, respectively, as of December 31, 2025. These fair values were estimated based upon observable inputs such as the risk-free rate and the Company’s volatility which are considered Level 2 inputs. The following table presents the quantitative information regarding the Level 2 fair value measurements of the private warrant liability as of December 31, 2025:

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

December 31, 2025
Stock price	$0.66
Exercise price	$1.31 - $1.33
Expected volatility	147.0% -149.0%
Expected term (in years)	1.9 - 2.0
Risk-free rate	3.50%

The fair value of the forward purchase agreement warrant liability is a Level 3 fair value measurement, and was estimated using a Monte Carlo simulation model. The use of significant unobservable inputs could result in those inputs being different at the reporting dates, which could result in a significantly higher or lower fair value measurement at the reporting dates. The following table presents the quantitative information regarding the Level 3 fair value measurements of the forward purchase agreement warrant liability as of December 31, 2025 and December 31, 2024:

	December 31, 2025	December 31, 2024
Stock price	$0.66	$1.43
Initial exercise price	$10.46	$10.46
Annual volatility	115.0%	130.0%
Remaining term (in years)	1.0	1.0
Risk-free rate	3.42%	4.08%

The following table summarizes the activity for the Company’s Level 3 instruments measured at fair value on a recurring basis:

Forward Purchase Agreement Warrant Liability
Balance as of December 31, 2024	$472
Change in fair value	(534)
Effect of amendments (see Note 10)	86
Balance as of December 31, 2025	$24

There were no transfers between Level 1 and Level 2, nor into and out of Level 3, during the periods presented.

4. Inventories

Inventories, consisted of the following:

	December 31,	December 31,
	2025	2024
Raw materials	$1,262	$1,386
Work-in-progress	88	203
Finished goods	196	119
Inventories	$1,546	$1,708

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

5. Property and Equipment, Net

Property and equipment consisted of the following:

	December 31,	December 31,
	2025	2024
Lab equipment	$3,113	$3,106
Production equipment	2,276	2,249
Computer equipment	654	648
Office equipment	101	102
Total	6,144	6,105
Less: Accumulated depreciation	(5,109)	(4,830)
Property and equipment, net	$1,035	$1,275

Depreciation expense was $302 and $173 for the years ended December 31, 2025 and 2024, respectively.

6. Accrued Expenses

Accrued expenses consisted of the following:

	December 31,	December 31,
	2025	2024
Accrued excise tax	$1,928	$2,248
Dividends payable	3,778	691
Accrued payroll	328	204
Accrued clinical trial	1,271	43
Accrued other	334	527
Accrued expenses	$7,639	$3,713

7. Operating Leases

The Company leases its headquarters office space in Minnesota and leases office space in Germany. The headquarters office space lease is with a stockholder, which is considered a related party. During the year ended December 31, 2024, the Company and the landlord agreed to modify the lease to extend the lease term for three (3) additional years through December 31, 2030. Additionally, the Company requested and the landlord provided an additional 1,664 square feet of usable office space, for a total of 11,540 square feet of rentable space. Accordingly, base rent was increased to $6 per month and increases each year by approximately four percent. Also, tenant improvements completed by the landlord totaling $150 will be repaid in three $50 annual payments beginning July 1, 2027. As a result of the modification, the Company recognized an increase to the operating lease right-of use asset (related party) and operating lease liability (related party) of $500 which is reflected in the consolidated balance sheets during the year ended December 31, 2024. During the year ended December 31, 2025, the lease was further modified to increase the usable office space to a total of 13,447 square feet. The Company accounted for the modification as a separate contract and recognized the lease as part of the operating lease right-of use asset (related party) and operating lease liability (related party) of $121 which is reflected in the consolidated balance sheets during the year ended December 31, 2025.

The lease of the office space in Germany is not with a related party and is immaterial.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The components of leases and lease costs were as follows:

	December 31,	December 31,
	2025	2024
Operating lease right-of-use asset (related party)	$886	$879

Operating lease liability, current portion (related party)	174	143
Operating lease liability, net of current portion (related party)	745	802
	$919	$945

	Year Ended December 31,
	2025	2024
Operating lease cost	$206	$180
	$206	$180

Other supplemental information of lease amounts recognized in the consolidated financial statements is summarized as follows:

	Year Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liability	$239	$201

	December 31,	December 31,
	2025	2024
Weighted-average remaining lease term - in years	5.0	6.0
Weighted-average discount rate	9.9%	9.9%

Future minimum lease payments associated with these leases were as follows as of December 31, 2025:

2026	$255
2027	254
2028	222
2029	229
2030	186
1,146
Less: Imputed interest	(227)
$919

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

8. Product Warranty Liability

Changes in warranty liability were as follows:

Warranty Liability
Balance as of December 31, 2023	$2,234
Utilization	(181)
Balance as of December 31, 2024	2,053
Utilization	(161)
Balance as of December 31, 2025	$1,892

The assumptions utilized in developing the liability as of December 31, 2025 include an estimated cost per unit of $6, an average sound processor / battery assembly (“Battery”) life of five years, inflationary increase of 3.9%, and an average patient life calculated based on probabilities outlined in the PRI-2012 mortality tables, published from the Society of Actuaries. Additionally, a discount rate of 5.6% was used in the calculation as of December 31, 2025.

The assumptions utilized in developing the liability as of December 31, 2024, include an estimated cost per unit of $6, an average Battery life of five years, inflationary increase of 3.8%, and an average patient life calculated based on probabilities outlined in the PRI-2012 mortality tables, published from the Society of Actuaries. Additionally, a discount rate of 5.2% was used in the calculation as of December 31, 2024.

9. Debt (Related Party)

February 2024 Term Loan

In February 2024, the Company issued a promissory note (the “February 2024 Term Loan”) with a minimum principal amount of $5,000 and up to $10,000 to GAT Funding, LLC (“GAT”), an entity controlled by Glen A. Taylor, then a member of the Company’s board of directors and a controlling stockholder of the Company. At closing, the Company drew $5,000 from the February 2024 Term Loan. Provided that no event of default had occurred and the Company submitted a request for funding certifying that the Company had less than $7,500 of net tangible assets, the Company had the ability to draw the remaining $5,000 in $2,500 tranches, as long as each request was made prior to February 1, 2025. In both May 2024 and July 2024, the Company requested and received additional advances of $2,500 under the February 2024 Term Loan. The outstanding balance on the February 2024 Term Loan, net of discount, was $10,369 at the time the debt was extinguished as discussed below, and $9,489 as of December 31, 2024.

The February 2024 Term Loan had a five-year term and an original maturity date of February 27, 2029. The principal amount drawn bore interest at a rate of 8.0% per annum and was to be paid quarterly in arrears after the second anniversary of the February 2024 Term Loan. Interest accrued and was not payable for the first two years of the term and was compounded and added to the principal balance of the February 2024 Term Loan both on the first and second anniversary of the February 2024 Term Loan. The Company could prepay the accrued interest and principal of the February 2024 Term Loan without penalty, with 10 days’ notice.

August 2024 Term Loan

In August 2024, the Company issued an additional promissory note (the “August 2024 Term Loan”) with a principal amount of up to $10,000 to GAT. At closing, the Company drew $5,000 from the August 2024 Term Loan. Provided that no event of default had occurred and the Company submitted a request for funding certifying that the Company had less than $7,500 of net tangible assets, the Company had the ability to draw the remaining $5,000 in $2,500 tranches, as long as each request is made prior to August 1, 2025. In December 2024, the Company requested and received an additional advance of $5,000 under the August 2024 Term Loan. The outstanding balance on the February 2024 Term Loan, net of discount, was $9,334 at the time the debt was extinguished as discussed below, and $9,226 as of December 31, 2024.

The August 2024 Term Loan had a five-year term and an original maturity date of August 27, 2029. The principal amount drawn bore interest at a rate of 8.0% per annum and was to be paid quarterly in arrears after the second anniversary of the August 2024 Term Loan. Interest accrued and was not payable for the first two years of the term and was compounded and added to the principal balance of the August 2024 Term Loan both on the first and second anniversary of the August 2024 Term Loan. The Company could prepay the accrued interest and principal of the August 2024 Term Loan without penalty, with 10 days’ notice.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Under the February 2024 Term Loan and August 2024 Term Loan, the Company was required to issue warrants to purchase 250,000 shares of its Class A Common Stock for each $2,500 of principal funded as a commitment fee. The warrants have an exercise price equal to the closing price on the date of funding of the applicable tranche.

Warrants - February 2024 Term Loan and August 2024 Term Loan

At closing of the initial funding of the February 2024 Term Loan, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $1.24 per share. These warrants expire on February 27, 2026. Upon the second draw made in May 2024, the Company issued warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of $3.04 per share. These warrants expire on May 28, 2026. Upon the third draw made in July 2024, the Company issued warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of $2.25 per share. At the time of their initial issuance, these warrants had a contractual expiration date of July 23, 2026. The expiration dates of each of these warrants issued in connection with the February 2024 Term Loan have been amended as discussed below.

At closing of the initial funding of the August 2024 Term Loan, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $2.97 per share. These warrants expire on August 27, 2026. Upon the second draw made in December 2024, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at an exercise price of $2.20 per share. At the time of their initial issuances, these warrants had a contractual expiration date of December 11, 2026. The expiration dates of each of these warrants issued in connection with the August 2024 Term Loan have been amended as discussed below.

March 2025 Term Loan

In March 2025, the Company issued a promissory note (the “March 2025 Term Loan” and, collectively with the February 2024 Term Loan and August 2024 Term Loan, the “Term Loans”) with a minimum principal amount of $5,000 and up to $10,000 to GAT. At closing, the Company drew $5,000 from the March 2025 Term Loan. Provided that no event of default had occurred and the Company submitted a request for funding certifying that the Company had less than $7,500 of net tangible assets, the Company had the ability to draw the remaining $5,000 in $2,500 tranches, as long as each request is made prior to March 2026. On June 26, 2025, the Company requested and received an additional advance of $5,000 under the March 2025 Term Loan. The balance outstanding on the March 2025 Term Loan was $8,523, net of discount, at the time the debt was extinguished as discussed below.

The March 2025 Term Loan had a five-year term and an original maturity date of March 6, 2030. The principal amount drawn bore interest at a rate of 8.0% per annum and was to be paid quarterly in arrears after the second anniversary of the March 2025 Term Loan. Interest accrued and was not payable for the first two years of the term and was compounded and added to the principal balance of the March 2025 Term Loan both on the first and second anniversary of the March 2025 Term Loan. The Company could prepay the accrued interest and principal of the March 2025 Term Loan without penalty, with 10 days’ notice.

As a commitment fee, the Company was required to issue warrants to purchase 375,000 shares of its Class A Common Stock for each $2,500 of principal funded under the March 2025 Term Loan. The warrants have an exercise price equal to the closing price on the date of funding of the applicable tranche. At closing of the initial funding of the March 2025 Term Loan, the Company issued warrants to purchase 750,000 shares of Class A Common Stock at an exercise price of $1.35 per share. At the time of their initial issuance, these warrants had a contractual expiration date of March 11, 2027. The expiration date has been amended as discussed below.

Upon the second draw made in June 2025, the Company issued warrants to purchase 750,000 shares of Class A Common Stock at an exercise price of $1.48. At the time of their initial issuances, these warrants had a contractual expiration date of June 26, 2027. The expiration date has been amended as discussed below. The warrants issued in conjunction with the Term Loans are referred to as “Term Loan Warrants”.

The Term Loans were accounted for as a conventional debt instrument and are accounted for in accordance with ASC 470, Debt (“ASC 470”) and ASC 815.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

As a result of the issuance of the warrants with the February 2024, May 2024 and July 2024 closings of the February 2024 Term Loan, which met the criteria for equity classification under applicable U.S. GAAP, the Company recorded the fair value of the warrants on the issuance date in the amount of $179, $197, and $210, respectively, as a debt discount and additional paid-in capital on the consolidated balance sheets. Subsequently, these debt discounts were being recorded to interest expense, related party over the term of the February 2024 Term Loan.

As a result of the issuance of the warrants with the August 2024 and December 2024 closings of the August 2024 Term Loan, which met the criteria for equity classification under applicable U.S. GAAP, the Company recorded the fair value of the warrants on the issuance date in the amount of $489 and $321, respectively, as a debt discount and additional paid-in capital on the consolidated balance sheet. Subsequently, these debt discounts were being recorded to interest expense, related party over the term of the August 2024 Term Loan.

As a result of the issuance of the warrants with the March 2025 and June 2025 closings of the March 2025 Term Loan, which met the criteria for equity classification under applicable U.S. GAAP, the Company recorded the fair value of the warrants on the issuance date in the amount of $688 and $882, respectively, as a debt discount and additional paid-in capital on the consolidated balance sheets. Subsequently, these debt discounts were recorded to interest expense, related party over the term of the March 2025 Term Loan.

The Company uses the Black-Scholes option model to estimate the fair value of warrants issued in connection with the Term Loans. In applying the Black-Scholes option model, the Company used the following assumptions in the valuation of warrants issued during the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Risk-free rate	3.7% - 3.9%	3.8% - 4.9%
Expected dividend yield	0%	0%
Expected term (years)	2.0	2.0
Expected volatility	136.0% - 144.0%	42.0% - 49.0%
Stock price and warrant exercise price	$1.35 - $1.48	$1.24 - $3.04

The Company uses a present value calculation of future cash flows to estimate the fair value of the Term Loans at the date of issuance. The Company used the following inputs in the valuation of Term Loans issued during the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025	2024
Principal	$10,000	$20,000
Coupon rate	8.0%	8.0%
Issuance date	3/11/2025 - 6/26/2025	3/4/2024 – 12/11/2024
Interest type	Fixed rate	Fixed rate
Payment frequency	Maturity	Maturity
Interest day count	Actual / 365	Actual / 365
Maturity	3/6/2030	2/27/2029 – 8/27/2029
Market rate (1)	11.7% - 16.4%	9.1% - 18.9%

(1)	Discounted using the interpolated S&P CCC yield curve commensurate with the remaining term of the note.

During the years ended December 31, 2025 and 2024, the Company recognized $1,590 and $816, respectively, of interest expense in relation to the Term Loans. Included within this interest expense total, the Company recognized $282 and $113 of debt discount amortization during the years ended December 31, 2025 and 2024, respectively.

Debt Extinguishment and Warrant Extension

On August 25, 2025, the Company entered into a satisfaction of promissory notes agreement (the “Satisfaction Agreement”) with GAT. Pursuant to the stated terms of the Satisfaction Agreement, GAT agreed to forgive all outstanding principal and accrued interest on the Term Loans in exchange for a $100 payment from the Company.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

On September 4, 2025, the Company entered into a voting and warrant extension agreement (the “Voting and Extension Agreement”) with Glen Taylor, GAT, and another affiliated entity. Pursuant to the Voting and Extension Agreement, the Company agreed to extend the expiration date of the Term Loan Warrants to December 31, 2028. Prior to the extension, the Term Loan Warrants had expiration dates ranging from February 27, 2026 to June 26, 2027. In addition, Glen Taylor, GAT, and another affiliated entity agreed to vote in favor of any proposal that is submitted by the Company for approval by its stockholders under Nasdaq Listing Rule 5635 relating to stockholder approval of certain issuances of securities, provided that the proposal is unanimously approved and recommended by the Board of Directors of the Company. The voting obligations are in effect through December 31, 2028 and are binding on any transferees of the Class A Common Stock that is currently held by Glen Taylor, GAT or the other affiliated entity. The Voting and Extension Agreement also granted registration rights to Glen Taylor, GAT, or the other affiliated entity upon request on or after March 31, 2026.

The Satisfaction Agreement and the Voting and Extension Agreement were considered as a single transaction for accounting purposes given that they were negotiated in close proximity to each other.

The debt extinguishment constitutes a troubled debt restructuring under ASC 470 because the Company is experiencing financial difficulty and a concession has been granted by the holder. As the holder of the Term Loans is a related party, the Company recorded a gain on extinguishment of $27,879 as a capital contribution recorded within additional paid-in-capital during the year ended December 31, 2025, which represents the carrying value of the Term Loans and corresponding accrued interest at the time of extinguishment of $29,438 offset by the $100 of cash consideration paid to GAT, the incremental fair value of the warrants due to modification of $1,455, and the direct and incremental costs associated with the Satisfaction Agreement and the Voting and Extension Agreement of $4.

The Company uses the Black-Scholes option model to estimate the fair value of the Term Loan Warrants immediately prior to modification and immediately after in connection with the Voting and Extension Agreement. In applying the Black-Scholes option model, the Company used the following assumptions:

	Assumptions
	Pre-Modification	Post-Modification
Risk-free rate	3.6% - 4.0%	3.6%
Expected dividend yield	0%	0%
Expected term (years)	0.48 - 1.81	3.32
Expected volatility	63.0% - 147.0%	113.0%
Exercise price	$1.24 - $3.05	$1.24 - $3.05
Stock Price	$1.35	$1.35

10. Common Stock

As of December 31, 2025 and 2024, the Company was authorized to issue 400,000,000 shares of Class A Common Stock. The voting, dividend and liquidation rights of the holders of the Company’s Class A Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Series A Preferred Stock (see Note 11).

Contingent Sponsor Shares

Pursuant to the sponsor support and forfeiture agreement dated April 17, 2023 by and between Anzu, Envoy Medical Corporation and the Sponsor, as amended or modified from time to time (the “Sponsor Support Agreement”), and as of the date of issuance, 1,000,000 shares of Class A Common Stock held by the Sponsor shall be unvested and subject to the restrictions and forfeiture provisions set forth in the Sponsor Support Agreement (the “Contingent Sponsor Shares”). The Contingent Sponsor Shares shall vest upon the FDA’s approval of the Acclaim CI (the “FDA Approval”). If a change of control of the Company shall occur following the Closing, then the conditions for vesting of any Contingent Sponsor Shares that remain unvested as of immediately prior to the consummation of the change of control shall be deemed to have been achieved and such Contingent Sponsor Shares shall immediately vest as of immediately prior to the consummation of such change of control.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

On December 20, 2024 the Company and the Sponsor entered into an agreement to remove the vesting restriction on the Contingent Sponsor Shares, more fully described in Note 11 under “Sponsor Induced Conversion”.

At-The-Market Offering

On January 17, 2025, the Company entered into an At The Market Offering Agreement (the “Sales Agreement”) with Roth Capital Partners, LLC (the “Sales Agent”) to conduct an ATM equity offering program. Pursuant to the Sales Agreement, the Sales Agent acts as the Company’s agent with respect to an offering and sale, at any time and from time to time, of the Company’s Class A Common Stock. The Company has authorized the sale, at its discretion, of Class A Common Stock in an aggregate offering amount up to $15,000 under the Sales Agreement. During the year ended December 31, 2025, the Company sold 300,742 shares of its Class A Common Stock pursuant to the ATM equity offering program. The Company received $414 of net proceeds from the ATM offering during the year ended December 31, 2025.

On September 22, 2025 the ATM equity offering program was suspended in connection with the September 2025 Offering as defined below.

Outstanding Warrants

The following table summarizes the Company’s outstanding warrant activity for the years ended December 31, 2025 and 2024 (in number of warrant shares):

	Shortfall Warrants	Publicly Traded Warrants	Term Loan Warrants	September 2025 Offering Warrants	October 2025 Offering Warrants
December 31, 2023	3,874,394	14,166,666	-	-	-
Issued	-	-	2,000,000	-	-
Exercised	(664,883)	-	-	-	-
December 31, 2024	3,209,511	14,166,666	2,000,000	-	-
Issued	-	-	1,500,000	5,868,336	9,248,136
Exercised	(2,074,012)	-	-	-	-
December 31, 2025	1,135,499	14,166,666	3,500,000	5,868,336	9,248,136

Forward Purchase Agreement Warrant Liability

Pursuant to the terms of the Forward Purchase Agreement, the Company issued to the Meteora parties warrants to purchase 3,874,394 shares of Class A Common Stock (the “Shortfall Warrants”). As issued, the Shortfall Warrants had an exercise price determined based on the volume weighted average price of the Class A Common Stock, subject to a $4.00 price floor (the “Exercise Price Floor”), which Exercise Price Floor is adjustable for certain issuances of Class A Common Stock at a price below the then-current Exercise Price Floor. The Shortfall Warrants had an expiration date of June 30, 2024 upon issuance. The fair value of the Shortfall Warrants is presented in the forward purchase agreement warrant liability line on the consolidated balance sheets. The change in fair value of the Shortfall Warrants each period is recorded within the change in fair value of forward purchase agreement warrant liability line on the consolidated statements of operations and comprehensive loss.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

On June 24, 2024, the Company and the Meteora parties entered into Amendment No. 1 to the Shortfall Warrants to extend the expiration of the Shortfall Warrants to December 31, 2024. Amendment No. 1 did not have a material effect on the Company’s financial statements for the year ended December 31, 2024.

On July 29, 2024, the Company and the Meteora parties entered into an amendment to the Forward Purchase Agreement to change the Exercise Price Floor of certain Shortfall Warrants from $4.00 to $2.00 for 1,000,000 of the Shortfall Warrants, $3.00 for an additional 1,000,000 Shortfall Warrants, and with remainder of the Shortfall Warrants retaining the $4.00 Exercise Price Floor.

On December 19, 2024, the Company and the Meteora parties entered into Amendment No. 2 to the Shortfall Warrants to extend the expiration date of the Shortfall Warrants to December 31, 2025.

On July 28, 2025, the Company and the Meteora parties entered into Amendment No. 3 to the Shortfall Warrants that changed the Exercise Price Floor to $1.50 for the Shortfall Warrants that remained outstanding. The exercise price of the Shortfall Warrants continues to be based on the volume weighted average price of the Class A Common Stock subject to the amended Exercise Price Floor.

On December 18, 2025, the Company and the Meteora parties entered into Amendment No. 4 to the Shortfall Warrants to extend the expiration date of the Shortfall Warrants to December 31, 2026.

Due to the modification of the warrants on the various dates as described above, the warrants were remeasured at fair value as of each modification date with the incremental changes recognized in the consolidated statement of operations and comprehensive loss to the extent the modification was related to an extension of term and in the consolidated statements of changes in mezzanine equity and stockholders’ deficit to the extent the modification related to a amendment of the exercise price. The Company uses a Monte Carlo simulation model to estimate the fair value of the Shortfall Warrants. The following table presents the quantitative information regarding the fair value measurements of the forward purchase agreement warrant liability for each amendment:

	July 29, 2024		December 19, 2024		July 28, 2025		December 18, 2025
	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification	Pre- Modification	Post- Modification
Stock price	$2.06	$2.06	$1.84	$1.84	$1.53	$1.53	$0.70	$0.70
Initial exercise price	$10.46	$10.46	$10.46	$10.46	$10.46	$10.46	$10.46	$10.46
Annual volatility	138.0%	138.0%	80.0%	133.0%	62.0%	62.0%	45.0%	113.0%
Remaining term (in years)	0.4	0.4	0.0	1.0	0.4	0.4	0.0	1.0
Risk-free rate	5.12%	5.12%	4.30%	4.19%	4.24%	4.24%	3.71%	3.43%

During the years ended December 31, 2025 and 2024, the Meteora parties exercised Shortfall Warrants to purchase 2,074,012 and 664,883 shares of Class A Common Stock, respectively. Proceeds of $3,111 and $1,815 were received during the year ended December 31, 2025 and 2024, respectively, from the exercise of the Shortfall Warrants. As of December 31, 2025, Shortfall Warrants to purchase 1,135,499 shares of Class A Common Stock remained outstanding.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Publicly Traded Warrants

The Company has 14,166,666 publicly traded warrants to purchase 14,166,666 shares of its Class A Common Stock (“Publicly Traded Warrants”). The Publicly Traded Warrants have an exercise price of $11.50 and expire on September 29, 2028.

Term Loan Warrants

During the years ended December 31, 2025 and 2024, the Company issued Term Loan Warrants to purchase 1,500,000 and 2,000,000 shares, respectively, of its Class A Common Stock to a related party (see Note 9). The Term Loan Warrants are all outstanding as of December 31, 2025 and were amended with the Voting and Extension Agreement (see Note 9).

September 2025 Offering

On September 22, 2025, the Company entered into purchase agreements with certain investors providing for the issuance and sale by the Company of 1,908,402 shares of Class A Common Stock. The Class A Common Stock was offered at a price of $1.31 per share for gross proceeds of $2,500. After deducting direct offering expenses the net cash proceeds to the Company were $2,187. The offering costs were recognized in the loss on offering and change in fair value of private warrant liability in the Company’s consolidated statements of operations and comprehensive loss. As part of the September 2025 Offering, the Company issued warrants to investors to purchase 5,725,206 shares of Class A Common Stock with an exercise price of $1.31 (the “September 2025 Investor Warrants”) per share with each of the investors acquiring three warrants for every share of Class A Common Stock purchased (the “September 2025 Offering”). The closing of the September 2025 Offering occurred on September 23, 2025.

The September 2025 Investor Warrants include certain provisions that could result in a change in the settlement amount based on variables that are not inputs to a “fixed-for-fixed” model, including certain provisions around a change in control transaction. As a result, the warrants do not meet the criteria for equity classification and are accounted for as liabilities in accordance with ASC 815.

The September 2025 Investor Warrants were initially recognized at fair value on the date of issuance using a Black-Scholes option model. The initial fair value of the September 2025 Investor Warrants was $3,193. Since the fair value of the September 2025 Investor Warrants amount exceeded the proceeds from the September 2025 Offering, an immediate loss of $693 was recognized in the loss on offering and change in fair value of private warrant liability in the Company’s consolidated statements of operations and comprehensive loss resulting in the private warrant liability in the Company’s consolidated balance sheets being recorded as gross proceeds.

The September 2025 Investor Warrants are remeasured at fair value each reporting date until exercised. Changes in the fair value of the September 2025 Investor Warrants are recognized in the loss on offering and change in fair value of private warrant liability on the Company’s statements of operations and comprehensive loss.

Additional warrants were issued to the placement agent to purchase 143,130 shares of Class A Common Stock with an exercise price of $1.6375 per share (the “September 2025 Placement Agent Warrants” and collectively with the September 2025 Investor Warrants the “September 2025 Offering Warrants”). The September 2025 Placement Agent Warrants were issued at 125% of the exercise price of the September 2025 Investor Warrants, based on 7.5% of Class A Common Stock issued as part of the September 2025 Offering, and the placement agent will be compensated in the same manner for future offerings under the engagement agreement. The September 2025 Placement Agent Warrants are classified as contingently redeemable in accordance with ASC 718. These warrants qualify for equity classification, however, because the September 2025 Placement Agent Warrants could be settled in cash or other assets upon a contingent redemption that is not solely within the Company’s control, the September 2025 Placement Agent Warrants have been classified as temporary equity and reported as warrants issued to placement agent in mezzanine equity on the consolidated balance sheets. Upon issuance, the September 2025 Placement Agent Warrants were recognized at fair value using a Black-Scholes option model and the Company recognized $130 of expense recorded in the loss on offering and change in fair value of private warrant liability on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2025 as the service was completed upon closing of the September 2025 Offering. The contingent redemption event is not probable and the September 2025 Placement Agent Warrants are not currently redeemable. Accordingly, the September 2025 Placement Agent Warrants are presented at grant date fair value on the consolidated balance sheets.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The September 2025 Offering Warrants expire on November 26, 2027, which is two years following stockholder approval of the issuance of the Class A Common Stock underlying the September 2025 Offering Warrants.

The Company used the Black-Scholes option model to estimate the fair value of the September 2025 Investor Warrants and September 2025 Placement Agent Warrants on the dates they were issued. In applying the Black-Scholes option model, the Company used the following assumptions: expected term of 2.25 years, risk free rate of 3.5%, expected volatility of 141%, a stock price of $0.85 for the September 2025 Investor Warrants, and a stock price of $1.31 for the September 2025 Placement Agent Warrants.

October 2025 Offering

On October 7, 2025, the Company entered into purchase agreements with certain investors providing for the issuance and sale by the Company of 3,007,524 shares of Class A Common Stock. The Class A Common Stock was offered at a price of $1.33 per share for gross proceeds of $4,000. After deducting direct offering expenses the net cash proceeds to the Company were $3,545. The offering costs were recognized in the loss on offering and change in fair value of private warrant liability in the Company’s consolidated statements of operations and comprehensive loss. As part of the October 2025 Offering, the Company issued warrants to investors to purchase 9,022,572 shares of Class A Common Stock with an exercise price of $1.33 (the “October 2025 Investor Warrants” and collectively with the September 2025 Investor Warrants the “Investor Warrants”) per share with each of the investors acquiring three warrants for every share of Class A Common Stock purchased (the “October 2025 Offering”). The closing of the October 2025 Offering occurred on October 9, 2025.

The October 2025 Investor Warrants include certain provisions that could result in a change in the settlement amount based on variables that are not inputs to a “fixed-for-fixed” model, including certain provisions around a change in control transaction. As a result, the warrants do not meet the criteria for equity classification and are accounted for as liabilities in accordance with ASC 815.

The October 2025 Investor Warrants were initially recognized at fair value on the date of issuance using a Black-Scholes option model. The initial fair value of the October 2025 Investor Warrants was $6,035. Since the fair value of the October 2025 Investor Warrants amount exceeded the proceeds from the October 2025 Offering, an immediate loss of $2,035 was recognized in the loss on offering and change in fair value of private warrant liability in the Company’s consolidated statements of operations and comprehensive loss resulting in the private warrant liability in the Company’s consolidated balance sheets being recorded as gross proceeds.

The October 2025 Investor Warrants are remeasured at fair value each reporting date until exercised. Changes in the fair value of the October 2025 Investor Warrants are recognized in the loss on offering and change in fair value of private warrant liability on the Company’s statements of operations and comprehensive loss.

Additional warrants were issued to the placement agent to purchase 225,564 shares of Class A Common Stock with an exercise price of $1.6625 per share (the “October 2025 Placement Agent Warrants” and collectively with the October 2025 Investor Warrants the “October 2025 Offering Warrants”). The Placement Agent Warrants were issued at 125% of the exercise price of the October 2025 Investor Warrants, based on 7.5% of Class A Common Stock issued as part of the October 2025 Offering, and the placement agent will be compensated in the same manner for future offerings under the engagement agreement. The October 2025 Placement Agent Warrants are classified as contingently redeemable in accordance with ASC 718. These warrants qualify for equity classification, however, because the October 2025 Placement Agent Warrants could be settled in cash or other assets upon a contingent redemption that is not solely within the Company’s control, the October 2025 Placement Agent Warrants have been classified as temporary equity and reported as warrants issued to placement agent in mezzanine equity on the consolidated balance sheets. Upon issuance, the October 2025 Placement Agent Warrants were recognized at fair value using a Black-Scholes option model and the Company recognized $262 of expense recorded in the loss on offering and change in fair value of private warrant liability on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2025 as the service was completed upon closing of the October 2025 Offering. The contingent redemption event is not probable and the October 2025 Placement Agent Warrants are not currently redeemable. Accordingly, the October 2025 Placement Agent Warrants are presented at grant date fair value on the consolidated balance sheets.

The October 2025 Offering Warrants expire on December 30, 2027, two years after the effectiveness of the registration statement registering the resale of the October 2025 Offering Warrants. Proceeds were allocated entirely to the October 2025 Investor Warrants as the fair value of the October Investor Warrants exceeded the amount of proceeds received.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The Company used the Black-Scholes option model to estimate the fair value of the October 2025 Investor Warrants and October 2025 Placement Agent Warrants on the dates they were issued. In applying the Black-Scholes option model, the Company used the following assumptions: expected term of 2.25 years, risk free rate of 3.6%, expected volatility of 150% for the Investor Warrants, expected volatility of 146% for the Placement Agent Warrants, a stock price of $0.95 for the Investor Warrants, and a stock price of $1.66 for the Placement Agent Warrants.

Common Stock Issued for Services

On September 3, 2025, the Company issued 109,670 shares of its Class A Common Stock to a vendor in exchange for services. The Company is recognizing the corresponding $133 of expense over the six- month service period based on the fair value of the stock at the time of issuance.

11. Series A Preferred Stock

As of December 31, 2025 and 2024, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 100,000,000 shares of $0.0001 par value preferred stock, of which 10,000,000 shares have been designated as Series A Preferred Stock.

Pursuant to a convertible promissory note, dated April 17, 2023, between Envoy Medical Corporation and GAT (the “Envoy Bridge Note”), the Sponsor Support Agreement and the Subscription Agreement, the Company has outstanding an aggregate of 4,126,667 shares of Series A Preferred Stock as of December 31, 2025 and 2024 originally issued to the following investors:

●	1,000,000 shares of Series A Preferred Stock to GAT pursuant to the Envoy Bridge Note;

●	2,500,000 shares of Series A Preferred Stock to the Sponsor pursuant to the Sponsor Support Agreement; and

●	1,000,000 shares of Series A Preferred Stock to certain affiliates of the Sponsor in the PIPE Transaction pursuant to the Subscription Agreement.

As described subsequently in this note, on December 20, 2024, the Company entered into a Conversion and Waiver Agreement with the Sponsor whereby 373,333 shares of Series A Preferred Stock were converted into Class A Common Stock.

The holders of the Series A Preferred Stock have the following rights and preferences:

Voting Rights

The holders of the Series A Preferred Stock are not entitled to vote or receive notice of any meeting of stockholders, except in the case that the Company creates any equity or debt instrument that ranks senior or pari passu to the rights of the Series A Preferred Stock or in the case of any adverse change to the powers, preferences or special rights of the Series A Preferred Stock.

Conversion Rights

Each share of Series A Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance into such number of shares of Class A Common Stock as determined by dividing the issuance price of the shares of Series A Preferred Stock of $10.00, by the conversion price, which was $11.50 per share as of December 31, 2025 and is adjustable for certain dilutive events.

Redemption

The holders of Series A Preferred Stock are not entitled to any redemption rights, other than those under their liquidation rights discussed below. The Company does not have the option to redeem the Series A Preferred Stock.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Dividend Rights

The holders of Series A Preferred Stock are entitled to a cumulative dividend which accrues at the rate of 12% of the original issuance price of $10.00 per share per annum (“Regular Dividend”). The Regular Dividend accrues on a daily basis from and including the issuance date of such shares, whether or not declared, and will be payable in cash on a quarterly basis. If the Company fails to pay the Regular Dividends on the dividend payment date, then an additional dividend on the amount of the unpaid portion shall automatically accrue at 12%. The Company did not pay Regular Dividends during the quarters ended September 30, 2025 or December 31, 2025.

The holders of Series A Preferred Stock are also entitled to dividends or distributions (“Participating Dividends”) senior to Class A Common Stock of the Company when such dividends are declared. There were no Participating Dividends declared as of December 31, 2025.

Specifically pursuant to the 2,500,000 shares of Series A Preferred Stock issued subject to the Sponsor Support Agreement, any dividends arising will accrue and not require timely payment at any time when the Company has less than $10,000 of net tangible assets. The Company has not met the $10,000 net tangible asset requirement and has deferred payment on the dividends related to the 2,500,000 shares of Series A Preferred Stock held by the Sponsor. As of December 31, 2025 and 2024, the Company had accrued $2,628 and $78, respectively, in unpaid dividends as a result of the Sponsor Support Agreement.

With respect to the holders of the Series A Preferred Stock other than the Series A Preferred Stock subject to the Sponsor Support Agreement held by the Sponsor, the Company had accrued $1,134 and $613 as of December 31, 2025 and 2024, respectively, in unpaid Regular Dividends.

As of December 31, 2025, an additional dividend of $16 has been accrued for the unpaid Regular Dividends owed to the holders of the Series A Preferred Stock not subject to the Sponsor Support Agreement related to an additional dividend on the amount of the unpaid Regular Dividends as described above.

Liquidation Preference

In the event of any liquidation, deemed liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any security of the Company that ranks junior to the Series A Preferred Stock, including, but not limited to, the Class A Common Stock, an amount per share of Series A Preferred Stock equal to the greater of i) $10.00 plus any unpaid cash dividends and ii) the amount the holder would have received, if such holder, immediately prior to such involuntary liquidation, dissolution or winding up of Company, had converted such shares of Series A Preferred Stock into Class A Common Stock.

Sponsor Induced Conversion

On December 20, 2024 (the “Effective Date”), the Company entered into a Conversion and Waiver Agreement (the “Conversion Agreement”) with the Sponsor.

As of the Effective Date of the Conversion Agreement, the Sponsor was the holder of 2,500,000 shares of the Company’s Series A Preferred Stock and the Contingent Sponsor Shares. The Contingent Sponsor Shares were unvested and subject to certain restrictions and risk of forfeiture under the Sponsor Support Agreement until certain milestones were achieved.

Pursuant to the terms of the Conversion Agreement, the Sponsor and the Company agreed that, upon the Effective Date of the Conversion Agreement: (i) the Sponsor waived the Company’s obligation to pay the $3,733 of dividends accrued on the Series A Preferred Stock as of the Effective Date; (ii) the Company waived the restriction and vesting requirement for the Contingent Sponsor Shares, making these shares unrestricted and freely tradable; (iii) the Company agreed to make a voluntary, temporary reduction in the conversion price, pursuant to the terms of the Certificate of Designation, of all of the outstanding shares of Series A Preferred Stock effective December 20, 2024 through January 20, 2025 from $11.50 per share of Class A Common Stock issuable upon conversion of a share of Series A Preferred Stock to $3.63 per share (the “Conversion Price Reduction”), with the conversion ratio determined by dividing the $10.00 original issue price of the Series A Preferred Stock by such Conversion Price; and (iv) the Sponsor agreed to convert 373,333 shares of Series A Preferred Stock into 1,028,986 shares of Class A Common Stock at the temporary Conversion Price.

As the Company was legally released from its obligation to pay certain accrued dividends to the Sponsor, the Company derecognized the accrued dividends in the amount of $3,733 as a result of the Conversion Agreement. The Company determined that the release of the accrued dividends represents paid-in-kind consideration in the form of a stock dividend, as the Sponsor agreed to receive Class A Common Stock at a reduced conversion price under the Conversion Agreement in exchange for waiving the Company’s obligation to pay the accrued dividends.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

Additionally, the Company determined that the conversion of the Series A Preferred Stock into Class A Common Stock was an induced conversion as the reduced conversion price was only offered for a limited time and included the issuance of all equity securities issuable pursuant to the conversion privileges included in the terms of the Series A Preferred Stock for each share of Series A Preferred Stock that was converted to Class A Common Stock.

12. Stock-Based Compensation

On April 17, 2023, the Company’s board of directors adopted an equity incentive plan, and the plan was approved by the stockholders on September 27, 2023 (the “2023 Equity Incentive Plan”). An aggregate of 4,000,000 shares of Class A Common Stock are reserved and may be issued under the 2023 Equity Incentive Plan, provided that until such time as certain milestones are achieved the aggregate number of shares of Class A Common Stock that may be issued pursuant to the 2023 Equity Incentive Plan will be 2,500,000 shares. On May 28, 2025, stockholders approved the removal of the milestone requirement resulting in an aggregate of 4,000,000 shares of Class A Common Stock that may be issued under the 2023 Equity Incentive Plan.

As of December 31, 2025 there were options to acquire 2,260,934 shares of Class A Common Stock outstanding under the 2023 Equity Incentive Plan. The Company initially values options at fair value on the grant date. For awards with periodic vesting, the Company recognizes the related expense on a straight-line basis over the requisite service period for the entire award, which generally vest based on continued service over four years and expire ten years from the date of grant, subject to periodic adjustments to ensure that the cumulative amount of expense recognized through the end of any reporting period is at least equal to the portion of the grant date value of the award that has vested through that date. Certain stock options granted in 2023 and 2024 under the 2023 Equity Incentive Plan have a certain percentage that are exercisable at any time following the date of grant and then vest based on continuous service over three years and expire ten years from the date of grant. Certain stock options granted in 2025 under the 2023 Equity Incentive Plan vest on May 1, 2026.

The Company uses the Black-Scholes option model to estimate the fair value of stock options. In applying the Black-Scholes option model, the Company used the following assumptions in the valuation of options granted in 2025 and 2024:

	2025	2024
Expected volatility	76.0% - 86.3%	66.0% - 75.3%
Expected dividend yield	-	-
Expected life (years)	5.2 - 6.1	6.1-6.3
Risk-free rate	3.7% - 4.4%	3.9% - 4.4%

The following table summarizes the Company’s stock option activity for the year ended December 31, 2025:

	Options	Weighted- average Exercise Price per Option	Weighted- average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2024	2,214,769	$2.38
Granted	348,280	$1.11
Forfeited	(302,115)	$2.41
Outstanding at December 31, 2025	2,260,934	$2.18	8.2	$-
Exercisable and vested at December 31, 2025	1,447,542	$2.38	7.9	$-

The aggregate intrinsic value of stock options vested during the years ended December 31, 2025 and 2024 is zero because the fair value of the underlying Class A Common Stock was less than the exercise price for all options as of each date.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The stock-based compensation expense related to option grants was $620 and $562 for the years ended December 31, 2025 and 2024, respectively.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2025 and 2024 was $0.78 and $2.41, respectively. The aggregate grant-date fair value of options that vested during the year ended December 31, 2025 and 2024 was $2.04 and $1.64, respectively.

As of December 31, 2025, stock-based compensation related to unvested option awards of $1,124 remains unamortized, which is expected to be recognized over a weighted-average period of 1.97 years.

Employee Stock Purchase Plan

In September 2023, the Company established an employee stock purchase plan under which eligible employees may direct the Company to withhold up to 15% of their gross pay to purchase shares of Class A Common Stock at a price equal to 85% of the lower of the offering date stock price or exercise date stock price. During the years ended December 31, 2025 and 2024, there were 208,001 and 32,758 shares of Class A Common Stock purchased respectively, representing $184 and $63, respectively in contributions made by employees, under the employee stock purchase plan. The stock-based compensation expense associated with the employee stock purchase plan was $37 for the year ended December 31, 2025.

Total stock-based compensation expense associated with stock options and the employee stock purchase plan was classified as follows on the consolidated statements of operations and comprehensive loss for the years ended December 31, 2025 and 2024:

	2025	2024
Research and development expense	$303	$165
Sales and marketing expense	19	11
General and administrative expense	335	386
Total stock-based compensation expenses	$657	$562

13. Income Taxes

The domestic and foreign components of total income (loss) before provision for (benefit from) income taxes are as follows:

	Year Ended December 31,
	2025	2024
United States	$(23,534)	$(20,579)
Foreign	(222)	(216)
Total	$(23,756)	$(20,795)

The components of the benefit from income taxes consist of the following:

	Year Ended December 31,
	2025	2024
Deferred:
Federal deferred expense (benefit)	$(1,889)	$3,684
State deferred expense (benefit)	(794)	(1,099)
Foreign deferred expense	67	-
Deferred tax asset valuation allowance	2,616	(2,585)
Total benefit from income taxes	$-	$-

The Company’s effective tax rate differs from the federal statutory rate primarily due to the tax expense impact of nondeductible equity compensation and other permanent differences, tax credits, state taxes, and the valuation allowance.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The Company adopted ASC 2023-09 during the year ended December 31, 2025 prospectively. A reconciliation setting forth the differences between the effective tax rates and the U.S. federal statutory tax rate is as follows:

	Year Ended December 31, 2025
	Amount	Rate
US federal statutory tax rate	$(4,989)	21.0%
State and local income taxes, net of federal income tax effect	-	-%
Foreign tax effects:
Germany	47	(0.2%)
Tax credits	155	(0.7%)
Changes in valuation allowances	(800)	3.4%
Nontaxable or nondeductible items:
Cancellation of debt income	6,704	(28.2%)
Stock-based compensation	(164)	0.7%
Other	3	0.0%
Changes in unrecognized tax benefits	(1,028)	4.3%
Other adjustments	72	(0.3%)
Effective income tax rate	-	-%

A reconciliation setting forth the differences between the effective tax rates and the U.S. federal statutory tax rate, applying ASC 740 prior to the adoption of ASU 2023-09, is as follows:

Year Ended December 31, 2024
Tax benefit at statutory rate	21.0%
State income tax, net of federal benefit	0.2%
Permanent items	(0.6%)
Federal business credits	(0.8%)
Valuation allowance	(14.9%)
Other	(4.9%)
Effective income tax rate	-%

The Company has not recorded deferred income taxes on certain outside basis differences related to its investment in its German subsidiary because such earnings are considered to be indefinitely reinvested. These earnings are expected to be used to support the subsidiary’s working capital requirements, capital expenditures, and strategic growth initiatives in Europe.

Determination of the amount of unrecognized deferred tax liability associated with these outside basis differences is not practicable due to the complexities associated with estimating the timing of future distributions, potential foreign tax credits, and other tax attributes that would affect the calculation.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss carryforwards and research and development credit carryforwards. Income tax paid and refunds were both zero for federal, state, and foreign jurisdictions for the year December 31, 2025.

The components of deferred tax assets and liabilities consisted of the following:

	Year Ended December 31, 2025
	2025	2024
Deferred tax assets:
Net Operating Loss Carryforwards	$42,303	$43,283
Startup/organization costs	3,217	3,130
Tax credits	1,704	1,828
Capitalized research and development	2,061	3,720
Other	1,686	1,251
Total deferred tax assets	50,971	53,212
Valuation allowance	(50,163)	(52,779)
Net total deferred tax assets	808	433
Deferred tax liabilities:
Derivative instruments	(532)	(194)
Other	(276)	(239)
Total deferred tax liabilities	(808)	(433)
Net deferred tax assets	$-	$-

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The reconciliation of tax contingencies is as follows:

	Year Ended December 31,
	2025	2024
Gross tax contingencies - beginning of year	$1,480	$516
Gross decreases for current year	(1,028)	-
Gross increases for current year	-	964
Gross tax contingencies - end of year	$452	$1,480

The change in valuation allowance was $2,616 and $2,551 for the years ended December 31, 2025 and 2024, respectively.

Management evaluates the realizability of its deferred tax assets by considering all available positive and negative evidence. As of December 31, 2025 the Company concluded that it is more-likely-than-not that its deferred tax assets will not be realized and has therefore recorded a full valuation allowance. In reaching this conclusion, management placed significant weight on negative evidence, including the Company’s history of operating losses and the expectation of continued losses in the near term. Although the Company considered positive evidence, such evidence was not sufficient to overcome the objectively verifiable negative evidence.

As of December 31, 2025, the Company had federal tax net operating loss carryforwards of $190,278 which will be available to offset earnings during the carryforward period. Additionally, as of December 31, 2025, the Company had state net operating loss carryforwards of $32,182. If not used, these carryforwards, including federal tax carryforwards generated prior to December 31, 2017, expire in 2026 continuing through 2035. As a result of the Tax Cuts and Jobs Act, the federal tax net operating loss carryforwards generated in the years ended December 31, 2018 through 2024 do not expire. In addition, significant changes in ownership of the Company as defined in Section 382 of the Internal Revenue Code could put limitations on the availability of the net operating loss carryforwards. Currently, no analysis has been performed to determine the applicability of the limitations if any that may have occurred to date.

As of December 31, 2025, the Company had federal research and development credits carryforwards of $1,442. Additionally, the Company had state research and development credits carryforwards of $818 as of December 31, 2025. Both the federal and state research and development credits carryforwards will be available to offset earnings during the carryforward period. If not used, these credits expire in 2026 through 2035.

The impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the consolidated financial statements at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized in the consolidated financial statements unless it is more likely than not of being sustained.

During the year ended December 31, 2024, the Company received a notice from the Internal Revenue Service (“IRS”) indicating that an additional refund of $997 was to be remitted to the Company. This refund was considered to be the result of estimated tax payments made by Anzu as reported on its short period tax return filed for the period January 1, 2023 to September 29, 2023, prior to the Business Combination. The Company received the refund during the first quarter of 2025. As of December 31, 2025, the matter related to the notice has been resolved and the Company repaid the previously received refund. Accordingly, no uncertain tax position liability remains in accordance with this matter.

The Company has reduced its deferred tax asset for research and development credit by $31 and $33 for uncertain tax positions as of December 31, 2025 and 2024, respectively. If not used, these credits expire in 2026 through 2032.

For U.S. federal income tax purposes, the Company is required to recognize cancellation of debt income (“CODI”) when the adjusted issue price of debt exceeds the amount paid to settle such debt. During the year ended December 31, 2025, the Company extinguished certain outstanding indebtedness for cash consideration of $100 (see Note 9). As a result, the Company recognized $32,012 of CODI for U.S. tax purposes, representing the excess of the adjusted issue price of the extinguished debt, on a gross basis, over the cash paid.

For tax years beginning after December 31, 2024, One Big Beautiful Bill Act (“OBBA”) enacted a new rule under Section 174A allowing companies to immediately expense any domestic research and developmental (“R&D”) expenditures. For domestic R&D, companies may either immediately expense or elect to capitalize and amortize over at least 60 months under Section 174A.

For domestic R&D expenditures that were previously capitalized in tax years 2022-2024 under the Tax Cuts and Jobs Act (“TCJA”), companies may elect to recover the remaining unamortized balance by either expensing (1) fully in the first year beginning after December 31, 2024 or (2) ratably over two years beginning after December 31, 2024.

The Company has elected to immediately expense any domestic research and developmental (“R&D”) expenditures and will amortize the previously capitalized costs ratably over the years ended December 31, 2025 and December 31, 2026. The law changes related to OBBBA did not materially impact the Company's ETR or cash tax position for the year ended December 31, 2025.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

The Company currently files income tax returns in Arizona, California, Maryland, Michigan, Minnesota, Texas, and Vermont. Due to the previous losses incurred, the Company is subject to income tax examination by tax authorities since inception. The Company has not been, nor is it currently, under examination by any tax authorities. The Company has not recorded deferred U.S. Income taxes or foreign withholding taxes on the undistributed earnings of its German subsidiary, as such earnings are considered indefinitely reinvested to support foreign operations. The operations and undistritbuted earnings of the Company's German subsidiary are not material to the consolidated financial statements.

14. Segment Reporting

Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the CODM in deciding resource allocation and assessing performance. The Company has determined that its CODM is its Chief Executive Officer.

The Company has one reportable segment: hearing. The hearing segment derives revenue from the sale of the Esteem FI-AMEI implants and replacement components to Esteem FI-AMEI implants. The Company enters into arrangements with patients to provide them with the Esteem FI-AMEI device, personal programmer devices, sound processor replacements, and Battery replacements.

The Company derives revenue primarily in the United States and manages the business activities on a consolidated basis.

The accounting policies of the hearing segment are the same as those described in the summary of significant accounting policies. The CODM assesses performance for the hearing segment and decides how to allocate resources based on net loss that also is reported on the consolidated statements of operations and comprehensive loss. The measure of segment assets is reported on the consolidated balance sheets as total assets.

The CODM uses net loss to evaluate the results generated from segment assets (return on assets) in deciding whether to make investments into the hearing segment or into other parts of the entity, such as for entering into significant contracts, hiring of key management or executive personnel, making significant capital investment decisions, or changing Company-wide strategy.

Net loss is used to monitor budget versus actual results and assist the CODM in understanding the Company’s cash flows and liquidity position, which is critical as a development state entity. This allows the CODM to make the appropriate spending decisions for the Company.

The following table summarizes the significant expense categories regularly reviewed by the CODM for the years ended December 31, 2025 and 2024.

	Year Ended
	December 31,
	2025	2024
Net revenues	$241	$225
Costs and operating expenses:
Cost of goods sold	874	742
Research and development	12,486	10,179
Sales and marketing	1,220	1,734
General and administrative	7,931	6,826
Total costs and operating expenses	22,511	19,481
Operating loss	(22,270)	(19,256)
Other income (expense):
Other segment items[1]	127	(697)
Interest expense, related party	(1,590)	(816)
Other income (expense), net	(23)	(26)
Total other income (expense), net	(1,486)	(1,539)
Net loss	$(23,756)	$(20,795)

(1)	Other segment items include the change in fair value of forward purchase agreement put option liability, change in fair value of forward purchase agreement warrant liability, change in fair value of forward purchase agreement warrant liability due to extension, loss on offering and change in fair value of private warrant liability, and change in fair value of publicly traded warrant liability.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

15. Related Party Transactions

The Company had various transactions with a member of the Company’s board of directors and a controlling stockholder of the Company, which is considered a related party.

●	The Company leases its headquarters office space in Minnesota from the stockholder. The lease is considered a common control leasing arrangement. See Note 7 for additional information related to this lease including the operating lease cost for the years ended December 31, 2025 and 2024 and the lease liability due to the stockholder as of December 31, 2025 and 2024.

●	The Company received Term Loans from GAT during 2024 and 2025 that were extinguished on August 25, 2025 (see Note 9).

●	The Company has a shared services arrangement with a company that is indirectly owned by the stockholder, for certain support services used in the course of business. In relation to the shared services arrangement, the Company’s expenses are not material.

16. Commitment and Contingencies

Legal Proceedings

The Company is party to various litigation matters arising from time to time in the ordinary course of business.

On November 14, 2023, the Company, Whitney Haring-Smith (the former chief executive officer and a former director of the Company), Daniel Hirsch (the former chief financial officer of the Company), and Anzu SPAC GP I LLC were named as defendants in a complaint filed by Atlas Merchant Capital SPAC Fund I LP (“Atlas”) in the Delaware Court of Chancery. Atlas alleges that it was not allowed to redeem its shares of Anzu class A common stock and that the defendants acted to prevent Atlas’s attempt to redeem its shares. The defendants assert that Atlas did not comply with the requirements for redeeming shares set forth in the Company’s organizational documents. Atlas asserts damages in the amount of approximately $9,400, pre- and post-judgment interest, costs, and reasonable attorneys’ fees. The Company has standard indemnification obligations to Dr. Haring-Smith and Mr. Hirsch. The Company believes that the lawsuit is meritless and has been defending this matter vigorously. On March 3, 2025, the court partially granted a motion to dismiss which dismissed and reduced some of the Counts and allegations in the amended complaint, which narrowed the theories and facts at issue in this litigation. The Company is unable to predict the outcome of this legal proceeding.

The Company has business liability insurance to cover litigation costs exceeding $50. As of December 31, 2025 and 2024, the Company has not recorded accruals for potential losses related to any existing or pending litigation claims as the Company’s management determined that there are no matters where a potential loss is probable and reasonably estimable.

Interest Related to an Uncertain Tax Position

The Company resolved the uncertain tax position discussed in Note 13. The Company timely remitted the related tax to the IRS, the IRS later refunded those amounts to the Company and has asserted that interest is due retroactive to the original payment date. The Company believes that, because the IRS had possession and use of the funds for a portion of the relevant period and was not the result of a substantive tax underpayment by the Company, any interest computation should be limited to the period, if any, during which the Company had use of the refunded amounts. While the Company does not believe it is probable that interest will ultimately be owed, it is reasonably possible that the IRS could prevail. If so, the Company could be required to pay up to approximately $150 of interest related to this matter. As of December 31, 2025, the Company has not accrued for interest related to interest from the uncertain tax position.

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

17. Net Loss per Share

The following table sets forth the computation of basic and diluted loss per share:

	Year Ended
	December 31,
	2025	2024
Numerator:
Net loss	$(23,756)	$(20,795)
Less: Induced conversion of Series A Preferred Stock into Class A Common Stock	-	(1,162)
Less: Deemed dividend on waiver of restriction on Class A Common Stock	-	(495)
Less: Cumulative preferred dividends	(4,906)	(5,521)
Net loss attributable to common stockholders, basic and diluted	$(28,662)	(27,973)

Denominator:
Weighted-average Class A Common Stock outstanding, basic and diluted	23,259,598	18,790,448
Net loss per share attributable to common stockholders, basic and diluted	$(1.23)	$(1.49)

The Company’s potentially dilutive securities below, presented based on amounts outstanding at each period end, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of shares of Class A Common Stock outstanding used to calculate both basic and diluted net loss per share attributable to stockholders of Class A Common Stock for these periods is the same.

	Year Ended
	December 31,
	2025	2024
Stock options	2,260,934	2,214,769
Series A Preferred Stock (as converted to Class A Common Stock)	3,588,406	3,588,406
Publicly traded warrants	14,166,666	14,166,666
Shortfall Warrants	1,135,499	3,209,511
Term Loan Warrants	3,500,000	2,000,000
September 2025 Offering Warrants	5,868,336	-
October 2025 Offering Warrants	9,248,136	-

ENVOY MEDICAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share and per share data)

18. Subsequent Events

The Company has evaluated all events occurring through the date on which these consolidated financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure, except for the following:

February 2026 Offering

On February 12, 2026, the Company completed a public offering (the “February 2026 Offering”) of an aggregate of (i) 47,946,150 shares of Class A Common Stock, (ii) 27,053,850 pre-funded warrants (the “Issued Pre-Funded Warrants”) to purchase 27,053,850 shares of Class A Common Stock, (iii) 45,000,000 Series A-1 Warrants to purchase 45,000,000 shares of Class A Common Stock and/or pre-funded warrants (the “Series A-1 Warrants”), and (iv) 75,000,000 Series A-2 Warrants to purchase 75,000,000 shares of Class A Common Stock and/or pre-funded warrants (the “Series A-2 Warrants” and, together with the Series A-1 Warrants, the “Series A Warrants”). The Series A Warrants and Issued Pre-Funded Warrants are collectively referred to herein as the “February 2026 Offering Warrants,” and the shares of Class A Common Stock issuable upon exercise of the February 2026 Offering Warrants are collectively referred to as the “February 2026 Offering Warrant Shares.” For each share of Class A Common Stock (or Issued Pre-Funded Warrant in lieu thereof) purchased, the investors received accompanying Series A Warrants in the amount of six-tenths (0.6) of a Series A-1 Warrant and one Series A-2 Warrant. The purchase price for the February 2026 Offering was $0.40 per Share (or $0.3999 per Issued Pre-Funded Warrant in lieu thereof) and accompanying Series A Warrants.

The Series A-1 Warrants have an exercise price of $0.40 per share, become exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the February 2026 Offering Warrants (the “Stockholder Approval Date”) and will expire on the earlier of (i) the 24-month anniversary of the Stockholder Approval Date or (ii) 30 days following the date the Company publicly announces that it has submitted a Premarket Approval Application (“PMA”) to the FDA for the Acclaim CI. The Series A-2 Warrants have an exercise price of $0.40 per share, will become exercisable beginning on the Stockholder Approval Date and will expire on the earlier of (i) the 60-month anniversary of the Stockholder Approval Date or (ii) 30 days following the date the Company publicly announces that it has received FDA approval for the Acclaim CI.

The aggregate gross proceeds to the Company from the February 2026 Offering were approximately $30,000. After deducting the placement agent’s fees and other offering expenses the Company received approximately $27,730 of net proceeds. The potential additional gross proceeds to the Company from the Series A-1 Warrants and Series A-2 Warrants, if fully-exercised on a cash basis following the Stockholder Approval Date, will be approximately $18,000 and $30,000, respectively, or $48,000 in total. The Company intends to use the net proceeds of the February 2026 Offering for working capital and other general corporate purposes to fund its operations during the Acclaim CI clinical study.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Securities and Exchange Commission registration fee	$1,900
Accountant’s fee and expenses	15,000
Legal fees and expenses	15,000
Miscellaneous	5,000
Total other expenses	$36,900

Item 14.  Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15.  Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us within the past three years:

●	Concurrently with the closing of the Business Combination in September 2023, we issued 2,500,000 shares of Series A Preferred Stock to the Sponsor in a private exchange offer for 2,500,000 shares of Anzu Class B Common Stock.

●	Concurrently with the closing of the Business Combination, we issued an aggregate of 2,000,000 shares of Series A Preferred Stock to the PIPE Investors and GAT at a price of $10.00 per share for aggregate consideration of $20,000,000.

●	In connection with the closing of the Business Combination, we issued 8,512 shares of Common Stock and 3,874,394 Shortfall Warrants to the Meteora FPA Parties for no additional consideration.

●	On December 14, 2023, we issued 50,000 shares of Common Stock to an investor relations firm for investor relations services.

●	We issued a promissory note, effective as of February 27, 2024 (the “February 2024 Note”), with a principal amount of up to $10,000,000 to GAT. As a commitment fee, we agreed to issue GAT warrants to purchase 250,000 shares of our Common Stock for each $2,500,000 of principal funded under the February 2024 Note. We issued GAT warrants to purchase 500,000 shares of Common Stock at an exercise price of $1.24 per share on February 27, 2024, warrants to purchase 250,000 shares of Common Stock at an exercise price of $3.04 per share on May 24, 2024, and warrants to purchase 250,000 shares of Common Stock at an exercise price of $2.25 per share on July 22, 2024.

●	We issued a promissory note, effective as of August 27, 2024 (the “August 2024 Note”), with a principal amount of up to $10,000,000 to GAT. As a commitment fee, we agreed to issue GAT warrants to purchase 250,000 shares of our Common Stock for each $2,500,000 of principal funded under the August 2024 Note. We issued GAT warrants to purchase 500,000 shares of Common Stock at an exercise price of $2.97 per share on August 27, 2024 and warrants to purchase 500,000 shares of Common Stock at an exercise price of $2.20 per share on December 11, 2024.

●	We issued a promissory note, effective as of March 6, 2025 (the “2025 Note”), with a principal amount of up to $10,000,000 to GAT. As a commitment fee, we agreed to issue GAT warrants to purchase 375,000 shares of our Common Stock for each $2,500,000 of principal funded under the 2025 Note. We issued GAT warrants to purchase 750,000 shares of Common Stock at an exercise price of $1.35 per share on March 6, 2025 and warrants to purchase 750,000 shares of Common Stock at an exercise price of $1.48 on June 26, 2025.

●	We issued 109,670 shares of Common Stock to a public relations firm on August 29, 2025.

●	On September 23, 2025, we issued the September Private Placement Warrants to purchase 5,725,206 shares of Common Stock at an exercise price of $1.31 per share to certain accredited and institutional investors and the September Placement Agent Warrants to purchase 143,130 shares of Common Stock at an exercise price $1.6375 per share to the placement agent.

●	On October 9, 2025, we issued the October Private Placement Warrants to purchase 9,022,572 shares of Common Stock at an exercise price of $1.33 per share to certain accredited and institutional investors and the October Placement Agent Warrants to purchase 225,564 shares of Common Stock at an exercise price $1.6625 per share to the placement agent.

●	On June 1, 2026, we issued 140,000 shares of Common Stock to a public relations firm.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.  Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date
3.1	Second Amended and Restated Certificate of Incorporation of the Company.	8-K	001-40133	3.1	October 5, 2023
3.2	Amended and Restated Bylaws of the Company.	8-K	001-40133	3.2	October 5, 2023
3.3	Certificate of Designation of Series A Preferred Stock of the Company.	8-K	001-40133	3.3	October 5, 2023
4.1	Warrant Agreement, dated March 1, 2021, between Anzu Special Acquisition Corp I and Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company, LLC), as Warrant Agent.	8-K	001-40133	10.1	March 4, 2021
4.2	Form of Shortfall Warrant.	S-1/A	333-276590	4.2	February 15, 2024
4.3	Description of Securities.	10-K	001-40133	4.3	April 1, 2024
4.4	Form of Private Warrant.	10-K	001-40133	4.4	March 31, 2025
4.5	Form of September Private Placement Warrant	8-K	001-40133	4.1	September 23, 2025
4.6	Form of September Placement Agent Warrant	8-K	001-40133	4.2	September 23, 2025
4.7	Form of October Private Placement Warrant	8-K	001-40133	4.1	October 9, 2025
4.8	Form of October Placement Agent Warrant	8-K	001-40133	4.2	October 9, 2025
4.9	Form of Pre-Funded Warrant	S-1/A	333-292260	4.9	February 6, 2026
4.10	Form of Series A-1 Warrant	S-1/A	333-292260	4.10	February 6, 2026
4.11	Form of Series A-2 Warrant	S-1/A	333-292260	4.11	February 6, 2026
4.12	Form of Placement Agent Warrant to be issued in this offering	S-1/A	333-292260	4.12	February 6, 2026
5.1(**)	Opinion of Fredrikson & Byron, P.A.	S-1	333-290927	5.1	October 17, 2025
10.2 (+)	Amended and Restated Registration Rights Agreement, dated September 29, 2023, by and among Anzu Special Acquisition Corp I, Anzu SPAC GP I LLC and certain stockholders.	8-K	001-40133	10.3	October 5, 2023
10.3 (*)	Envoy Medical, Inc. Equity Incentive Plan.	8-K	001-40133	10.22	October 5, 2023
10.4 (*)	Envoy Medical, Inc. Employee Stock Purchase Plan.	8-K	001-40133	10.23	October 5, 2023
10.5 (*)	Form of Envoy Medical, Inc. Indemnification Agreement.	8-K	001-40133	10.21	October 5, 2023
10.6	Forward Purchase Agreement, dated as of April 17, 2023.	8-K	001-40133	10.4	April 18, 2023
10.7 (+)	Amendment No. 1 to Forward Purchase Agreement, dated as of May 25, 2023.	S-4/A	333-271920	10.27	June 30, 2023
10.8	Amendment No. 2 to Forward Purchase Agreement, dated as of September 28, 2023.	8-K	001-40133	10.24	October 5, 2023

10.9 (*)	Employment Agreement, dated October 16, 2023, between Envoy Medical Corporation and Brent T. Lucas.	8-K	001-40133	10.1	October 20, 2023
10.10 (*)	Employment Agreement, dated August 15, 2023, between Envoy Medical Corporation and David R. Wells.	10-Q	001-40133	10.10	November 17, 2023
10.11 (*)	Letter Agreement, dated February 14, 2024, between Envoy Medical Corporation and Charles R. Brynelsen.	10-K	001-40133	10.11	April 1, 2024
10.12 (*)	Letter Agreement, dated February 14, 2024, between Envoy Medical Corporation and Susan Kantor.	10-K	001-40133	10.12	April 1, 2024
10.13 (*)	Letter Agreement, dated February 14, 2024, between Envoy Medical Corporation and Mona Patel.	10-K	001-40133	10.13	April 1, 2024
10.14 (*)	Letter Agreement, dated February 14, 2024, between Envoy Medical Corporation and Janis Smith-Gomez.	10-K	001-40133	10.14	April 1, 2024
10.15 (*)	Form of Option Award Agreement.	10-K	001-40133	10.15	April 1, 2024
10.16	Promissory Note, dated February 27, 2024, between Envoy Medical, Inc. and GAT Funding, LLC	10-Q	001-40133	10.1	May 15, 2024
10.17	Amendment to Forward Stock Purchase Agreement, dated July 29, 2024, between Envoy Medical, Inc. and the Meteroa FPA Parties.	8-K	001-40133	10.1	August 1, 2024
10.18	Promissory Note, dated August 27, 2024, between Envoy Medical, Inc. and GAT Funding, LLC.	10-Q	001-40133	10.1	November 14, 2024
10.19	Conversion and Waiver Agreement, dated December 20, 2024, by and between Envoy Medical, Inc. and Anzu SPAC GP I LLC.	8-K	001-40133	10.1	December 20, 2024
10.20	Amendment No. 1 to Common Stock Purchase Warrant, issued by Envoy Medical, Inc. to the Meteora Parties.	8-K	001-40133	10.1	June 25, 2024
10.21	Amendment No. 2 to Common Stock Purchase Warrant, issued by Envoy Medical, Inc. to the Meteora Parties.	8-K	001-40133	10.1	December 23, 2024
10.22	At The Market Offering Agreement dated as of January 17, 2025, between Envoy Medical, Inc and Roth Capital Partners, LLC	8-K	001-40133	10.1	January 17, 2025
10.23	Building Lease dated as of May 20, 2016, between Envoy Medical Corporation and Taylor Corporation, as amended.	10-K	001-40133	10.23	March 31, 2025
10.24	Servies Agreement dated as of January 1, 2022, between Envoy Medical Corporation and Taylor Technology Services, Inc.	10-K	001-40133	10.24	March 31, 2025

10.25	Promissory Note, dated March 6, 2025, between Envoy Medical, Inc. and GAT Funding, LLC.	10-Q	001-40133	10.2	May 1, 2025
10.26	Amended and Restated Envoy Medical, Inc. 2023 Equity Incentive Plan	8-K	001-40133	10.1	June 3, 2025
10.27	Consulting Agreement by and between the Company and Oasis Business Consulting, LLC, dated effective June 23, 2025.	8-K	001-40133	10.1	June 25, 2025
10.28	Satisfaction of Promissory Notes by and between the Company and GAT Funding, LLC, dated effective August 25, 2025.	8-K	001-40133	10.1	August 26, 2025
10.29	Amendment to Forward Stock Purchase Agreement, between the Meteora FPA Parties and the Company, dated July 28, 2025.	8-K	001-40133	10.1	July 29, 2025
10.30	Warrant Extension and Voting Agreement, by and among the Company, GAT Funding, LLC, Taylor Sports Group, Inc., and Glen A. Taylor, dated September 4, 2025.	8-K	001-40133	10.1	September 9, 2025
10.31	Form of September Purchase Agreement	8-K	001-40133	10.1	September 23, 2025
10.32	Form of October Purchase Agreement	8-K	001-40133	10.1	October 9, 2025
10.33	Amendment No. 4 to Common Stock Purchase Warrant, issued by Envoy Medical, Inc. to the Meteora Parties, dated December 18, 2025.	8-K	001-40133	10.1	December 29, 2025
10.34	Engagement Letter, dated September 17, 2025, by and between Envoy Medical, Inc. and H.C. Wainwright & Co., LLC, as amended on December 17, 2025 and February 9, 2026.	S-1/A	333-292260	10.34	February 10, 2026
10.34	Amendment, dated February 11, 2026, to Engagement Letter, dated September 17, 2025, by and between Envoy Medical, Inc. and H.C. Wainwright & Co., LLC.	8-K	001-40133	10.3	February 13, 2026
10.35	Form of February 2026 Purchase Agreement	S-1/A	333-292260	10.33	February 6, 2026
10.36	Amended No. 1 to Envoy Medical, Inc. Amended and Restated 2023 Equity Incentive Plan	8-K	001-40133	10.1	May 12, 2026
10.37	Amended No. 1 to Envoy Medical, Inc. 2023 Employee Stock Purchase Plan	8-K	001-40133	10.2	May 12, 2026
21.1	List of Subsidiaries.	10-K	001-40133	21.1	March 31, 2025
23.1(#)	Consent of Grant Thornton LLP.
23.2(**)	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).
24.1(#)	Power of Attorney.
107(**)	Filing Fee
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

(*)	Indicates a management contract or compensatory plan.

(**)	Previously filed.

(#)	Filed herewith.

(+)	Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Item 17. Undertakings.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Bear Lake, State of Minnesota on June 12, 2026.

ENVOY MEDICAL, INC.

/s/ Brent T. Lucas
Name:	Brent T. Lucas
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Brent Lucas and Robert Potashnick, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Brent T. Lucas	Chief Executive Officer and Director	June 12, 2026
Brent T. Lucas	(Principal Executive Officer)

Robert Potashnick	Interim Chief Financial Officer	June 12, 2026
Robert Potashnick	(Principal Financial and Accounting Officer)

Charles R. Brynelsen	Director	June 12, 2026
Charles R. Brynelsen

Michael Crowe	Director	June 12, 2026
Michael Crowe

Charles S. McKhann	Director	June 12, 2026
Charles S. McKhann

Mona Patel	Director	June 12, 2026
Mona Patel

Janis Smith-Gomez	Director	June 12, 2026
Janis Smith-Gomez

Susan J. Kantor	Director	June 12, 2026
Susan J. Kantor